ASSET PURCHASE AGREEMENT

BY AND AMONG

GPM EMPIRE, LLC

GPM PETROLEUM, LLC

GPM TRANSPORTATION COMPANY, LLC

GPM RE LP,

GPM TERMINALS LP

ARKO PETROLEUM CORP,

AS PURCHASER,

AND

MIDWEST TEXAS TEA, LLC

USPP-BARRICK, LLC

OAKLAND FUELS HOLDINGS, LLC

TOLEDO TERMINAL HOLDINGS, LLC

US ENERGY TRANSPORTATION, LLC

USPP-TRI LAKES, LLC

MORE CANS LEASING, LLC

U.S. ENERGY DISTRIBUTION, LLC

DETROIT PETROLEUM PROPERTIES LEASING, LLC

DETROIT PETROLEUM PROPERTIES I, LLC

DETROIT PETROLEUM PROPERTIES II, LLC

DETROIT PETROLEUM PROPERTIES III, LLC

DETROIT PETROLEUM PROPERTIES IV, LLC

DETROIT PETROLEUM PROPERTIES V, LLC,

AS SELLER

DATED AS OF August 4, 2026

TABLE OF CONTENTS

1.	PURCHASE AND SALE OF ASSETS.	2
1.1.	Purchase and Sale of Assets	2

1.2.	Assumption of Liabilities	2
1.3.	Assumption of Contracts	4
1.4.	Accounts Receivable; Credit Cards; Commissions.	5
1.5.	Definitions	7
2.	PURCHASE PRICE.	7
2.1.	Purchase Price	7
2.2.	Allocation of Purchase Price	16
2.3.	Form of Payment	16
2.4.	Withholding	16
3.	PHYSICAL COUNT PROCEDURES AND VALUATION OF INVENTORY.	17
3.1.	Physical Count and Valuation Procedures	17
3.2.	Disputes	17
4.	CLOSING, DELIVERIES AND ADJUSTMENTS.	17
4.1.	Closing	17
4.2.	Proceedings at Closing	18
4.3.	Deliveries by Seller to Purchaser	18
4.4.	Deliveries by Purchaser to Seller	21
4.5.	Prorations and Other Payments to be Made at Closing	22
5.	REPRESENTATIONS AND WARRANTIES OF SELLER.	24
5.1.	Authorization; Enforceability; Absence of Conflicts	24
5.2.	Consents and Approvals	24
5.3.	Organization and Good Standing.	25
5.4.	[Reserved.]	25
5.5.	Non-contravention.	25
5.6.	Litigation.	25
5.7.	Title to Assets; Condition of Acquired Assets.	25
5.8.	Brokerage Fees.	26
5.9.	[Reserved].	26
5.10.	Compliance with Laws; Permits.	26
5.11.	Financial Information.	27
5.12.	Taxes.	27
5.13.	Condemnations.	29
5.14.	Labor Matters/Employees.	29
5.15.	Bonds.	30
5.16.	Contracts.	31
5.17.	Insurance.	33
5.18.	Real Properties.	33
5.19.	Environmental Matters.	35
5.20.	Intellectual Property.	38
5.21.	Absence of Certain Changes.	38
5.22.	Branding; Supply Agreements; Terminals.	39
5.23.	House Charge Accounts.	40
5.24.	Transportation Business.	40
5.25.	Security Deposits.	41
5.26.	Securities Law Matters.	42

5.27.	OFAC Compliance.	43
5.28.	Inventory.	43
5.29.	Solvency.	43
6.	REPRESENTATIONS AND WARRANTIES OF PURCHASER.	43
6.1.	Organization and Good Standing	43
6.2.	Due Authorization; Enforceability; Absence of Conflicts	44
6.3.	Consents and Approvals	44
6.4.	Litigation	44
6.5.	Solvency	44
6.6.	Available Funds	44
6.7.	Brokerage Fees	45
6.8.	Capitalization	45
6.9.	APC SEC Reports	45
6.10.	Financial Statements; Undisclosed Liabilities; Controls	46
7.	DUE DILIGENCE AND DISCLAIMER OF WARRANTIES.	46
7.1.	Access; Due Diligence	46
7.2.	Confidential Information	49
7.3.	Environmental Site Assessment and UST/AST System Tank Tightness Testing	50
7.4.	Notices to Governmental Agencies	51
8.	ADDITIONAL AGREEMENTS AND COVENANTS.	52
8.1.	Bulk Sales Compliance	52
8.2.	Announcements	52
8.3.	Insurance and Casualty	52
8.4.	Condemnation	53
8.5.	Payment of Brokers	53
8.6.	Mutual Cooperation	53
8.7.	Responsibilities of Seller for Prior Releases and Known Releases of Hazardous Substances as of Closing	56
8.8.	Covenant Not to Compete	57
8.9.	Confidentiality	58
8.10.	Exclusive Dealings	58
8.11.	Conduct of Business Prior to Closing	58
8.12.	Contractual Obligations	60
8.13.	[Reserved].	61
8.14.	Employees	61
8.15.	Collection and Remittance of Accounts Receivable	62
8.16.	[Reserved]	62
8.17.	Cooperation in Connection with Regulatory Filings	62
8.18.	IT; Phone Lines	63
8.19.	EFT Agreements	63
8.20.	PDI System and Other IT Related Systems; Credit Cards.	63
8.21.	Loading Numbers	64
8.22.	Vehicle Testing and Titling	64
8.23.	Consent Orders	64
8.24.	Notice to OEPA, USEPA and DOJ	64
8.25.	Registration of APC Shares	65

8.26.	Environmental Matters	65
8.28.	Schedule Updates	66
9.	CONDITIONS PRECEDENT TO CLOSING.	66
9.1.	Seller’s Conditions Precedent	66
9.2.	Purchaser’s Conditions Precedent	67
9.3.	Mutual Condition Precedent	69
10.	SURVIVAL; INDEMNIFICATION.	69
10.1.	Survival	69
10.2.	General Indemnity	69
10.3.	Third Party Claims	70
10.4.	Limitation on Indemnities	71
10.5.	Right of Setoff	72
10.6.	Effect on the Closing Purchase Price	72
10.7.	Continuation of Seller	72
11.	TERMINATION.	73
11.1.	Seller’s Inability to Convey or Due Diligence Items	73
11.2.	Termination by Seller and/or Purchaser	73
11.3.	Effect of Termination	74
12.	POST CLOSING AGREEMENTS.	74
12.1.	Further Accommodations	74
12.2.	Tax Contests	74
12.3.	Cooperation on Tax Matters	75
13.	DEFINITIONS.	75
14.	MISCELLANEOUS.	88
14.1.	Payment of Expenses and Fees	88
14.2.	Entire Agreement	89
14.3.	No Third Party Beneficiaries	89
14.4.	Business Days	89
14.5.	Governing Law; Venue	89
14.6.	Obligations of Parties; Successors and Assigns	89
14.7.	Waiver	90
14.8.	Counterparts	90
14.9.	Attorneys’ Fees	90
14.10.	Descriptive Headings; Word Meaning	90
14.11.	Construction of Contract	91
14.12.	Severability	91
14.13.	No Implied Contract	91
14.14.	Notices	91
14.15.	Seller’s Representative	91
14.16.	Specific Performance	92
14.17.	1031 Exchange	92

SCHEDULES

Schedule A Schedule I Schedule II Schedule 1.1 Schedule 2.1A Schedule 2.2 Schedule 5.1

Business Assets

New Pipeline Deals

Physical Count Procedures and Valuation of Inventory

Equipment

New Business Sites

Base Consideration Allocation by Location

Legal name, federal tax identification number and, if applicable, state tax or business identification number, of Seller

Schedule 5.2	Assumed Contracts Requiring Notice, Consent/Approvals
Schedule 5.5	Non-Contravention
Schedule 5.6	Litigation
Schedule 5.7(a) Schedule 5.7(a)-1	Liens, Charges, and/or Security Interests Against Title to Owned Real Properties and Acquired Assets Real Property Leases
Schedule 5.10(a)	Investigations
Schedule 5.10(b)	Judgments and Orders
Schedule 5.10(d)	List of Permits, and Alleged Noncompliance with or Violation of, any Law or Permit relating to the Business or the Acquired Assets
Schedule 5.11	Financial Information
Schedule 5.13	Condemnations
Schedule 5.14(b)	Benefit Plans Non-Compliance
Schedule 5.14(d)	Employee Pension Benefit Plans or Other Pensions, Profit Sharing, Retirement, Deferred Compensation, Stock purchase / Stock option, Group Health Plans, or other Employee Benefit Plans
Schedule 5.15 Schedule 5.16(a)	Bonds, Letters of Credit and Guaranties Material Contracts
Schedule 5.16(b)	Assumed Contracts and Non-Competes / Limitations
Schedule 5.16(c)	Vendor Equipment and Inventory; Vendor Equipment Leases
Schedule 5.16(c)-1	Assumed Contract, Real Property Lease, Dealer Contract and Vendor Equipment Lease Non-Compliance/Breaches
Schedule 5.16(d)(i)	Dealer Contracts Information
Schedule 5.16(d)(ii)	Terminal Information
Schedule 5.17	Insurance
Schedule 5.18(a)

Owned Real Properties of Seller and Leased Real Properties; Real Property Leases Information; Real Property Leases Consents; Written Notice of any Physical Defects or Conditions or Violations of Applicable Law with Regard to any of the Locations and other applicable Facilities; Written Notice of any Default under any of the described Leases relating to the Locations or the Leased Real Properties

Schedule 5.18(c) Schedule 5.18(f)	Lessor Facilities and Lessor Leases Existing Work at Locations
Schedule 5.19	Environmental Matters and Known Releases
Schedule 5.19(f)	Current Remedial Measures
Schedule 5.20(a)	Intellectual Property and Exceptions
Schedule 5.20(b)	Unregistered Trademarks or Trade Names
Schedule 5.21	Material Changes to Business Since December 31, 2021
Schedule 5.22 Schedule 5.22(b) Schedule 5.22(d)	Branding Agreements; Unamortized Incentive Liabilities Supply Agreements Terminals Matters

Schedule 5.23 Schedule 5.24 Schedule 5.24(c) Schedule 5.24(g) Schedule 5.25 Schedule 5.28	House Charge Accounts USDOT and MC Numbers by Entity Outstanding or Anticipated Cargo Loss, Damage, or Delay Claims Vehicles Dealer Security Deposits Inventory
Schedule 6.3 Schedule 7.1(b) Schedule 8.14 Schedule 8.26	Purchaser Consents Terminal Work Items Continuing Benefits Knight Remedial Measures

EXHIBITS

Exhibit A Exhibit A-1 Exhibit A-2	Assignment And Assumption Agreement Assignment and Assumption of SBI Thru Put Assignment and Assumption Agreements
Exhibit B Exhibit B-1 Exhibit B-2	Bill of Sale UST Bill of Sale Vehicles Bill of Sale
Exhibit C Exhibit D Exhibit E Exhibit F Exhibit F-1 Exhibit G Exhibit G-1

Real Property Lease Assignment and Assumption Agreement

Landlord Estoppel Certificate

[Reserved]

Dealer Estoppel Certificate

Dealer Access Agreements

Tenant Estoppel Certificates

Landlord Estoppel Certificate in Lieu of Tenant Estoppel

Exhibit H	Purchaser Certificate
Exhibit I	Seller Certificate
Exhibit J	Non-Competition and Non-Solicitation Agreement
Exhibit K	Excluded Assets
Exhibit L	APC Shares Escrow Agreement
Exhibit M Exhibit N Exhibit O Exhibit P Exhibit Q Exhibit R Exhibit S Exhibit T Exhibit U

Assumed Contracts

Trademark Assignment

Site Access Agreement

Notices

Thru Put Agreement Estoppel Certificate

Dealer Contract Information

Terminal Contract Information

Form of Power of Attorney

Purchaser Conditions Precedent Items

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 4th day of August, 2026 (the “Effective Date”), by and among GPM EMPIRE, LLC, a Delaware limited liability company (“GPM”), GPM PETROLEUM, LLC, a Delaware limited liability company (“GPMP”), GPM RE LP, a Delaware limited partnership (“GPM RE”), GPM TERMINALS LP, a Delaware limited partnership (“GPM Terminals”), GPM TRANSPORTATION COMPANY, LLC, a Delaware limited liability company (“GPMTC,”), and ARKO PETROLEUM CORP., a Delaware corporation (“APC”, and collectively with GPMP, GPM, GPM RE, and GPMTC, “Purchaser”), on the one hand, and MIDWEST TEXAS TEA, LLC, a Delaware limited liability company (“Midwest Texas”), USPP-BARRICK, LLC, a Delaware limited liability company (“USPP-B”),

OAKLAND FUELS HOLDINGS, LLC, a Delaware limited liability company (“Oakland”) TOLEDO TERMINAL HOLDINGS, LLC, a Delaware limited liability company (“Toledo”), US ENERGY TRANSPORTATION, LLC, a Delaware limited liability company (“USET”), USPP-TRI LAKES, LLC, a Delaware limited liability company (“USPP-T”), MORE CANS LEASING, LLC, a Delaware limited liability company (“MCL”), U.S. ENERGY DISTRIBUTION, LLC, a Delaware limited liability company (“USED”), DETROIT PETROLEUM PROPERTIES LEASING, LLC, a Delaware limited liability company (“DPPL”), DETROIT PETROLEUM PROPERTIES I, LLC, a Delaware limited liability company (“DPP I”), DETROIT PETROLEUM PROPERTIES II, LLC, a Delaware limited liability company (“DPP II”), DETROIT PETROLEUM PROPERTIES III, LLC, a Delaware limited liability company (“DPP III”), DETROIT PETROLEUM PROPERTIES IV, LLC, a Delaware limited liability company (“DPP IV”), and DETROIT PETROLEUM PROPERTIES V, LLC, a Delaware limited liability company (“DPP V,” and collectively with Midwest Texas, USPP-B, Oakland, Toledo, USET, USPP-T, MCL, USED, DPPL, DPP I, DPP II, DPP III, DPP IV, and DPP V, “Seller”), on the other hand. Seller and Purchaser are sometimes individually referred to herein as a “Party” and collectively, as “Parties”).

W I T N E S S E T H:

WHEREAS, Seller presently owns, leases/subleases and/or operates (i) two (2) terminal operations in Novi, Michigan and Toledo, Ohio, respectively; (ii) dealer-owned accounts (collectively, the “Wholesale Contracts”) to wholesale customers and commercial/farm tank wagon customers located throughout the Great Lakes region; (iii) convenience stores (leased and owned in fee simple) primarily in the greater Detroit metro area and northern Ohio with various branding under BP, Amoco, Shell, Sunoco, Mobil, Exxon, Citgo, and Marathon; (iv) two (2) offices (one (1) leased and one (1) owned in fee simple); (v) one (1) truck yard (owned in fee simple); (vi) long-term commission contracts to supply additional locations (the “Consignment Contracts,” collectively with the Wholesale Contracts, the “Dealer Contracts”); and (vii) thirty two (32) transportation tractors, twenty six (26) trailers, six (6) small trailers with no title, and eleven (11) other vehicles (trucks, cars, etc.), all as more particularly set forth on Schedule A attached hereto (collectively, the “Business”);

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of Seller’s assets used in the Business (other than the Excluded Contracts and other Excluded Liabilities), subject to terms and conditions contained herein; and

WHEREAS, the Parties have filed the requisite and appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by the Transaction Documents.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements set forth above and in the body of this Agreement, upon the terms and subject to the conditions hereinabove and hereinafter set forth, the Parties hereto agree as follows:

1. PURCHASE AND SALE OF ASSETS.

1.1. Purchase and Sale of Assets. Purchaser agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Purchaser, all of the Acquired Assets, including, without limitation, all equipment located at the Locations or otherwise used in connection with the Business and which is owned by Seller, as such equipment is listed on Schedule 1.1 attached hereto and incorporated by this reference (collectively, the “Equipment”) at the Closing for an aggregate purchase price set forth in Section 2.1 below. Notwithstanding anything provided under this Agreement to the contrary, as among GPM, GPM RE, GPM Terminals, GPMP, GPMTC, and APC it is hereby acknowledged that at Closing (i) GPMP shall acquire the Supplier Based Intangible and be liable for the Assumed Liabilities relating thereto and the other obligations provided under this Agreement (including, without limitation, the indemnification obligations hereunder) solely to the extent relating to such Acquired Assets, (ii) GPMTC shall acquire the Vehicles, (iii) GPM RE shall acquire fee simple title to the Owned Real Properties other than the Terminals, (iv) GPM Terminals shall acquire fee simple title to the terminals, and (v) GPM shall acquire leasehold title to the Leased Real Properties and the remainder of the Acquired Assets and be liable for the remainder of the Assumed Liabilities as provided herein and the other obligations provided under this Agreement (including, without limitation, the indemnification obligations hereunder) solely to the extent relating to the remainder of the Acquired Assets.

1.2. Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, at the Closing, Purchaser agrees to assume and become responsible for all of the Liabilities with respect to the Acquired Assets arising on or after the Closing Date to the extent expressly provided for herein and in Purchaser Documents (the “Assumed Liabilities”). Purchaser will not assume or have any responsibility, however, for or with respect to any other obligation or Liability of Seller not included within the definition of Assumed Liabilities (such excluded Liabilities, the “Excluded Liabilities”).

Without limiting the generality of the foregoing, Excluded Liabilities means the following obligations, liabilities, covenants, commitments and undertakings of Seller existing or accrued through the close of business on the day prior to the Closing Date:

(a) Any liability or obligation other than Assumed Liabilities related to the Business including, without limitation, all liabilities under any Excluded Contracts;

(b) Any liability relating to any Excluded Assets;

(c) Any liability for any accrued rent and accrued payroll;

(d) Any and all Taxes (other than, for the avoidance of doubt, the Transfer Taxes to be borne by Purchaser pursuant to Section 4.5(e)(i)) of or with respect to Seller, or relating to the Business or the Acquired Assets for any Pre-Closing Tax Period, including the pre-Closing portion of any Straddle Period (determined in accordance with Section 4.5(a)), regardless of when such Taxes are due, payable, or incurred, and any and all Taxes of Seller for any taxable period, any and all Taxes of any Person (other than Purchaser) with respect to the Acquired Assets or the Business that relate to an event, condition or transaction occurring, existing, or entered into with respect to or by Seller before the Closing;

(e) All trade payables incurred by Seller for goods or services delivered to Seller prior to the Closing Date;

(f) Any and all Periodic Taxes with respect to the Acquired Assets, including the Owned Real Properties, for any Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period (determined in accordance with Section 4.5(a)), regardless of when such Taxes are due, payable, or incurred;

(g) All accrued fees, expenses and other costs to be borne by Seller pursuant to this Agreement;

(h) Seller’s obligations, liabilities, covenants, commitments and undertakings under this Agreement or any instrument or agreement entered into pursuant hereto;

(i) Seller’s product liability for any products, goods or services sold, delivered or performed by Seller prior to the Closing Date;

(j) Seller’s obligations under any agreement or instrument regarding funded indebtedness, including, without limitation, all existing bank indebtedness, indebtedness from financial institutions, personal indebtedness or lease obligations capitalized in the Financial Statements;

(k) unamortized incentive payments and Liabilities arising under the Branding Agreements relating to (A) the Excluded Assets, (B) any other site other than the Locations, or (C) any account other than relating to the Dealer Contracts or (D) the Dealer Contracts, to the extent such actual payments and/or liabilities arising under the Branding Agreements relate to period which extend beyond the applicable Dealer Contracts; provided, however, that such Liabilities under this Section 1.2(k)(D) shall only become Excluded Liabilities when either the term of such Dealer Contract has expired or the minimum volume or gallon commitment under such Dealer Contract has been achieved;

(l) any severance or retention benefits or accrued benefits of any nature (including under any Benefit Plans) of any employee, officer and/or director of Seller as of the Closing Date;

(m) any liability of Seller arising under the Petroleum Marketing Practices Act, 15 U.S.C. § 2801 et. seq. (the “PMPA”) or any similar state or local law governing dealer agreements for any period prior to the Closing Date;

(n) any liability or obligation, other than Assumed Liabilities, related to the Locations or the Business related to or arising under Environmental Laws not the responsibility of a third party and which are associated with Prior Releases, Known Releases, and Additional Covered Releases, including, without limitation, any and all liabilities associated with (i) handling, management, storage, treatment, transporting, receipt, sale, disposal, or Releases of Hazardous Substances or (ii) underground storage tanks, aboveground storage tanks, containers, piping, and pipelines, hoses, pumps, dispensers, fill caps, appurtenances, and other equipment associated with the Locations, the Facilities, the Business; and

(o) all other obligations, liabilities, covenants, commitments and undertakings of Seller which are not expressly included within the definition of Assumed Liabilities.

The Excluded Liabilities shall remain the obligation of Seller (or, solely as between Seller and any applicable third party, the applicable third parties liable for any such liability). Any invoices received by Purchaser after Closing (which are not included in the Assumed Liabilities) which relate to an Excluded Liability or to goods or services delivered to Seller prior to the Closing Date or the operation of the Business prior to the Closing Date, shall be immediately forwarded to Seller and Seller shall pay the same in the Ordinary Course of Business. Any invoices received by Seller after Closing which relate to an Assumed Liability or to fuel or services delivered to Purchaser on or after the Closing Date, the Acquired Assets on or after the Closing Date, or Purchaser’s operation of the Business on or after the Closing Date shall be immediately forwarded to Purchaser, and Purchaser shall pay the same in the Ordinary Course of Business.

1.3. Assumption of Contracts. At the Closing, Purchaser will assume and agree to perform the obligations pursuant to the Assumed Contracts arising on or after the Closing Date by execution and delivery of an Assignment and Assumption Agreement in form attached hereto as Exhibit A (the “Assignment and Assumption Agreement”). Notwithstanding anything herein to the contrary, nothing contained in this Agreement or in the Assignment and Assumption Agreement shall be construed as an assignment or an attempted assignment of any Assumed Contract or agreement which is by law non-assignable without the consent of the other party or parties thereto, unless such consent shall be given (regardless of timing), but to the extent included on the Assignment and Assumption Agreement and consent is not obtained prior to Closing, (i) the beneficial interest in or to such Assumed Contracts (the “Beneficial Rights”) shall in any event pass as of the Closing Date to Purchaser under this Agreement and (ii) Purchaser shall assume or discharge the obligations of Seller arising on or after the Closing Date under such Beneficial Rights as agent for Seller, and Seller shall act as Purchaser’s agent in receipt of any benefits, rights or interests received by Seller from the Beneficial Rights, such agency relationships automatically terminating as to each such Assumed Contract upon obtaining consent to its assignment. To the extent there are Assumed Contracts existing as of the Closing Date and which are not assumed by Purchaser and which Seller is reasonably unable to perform or satisfy, then notwithstanding anything herein to the contrary, Seller may engage, subcontract with, or otherwise assign any such contractual obligation, to any third party.

1.4. Accounts Receivable; Credit Cards; Commissions.

(a) Accounts Receivable Matters.

(i) A/R Statement. On or before 5:00 p.m. (CST) on the day following the Closing Date, Seller shall deliver to Purchaser a statement of accounts receivable (reflecting both credit and debit balances) (the “A/R Statement”) reflecting, on a site-by-site basis, all Current accounts receivable on Seller’s books and records (whether a credit or debit balance) as of 11:59 p.m. (CST) on the day before the Closing Date relating to the Dealer Contracts, except that the A/R Statement shall not include any accounts receivable from a brand which is a party to a Branding Agreement and accounts receivable, in each case which are not Current or currently in collections. The A/R Statement shall be accompanied by a certificate, duly executed by the President/CEO of Seller, certifying that such A/R Statement is true, complete, and accurate in all respects and consistent with the books and records of Seller as of 11:59 p.m. (CST) on the day before the Closing Date. In the event Purchaser has any questions or comments relating to the A/R Statement, Seller shall respond promptly and work in good faith with Purchaser to answer such questions and comments and shall immediately amend and re-deliver to Purchaser the A/R Statement as may be appropriate under the circumstances. If either party thereafter determines that one or more actual or potential inaccuracies exist in the A/R Statement, the parties shall work in good faith to resolve such inaccuracies promptly.

(ii) Credit Card Statement. On the date which is ten (10) days after the Closing Date (such date, the “CC Payment Date”), Purchaser shall (i) deliver to Seller a credit card statement (the “CC Statement”) reflecting, on a site-by-site basis, any and all credit card payments attributable to the Dealer Contracts actually received by Purchaser for any period prior to 11:59 pm (CST) on the day prior to the Closing Date (the “CC Cutoff Date”); and (ii) pay to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser, the total amount of all credit card payments reflected on the CC Statement, on a site by site basis, provided, in no event shall the amount of such credit card payments, on a site-by-site basis, exceed the amount of the accounts receivable reflected, on a site by site basis, on the A/R Statement.

(iii) Credit Balances. On the CC Payment Date, Seller shall pay to Purchaser, by wire transfer of immediately available funds to an account designated in writing by Purchaser to Seller, an amount equal to the aggregate value of all credit balances set forth on the A/R Statement as owed by Seller to any customer who is a party to a Dealer Contract. Immediately upon receipt of such funds, Purchaser shall apply such funds as a credit to the accounts of such customers, in the amounts set forth in the A/R Statement.

(iv) Commissions. On the CC Payment Date, Seller shall deliver to Purchaser a commission statement (the “Commission Statement”) reflecting, on a site by site basis, any and all commissions attributable to each Consignment Contract for the days in the current month prior to the Closing Date, and Seller shall pay to Purchaser, by wire transfer of immediately available funds to an account designed in writing by Purchaser to Seller, the total amount of all commissions reflected on the Commission Statement, on a site by site basis, so that Purchaser can pay the full commission owed to the Dealer Contracts for the month in which the Closing occurs, per the terms of the Assumed Contracts.

(i) Examples. In order to illustrate the foregoing, the following examples are hereby provided:

(1) Example 1: If the A/R Statement reflects that for Customer A, Seller has an accounts receivable balance of $10,000 as of the Closing Date and, as of the CC Cutoff Date, Purchaser has collected $10,000 in credit card payments relating to Customer A’s account that are reflected on the CC Statement, Purchaser shall wire such $10,000 to Seller and Seller would thereafter have a zero accounts receivable balance for Customer A and therefore would not draft Customer A’s account for any accounts receivable balance.

(2) Example 2: If the A/R Statement reflects that for Customer B, Seller has an accounts receivable balance of $10,000 as of the Closing Date, and, as of the CC Cutoff Date, Purchaser has

collected $20,000 in credit card payments relating to Customer B’s account that are reflected on the CC Statement, Purchaser shall wire $10,000 (of the $20,000 received by Purchaser via credit cards) to Seller, Seller would thereafter have a zero accounts receivable balance for Customer B and therefore would not draft Customer B’s account for any accounts receivable balance, and Purchaser would credit the remaining $10,000 to Customer B’s account on Purchaser’s accounting system.

(3) Example 3: If the A/R Statement reflects that for Customer C, Seller has an accounts receivable balance of $30,000 as of the Closing Date, and, as of the CC Cutoff Date, Purchaser has collected $10,000 in credit card payments relating to Customer C that are reflected on the CC Statement, Purchaser shall wire such $10,000 to Seller, Seller would then credit such $10,000 to Customer C’s accounts receivable with Seller (thus reducing Seller’s accounts receivable balance to $20,000 for Customer C), and Seller would thereafter be responsible for collecting such remaining receivables ($20,000, in this example), and Purchaser would have no obligation to collect such remaining receivables on Seller’s behalf.

(b) Credit Card Processing (Post-Closing Date). It is anticipated that for a period of time after Closing, Purchaser will supply certain locations before the processing of credit card transactions for such locations is transferred from Seller to Purchaser. Accordingly, the parties agree that (i) Seller shall continue to process such credit card transactions until the processing of credit card transactions has been transferred to Purchaser, and (ii) hold all funds received by it in connection with processing such credit card transactions (in the aggregate, the “Credit Card Funds”) in escrow for the benefit of Purchaser. Each Tuesday and Friday after the Closing Date until all credit card processing is transferred to Purchaser, Seller shall provide Purchaser with its reconciliation, on a site by site basis, of the Credit Card Funds to be paid over to Purchaser on such day; provided, for the initial three (3) days after the Closing Date, for each location under a Dealer Contract that has an accounts receivable balance with Seller, Seller shall be permitted to deduct from the Credit Card Funds an amount equal to such accounts receivable balances due Seller in an amount not to exceed the accounts receivable balance set forth in the A/R Statement, and amounts in excess of such amounts set forth in the A/R Statement shall be paid to Purchaser per the terms hereof. Within one (1) Business Day after Purchaser confirms Seller’s reconciliation or Seller and Purchaser resolve any disputes regarding the reconciliation, Seller shall wire the agreed-upon Credit Card Funds to an account designated by Purchaser.

The provisions of this Section 1.4 shall survive the Closing Date.

1.5. Definitions. Capitalized terms not defined elsewhere in this Agreement are defined in Article 13.

2. PURCHASE PRICE.

2.1. Purchase Price. As consideration for the Acquired Assets, Purchaser shall pay to Seller (or to Escrow Agent, as applicable, as set forth herein and in Section 4.4(a)) at the Closing, the sum of:

(a) the Base Consideration; PLUS

(b) the amount of the Closing Date Inventory Payment (as defined in Schedule II attached hereto) (the sum of (a) and (b) as so determined, the “Closing Purchase Price”); PLUS

(c) the amount of any prepaid Periodic Taxes with respect to the post-Closing Tax period (determined in accordance with Section 4.5(a)), all payable as set forth in Section 4.4 below, but which shall be subject to adjustment at and/or after the Closing as provided in Section 4.5 and elsewhere in this Agreement.

Base Consideration

For purposes hereof, the “Base Consideration” shall be an amount equal to Two Hundred Thirty-Five Million Dollars ($235,000,000.00), payable as follows:

(a) Cash in the amount of Two Hundred Five Million Dollars ($205,000,000.00); PLUS

(b) APC Shares in the amount of Thirty Million Dollars ($30,000,000.00) (the “APC Shares Base Consideration”);

provided, however, that (i) Five Million Dollars ($5,000,000.00) of the Cash amount of the Base Consideration (the “True-Up Cash Amount”) shall be subject to the EBITDA requirements set forth below, (ii) the APC Shares constituting the APC Shares Base Consideration shall at Closing be deposited into escrow with Escrow Agent pursuant to the APC Shares Escrow Agreement, and shall be distributed as set forth below; provided, further, that during the period the APC Shares constituting the APC Base Consideration remain in escrow, all dividends paid in respect of such APC Shares shall also be deposited into escrow under the APC Shares Escrow Agreement, and (iii) to the extent that, as set forth below, Seller is entitled to receive following the True-Up Date APC Shares held in escrow and/or Cash from dividend payments held in escrow and any interest earned in the escrow, an amount of up to Eleven Million Five Hundred Thousand Dollars ($11,500,000.00) of such amount PLUS an amount equal to any outstanding claims for indemnification by Purchaser that remain unresolved or unsatisfied as of the True-Up Date (first in Cash, then in APC Shares, and such amount, the “Indemnification Escrow Amount”) shall remain in escrow under the APC Shares Escrow Agreement until the eighteen (18) month anniversary of the Closing Date, provided that, as more fully described in the APC Escrow Agreement, if, as of such eighteen (18) month anniversary, there are any outstanding claims for indemnification by Purchaser that remain unresolved or unsatisfied, the amount of such outstanding claims shall remain in escrow pursuant to the terms of the APC Escrow Agreement. It is the intent of the Parties that the APC Shares Base Consideration and the True-Up Cash Amount be structured and administered so that neither Seller or Purchaser is required to recognize taxable income with respect thereto until such consideration is earned, released from escrow, or otherwise no longer subject to a substantial risk of forfeiture, to the extent permitted under applicable Tax Law.

For purposes of determining the number of APC Shares that constitute the APC Shares Base Consideration, the value of each APC Share shall be the APC Share Value based on the VWAP Measurement Period on and including the trading day immediately preceding the date of Closing.

The “APC Share Value” means the daily volume weighted average price (“VWAP”) of APC Shares on the applicable national securities exchange on which the APC Shares are then listed for a period consisting of the ten (10) consecutive trading days, based on a trading day from 9:30 a.m. to 4:00 p.m., Eastern Time and as reported by Bloomberg Financial LP (or other reliable source mutually and reasonably agreed between Purchaser and Seller) (such 10 trading day measurement period, a “VWAP Measurement Period”) as appropriately adjusted for stock splits, stock combinations, stock subdivisions or similar recapitalizations.

Notwithstanding anything to the contrary contained herein, if, during the period beginning two trading days prior to the first trading day of the applicable VWAP Measurement Period and ending on the last day of the VWAP Measurement Period, APC makes a Public Disclosure (a “VWAP Adjustment Event”), then either Party may elect, by delivering notice to the other Party not later than 5:00 p.m. Eastern Time on the date immediately following the date of such VWAP Adjustment Event, to restart the VWAP Measurement Period such that it commences on the second trading day immediately following the date of such VWAP Adjustment Event. The VWAP Measurement Period adjustment described in the preceding sentence is referred to herein as a “VWAP Measurement Period Adjustment.” The Closing Date (or other applicable payment date under this Agreement on which APC Shares are to be delivered to Seller) shall be delayed by the number of days by which the VWAP Measurement Period, as adjusted by the VWAP Measurement Period Adjustment, extends past the date on which the VWAP Measurement Period, prior to such adjustment, shall have been scheduled to conclude.

There shall be no more than a single VWAP Measurement Period Adjustment with respect to any given VWAP Measurement Period, irrespective of whether there is a VWAP Adjustment Event during the VWAP Measurement Period resulting from a VWAP Measurement Period Adjustment (the “VWAP Adjustment Limitation”). For the elimination of doubt, if Seller shall elect to make a VWAP Measurement Period Adjustment, then Buyer shall not be entitled to make a VWAP Measurement Period Adjustment in respect of the same VWAP Measurement Period, and vice versa.

A “Public Disclosure” means APC’s filing with or furnishing to the SEC: (a) a Current Report on Form 8-K; or (b) a periodic report on Form 10-K or Form 10-Q, in each case under the Exchange Act.

True-Up

On the twelve (12) month anniversary of the last day of the end of the calendar quarter during which the Closing Date occurs (the “True-Up Date”), to the extent the actual EBITDA generated from the Business for such 12-month period ended as of the True-Up Date LESS the New Fuel Agreement EBITDA for the 12-month period ended as of the True-Up Date, as defined below (such calculation, the “One Year Post-Closing EBITDA”) is $31.7 million or greater, the APC Shares deposited into escrow under the APC Shares Escrow Agreement, together with the dividend payments thereon in escrow and any interest earned thereon, shall be released to Seller (subject to the Indemnification Escrow Amount), and Purchaser shall further pay Seller an amount (in Cash or APC Shares, at Purchaser’s option) equal to:

(a)(i) the One Year Post-Closing EBITDA for the Business as of the True-Up Date LESS (ii) $31.7 million, multiplied by

(b) 7.14 (the “EBITDA Multiple”).

If the One Year Post-Closing EBITDA as of the True-Up Date is less than $31.7 million:

(a) Purchaser shall receive from escrow under the APC Shares Escrow Agreement a number of APC Shares equal to the value (utilizing the APC Share Value) of:

(i)(A) $31.7 million LESS (B) the One Year Post-Closing EBITDA for the Business as of the True-Up Date multiplied by

(ii) the EBITDA Multiple;

(b) Purchaser shall receive Cash from the dividend payments attributable to such APC Shares deposited in escrow in an amount equal to $31.7 million together with the interest earned thereon LESS the One Year Post-Closing EBITDA for the Business as of the True-Up Date; and

(c) Seller shall receive the remainder of the APC Shares and dividend payments and the remaining interest earned held in escrow, if any (subject to the Indemnification Escrow Amount).

In addition to the foregoing, if the One Year Post-Closing EBITDA as of the True-Up Date is greater than $27.5 million, the True-Up Cash Amount shall be deemed earned in full and shall not be repayable by Seller.

If the One Year Post-Closing EBITDA as of the True-Up Date is $27,500,000 or less, then Purchaser shall be entitled to receive from Seller from the True-Up Cash Amount an amount equal to (the “True-Up Seller Payment”):

(x)(A) $27.5 million LESS (B) the One Year Post-Closing EBITDA for the Business as of the True-Up Date multiplied by

(y) the EBITDA Multiple,

provided that the True-Up Seller Payment shall first be payable by Purchaser setting off amounts due Seller after Closing under this Section 2.1 relating to any New Pipeline Seller Payment (as hereinafter defined), and any remaining unpaid True-Up Seller Payment amount still owing as of the second anniversary of the Closing Date shall be paid by Seller to Purchaser, in Cash, within three (3) business days following such second anniversary date. For the avoidance of doubt, One Year Post-Closing EBITDA shall include all EBITDA recognized during the initial 12-month period ended as of the True-Up Date, including, without limitation, EBITDA attributable to operational, transportation, terminal, supply and branding (subject to the removal of the New Fuel Agreement EBITDA as per the definition herein of One Year Post-Closing EBITDA), overhead, New Business Sites, and other realized integration or synergy initiatives, in each case to the extent actually recognized in One Year Post-Closing EBITDA. In addition to the foregoing, it is anticipated that the One Year Post-Closing EBITDA will include EBITDA associated with some or all of the new business sites set forth on Schedule 2.1A attached hereto (the “New Business Sites”). Additionally, in order to execute new deals with the New Business Sites, there will be amounts required to be paid to such new dealer(s) for cash consideration, reimaging, new equipment and/or any other expenditures as part of signing up such New Business Sites which are not reimbursed by a brand which is a party to a Branding Agreement or otherwise (the “New Business Sites Expenses”). Seller agrees that any New Business Sites Expenses paid by Purchaser shall be deducted from amounts due to Seller from the True-Up Cash Amount, the APC Shares deposited into escrow under the APC Shares Escrow Agreement (together with the dividend payments thereon in escrow and any interest earned thereon), or from any other amounts due Seller under this Section 2.1, first in Cash, then in APC Shares.

In addition to the foregoing, as of the True-Up Date, to the extent the New Fuel Agreement EBITDA generated from the New Fuel Supply Agreements during the initial 12 month period ending on the True Up Date on a sustainable, multi-year basis (the “Actual Sustainable New Fuel Agreement EBITDA”) is greater than $2.2 million, Purchaser shall further pay Seller an amount (in Cash or APC Shares, at Purchaser’s option) equal to:

(a)(i) the Actual Sustainable New Fuel Agreement EBITDA as of the True-Up Date LESS (ii) $2.2 million, multiplied by

(b) 4 (the “New Fuel Agreement EBITDA Multiple”).

To the extent the Actual Sustainable New Fuel Agreement EBITDA is less than $2.2 million, either Purchaser shall receive from escrow under the APC Shares Escrow Agreement (in Cash or APC Shares equal to the value utilizing the APC Share Value, at Purchaser’s option), or to the extent unavailable from the APC Shares Escrow Agreement, Seller shall pay Purchaser, an amount equal to:

(a)(i) $2.2 million LESS (ii) the Actual Sustainable New Fuel Agreement EBITDA as of the True-Up Date, multiplied by

(b) the New Fuel Agreement EBITDA Multiple.

No later than ninety (90) days following the True-Up Date, Purchaser shall calculate the One Year Post-Closing EBITDA and the Actual Sustainable New Fuel Agreement EBITDA and shall provide its calculation to Seller (such calculation, the “True-Up Purchaser Calculation Statement”).

As an example, if the One Year Post-Closing EBITDA for the Business is equal to $33.4 million:

(i) Seller shall receive the APC Shares deposited into escrow under the APC Shares Escrow Agreement, together with the dividend payments in escrow and any interest earned in the escrow (subject to the Indemnification Escrow Amount);

(ii) the True-Up Cash Amount shall be deemed earned in full and shall not be repayable by Seller; PLUS

(iii) Purchaser shall pay Seller an amount equal to $12.1 million ($33.4 million-$31.7 million x 7.14).

As a second example, if the One Year Post-Closing EBITDA for the Business is equal to $30 million, Purchaser shall be entitled to receive:

(i) from the APC Shares Escrow Agreement (x) $12.1 million of APC Shares ($31.7 million - $30 million x 7.14), PLUS (y) Cash from the escrow (from dividend payments and interest earned thereon) in an amount equal to $1.7 million plus the interest earned on $1.7 million of dividend payments ($31.7 million - $30 million); and

(ii) the True-Up Cash Amount shall be deemed earned in full and shall not be repayable by Seller.

As a third example, if the One Year Post-Closing EBITDA for the Business is equal to $27 million, Purchaser shall be entitled to receive:

(i) from the APC Shares Escrow Agreement (x) all $30 million of APC Shares ($31.7 million - $27 million x 7.14 = $33.56 million), PLUS (y) up to $4.7 million in Cash from the escrow from dividend payments, together with the interest earned on such dividend payments ($31.7 million - $27 million); PLUS

(ii) $3.57 million of the True-Up Cash Amount ($27.5 million-$27 million X 7.14).

For purposes, hereof, to the extent Purchaser owes Seller an amount in excess of the amounts held under the APC Escrow Agreement as provided above, and in the event Purchaser elects to pay Seller such amount in APC Shares, the value of the APC Shares with respect to the excess amount shall be the APC Share Value based on the VWAP Measurement Period ending on and including the trading day immediately preceding the date of the True-Up Date.

Take or Pay Agreement

If at any time prior to the fourth (4th) anniversary of the Closing Date, various entities owned or controlled by Marwan Haider (“MCorp”) are obligated to pay a shortfall amount as set forth in the Take or Pay Agreement (as defined in Exhibit U) and MCorp fails to, or refuses to, pay such shortfall amount (a “MCorp Default”) then Seller agrees to reimburse Purchaser for such shortfall amount equal to:

(a)(i) the shortfall under the Take or Pay Agreement multiplied by (ii) the EBITDA Multiple; LESS

(b) any shortfall under the Take or Pay Agreement actually earned by Purchaser between the Closing Date and the MCorp Default date (including any shortfall amounts actually received under the Take or Pay Agreement prior to the MCorp Default date).

Notwithstanding the foregoing, to the extent that MCorp provides collateral in the form of first or second position mortgage liens with respect to collateral in the amount of at least $5,000,000, then Seller's obligations to reimburse Purchaser shall no longer apply with respect to the Take or Pay Agreement. To the extent that the collateral is less than $5,000,000 and there is an MCorp Default, Seller shall sell the collateral securing the mortgage liens and to the extent the net proceeds of such sale(s) (net of costs and legal fees) are less than $5,000,000 then Seller shall either (i) provide Purchaser with replacement supply agreement(s) in a form reasonably acceptable to Purchaser to reimburse Seller for such deficiency or (ii) pay such deficiency to Purchaser in cash.

Notwithstanding the foregoing, the Parties acknowledge and agree that the first and second position mortgage liens with respect to the Take or Pay Agreement and the fuel supply agreements associated with the sites which are secured by the mortgages shall remain in place following the four year period following the Closing Date.

For the avoidance of doubt, the value of any future supply agreements entered into by Purchaser in connection with 10601 Oak Grove Road, Howell, Michigan 48885 or 6500 Gratiot Avenue, Detroit, Michigan 48207 shall be included in the value of the collateral associated with the foregoing.

In the event there is a VWAP Adjustment Event during such VWAP Measurement Period, then, subject to the VWAP Adjustment Limitation, either Party may elect to cause a VWAP Measurement Period Adjustment by delivering notice to the other Party not later than 5:00 p.m. Eastern Time on the date immediately following the date of the applicable VWAP Adjustment Event.

New Pipeline Payments

In addition to the foregoing, Purchaser agrees to pay an additional amount (payable collectively to the Sellers and Pipeline Deal Sellers) not to exceed an amount equal to:

(a) $500,000,000.00; LESS

(b) any amounts received by Seller with respect to the Base Consideration (the “New Pipeline Consideration”).

For Purchaser to acquire, in each case sourced by Seller (i) the new pipeline deals set forth on Schedule I attached hereto (each, a “Scheduled New Pipeline Deal,” and collectively, the “Scheduled New Pipeline Deals”), plus (ii) other new proprietary pipeline deals brought to Purchaser by Seller (on an exclusive, off-market basis and which deals shall not have previously been brought to (by any Person other than Seller) or reviewed by Purchaser) for Purchaser’s consideration (in its sole discretion) during the first three (3) years following the Closing (each, an “Other Potential New Pipeline Deal,” and collectively, the “Other Potential New Pipeline Deals”), which Scheduled New Pipeline Deal(s) and Potential New Pipeline Deal(s) shall in each case be acquired by Purchaser in its sole discretion on terms and provisions and subject to such due diligence approved by Purchaser in its sole discretion (each Scheduled New Pipeline Deal and Other Potential Pipeline Deal is referred to herein as a “New Pipeline Deal,” and collectively, the “New Pipeline Deals”). For the avoidance of doubt, (i) any Scheduled New Pipeline Deal or Other Potential New Pipeline Deal introduced by Seller to Purchaser shall continue to constitute a New Pipeline Deal until either (A) the date that is one (1) year after neither Seller or Purchaser is actively pursuing such New Pipeline Deal, or (B) such New Pipeline Deal being actively marketed by third parties to other prospective purchasers; and (ii) Seller will in no event be entitled to an aggregate consideration under this Section 2.1 in excess of $500,000,000.00, and upon Seller receiving such amount the provisions of this Section 2.1 with respect to additional consideration payable to Seller post-Closing shall no longer apply. Purchaser will use commercially reasonable efforts consistent with its customary business practices to evaluate prospective New Pipeline Deals from Seller.

The New Pipeline Consideration shall be payable to the extent such New Pipeline Deals are initially or partially closed and funded within three (3) years immediately following the Closing Date or are under a signed letter of intent within three (3) years immediately following the Closing Date and fully close and fund within twelve (12) months thereafter; provided, however, that such twelve (12) month time limitation shall be extended for a period not to exceed an additional six (6) months so long as the parties to such signed letters of intent and/or purchase contracts are continuing to work towards a closing in good faith.

For purposes of calculating the New Pipeline Consideration for each New Pipeline Deal, such payment shall be made only one time for any New Pipeline Deal, and shall be based with respect to each New Pipeline Deal on the calculation of the trailing 12-month period ended on the end of the calendar quarter in which the initial one (1) year anniversary of the initial or partial closing of such New Pipeline Deal occurred (each, an “Applicable EBITDA Period”) (as further set forth below).

The New Pipeline Consideration payable to Seller for each New Pipeline Deal shall equal (collectively, the “New Pipeline Seller Payment”):

(a)(i) the aggregate EBITDA generated from such New Pipeline Deal during the Applicable EBITDA Period multiplied by (ii) the Multiple; LESS

(b) the amounts paid by Purchaser to the applicable third-party seller (each, a “Pipeline Deal Seller”) of the New Pipeline Deals, LESS

(c) any amounts required to be paid to any new dealer(s) for cash consideration, reimaging, new equipment and/or any other expenditures as part of such New Pipeline Deal which are not reimbursed by a brand which is a party to a Branding Agreement or otherwise (“New Pipeline Dealer Expenses”).

As an example, and assuming no New Pipeline Dealer Expenses, if Purchaser closes on the acquisition of New Pipeline Deals which have $28 million in aggregate EBITDA during the Applicable EBITDA Period for a combined purchase price of $160 million to the applicable Pipeline Deal Seller(s), Purchaser will pay $160 million to such Pipeline Deal Seller(s) and will pay ~$28 million to Seller ($28 million x Multiple (i.e., 6.7) = ~$188 million. If Seller paid $160 million to such Pipeline Deal Seller(s), Seller will be paid the difference of ~$28 million).

No later than ninety (90) days following the first calendar quarter following the anniversary of the Closing Date in each of the first four (4) year periods following the Closing, Purchaser shall calculate the New Pipeline Seller Payment with respect to each New Pipeline Deal that had an Applicable EBITDA Period ending as of the most recent anniversary of the Closing Date, and shall provide its calculation of such New Pipeline Seller Payment to Seller (such calculation, a “New Pipeline Purchaser Calculation Statement,” and collectively with the True-Up Purchaser Calculation Statement, the “Purchaser Calculation Statement”).

Notwithstanding the foregoing, with respect to New Pipeline Seller Payments owed for Other Potential New Pipeline Deals, to the extent that, as of the time such New Pipeline Seller Payment is owed, any of the Dealer Contracts assumed at Closing by Purchaser have been lost or terminated (through no fault or cause of Purchaser), the amount of trailing twelve month EBITDA of the Business lost as a result of lost or terminated Dealer Contracts (based as of the trailing twelve month period prior to any such applicable Dealer Contracts having been lost or terminated) shall reduce the calculation of aggregate EBITDA from the Other Potential New Pipeline Deals for purposes of calculating the New Pipeline Seller Payment for such Other Potential New Pipeline Deals as provided above.

For purposes of this Section 2.1, “Multiple” shall mean 6.7, “EBITDA” shall be calculated in the manner as Purchaser shall calculate EBITDA for the Business in the ordinary course following the Closing, and which calculation shall deduct for (i) amortization of customer incentive costs and (ii) amortization of customer contract costs, net of vendor incentive payments, and “New Fuel Agreement EBITDA” shall mean the actual incremental EBITDA generated from the net uplift obtained from both (i) BP (any BP uplift amount needs to be net of costs incurred to obtain such scores and any monies which are paid to the dealers relating to any such bonuses or incentives due to the dealers achieving such Helios scores) and (ii) the two (2) fuel supply Contracts currently being negotiated by Seller with Sunoco and Shell, the terms and provisions of such fuel supply Contracts to be subject to the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed (collectively, the “New Fuel Supply Agreements”). For the avoidance of doubt, the determination of EBITDA for each New Pipeline Deal shall be made using the same principles utilized in the calculation of One Year Post-Closing EBITDA in this Section 2.1. Notwithstanding the foregoing, the Parties acknowledge that certain Other New Pipeline Deals may possess operational, strategic, infrastructure or other characteristics that are materially different to Other New Pipeline Deals, and therefore may warrant a different multiple (either up or down) as may be mutually agreed by the Parties.

The New Pipeline Seller Payment will be payable, at Purchaser’s option (subject to the provisions below), in Cash or in APC Shares, or a combination of both.

During the timeframe for which any true-up payments, the One-Year Post-Closing EBITDA, and the New Pipeline Seller Payment may be impacted, Purchaser will operate the Business and any businesses arising out of any New Pipeline Deal in its ordinary course of business.

Issuance Conditions for Issuance of APC Shares

The following conditions must be satisfied at the time of issuance of APC Shares in connection with the APC Shares Base Consideration, true-up payments in connection with the One Year Post-Closing EBITDA and New Pipeline Seller Payments (collectively, the “Issuance Conditions”):

(i) the APC Shares must be listed on The Nasdaq Stock Market, The New York Stock Exchange, or another U.S. national securities exchange,

(ii) APC shall have a minimum market capitalization of at least $500,000,000.00, which amount shall be determined by aggregating the number of issued and outstanding APC Shares and the number of issued and outstanding shares of Class B common stock, par value $0.0001 per share, of APC, and

(iii) APC shall have filed all reports required to be filed by it with the SEC pursuant to Section 13(a) of the Exchange Act for the 12 months immediately preceding such issuance to Seller.

If the Issuance Conditions are not satisfied as of the applicable payment date for the New Pipeline Seller Payment, then the applicable New Pipeline Seller Payment will be made solely in Cash (notwithstanding any election made by Purchaser).

APC Share Valuation for New Pipeline Seller Payment

In the event that Purchaser elects to make all or any portion of a New Pipeline Seller Payment in APC Shares, the value of each APC Shares shall be the APC Share Value based on the VWAP Measurement Period ending on and including of the trading day immediately preceding the date of the applicable New Pipeline Seller Payment. In the event there is a VWAP Adjustment Event during such VWAP Measurement Period, then, subject to the VWAP Adjustment Limitation, either Party may elect to cause a VWAP Measurement Period Adjustment by delivering notice to the other Party not later than 5:00 p.m. Eastern Time on the date immediately following the date of the applicable VWAP Adjustment Event.

New Pipeline Seller Payment Disputes

If Seller has any objections to any of the calculations of a Purchaser Calculation Statement, then Seller will deliver to Purchaser a written statement (a “Seller Payment Objections Statement”) describing in reasonable detail such objections within thirty (30) days after Purchaser’s delivery to Seller of such Purchaser Calculation Statement. If Seller fails to deliver a Seller Payment Objections Statement within such thirty (30) day period, then the applicable Purchaser Calculation Statement, shall become final and binding on all Parties, and Purchaser shall make such True-Up Seller Payment or New Pipeline Seller Payment, as applicable, to Seller. If Seller delivers a Seller Payment Objections Statement within such thirty (30) day period, then Seller and Purchaser will use commercially reasonable efforts to resolve any such disputes. If a final resolution is not obtained within thirty (30) days after Seller has submitted the Seller Payment Objections Statement, Seller and Purchaser shall each select their own auditor to promptly, but in any event within thirty (30) days, present their position regarding the remaining matters in dispute (the “Seller Objection Position” and the “Purchaser Objection Position,” respectively) via written report to the Independent Auditor. Thereafter, promptly, but in any event within thirty (30) days, the Independent Auditor shall select either the Seller Objection Position or the Purchaser Objection Position as the final resolution of all remaining matters. The Independent Auditor’s determination of such unresolved disputes will be final and binding upon all Parties. The costs, expenses and fees of the Independent Auditor shall be borne equally by Purchaser, on the one hand, and Seller, on the other hand.

2.2. Allocation of Purchase Price. For Tax purposes, the Closing Purchase Price of the Acquired Assets (and any amounts treated as purchase price for Tax purposes such as Assumed Liabilities) shall be allocated among Cash, then the Inventory based on the value as determined in accordance with Article 3, and then among the other Acquired Assets including, without limitation, the Terminals and other Locations, the Equipment, and the other Tangible Personal Property in accordance with Section 1060 of the Internal Revenue Code. Subject to the requirements of any applicable Tax Law and the rulings of any applicable governmental agency, all Tax Returns filed by Purchaser and Seller shall be prepared consistently with the foregoing allocation as agreed in accordance with this Section. Seller and Purchaser each agree to notify the other in the event any adjustment is proposed or so required or imposed by any Governmental Authority. Any adjustments to the Purchase Price shall be allocated by the Parties in a manner consistent with this Section 2.2.

In addition to, and independent of, the allocations described above, Purchaser and Seller hereby agree that Schedule 2.2 assigns a portion of the Base Consideration as the value of each of the Locations and Dealer Contracts, which value is based on a percentage such Location’s or Dealer Contract’s actual or proforma trailing twelve (12) month EBITDA bears to the actual or proforma trailing twelve (12) months total combined EBITDA for all of the Locations and Dealer Contracts The Location and Dealer Contracts values reflected on Schedule 2.2 hereto shall be for the sole purpose of making any necessary adjustments to the Closing Purchase Price, as further specifically described in this Agreement, and in order to determine the allocable Closing Purchase Price to be paid in the event of the Closing being accomplished in phases as provided under Section 4.1, and will not be used by any Party for Tax allocation or any other purpose.

2.3. Form of Payment. All payments by Purchaser to Seller under this Agreement at Closing shall be made by wire transfer of immediately available funds to an account designated by Seller before Closing for such purpose.

2.4. Withholding. Notwithstanding any provision in this Agreement to the contrary, Purchaser, its Affiliates, and its agents shall each be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code, or any provision of state, local, or non-U.S. Tax Law; provided that, except with respect to any deduction or withholding required (a) in connection with any compensatory payments or (b) as a result of Seller’s failure to provide the IRS Form W-9 in the manner required under Section 4.3(s), Purchaser shall use commercially reasonable efforts to provide Seller with at least three (3) days’ written notice of its intent to deduct and withhold on any payments made after the Closing, and the Parties shall use commercially reasonable efforts to reasonably cooperate to mitigate or eliminate any such withholding or deduction to the extent permitted by applicable Law. To the extent that amounts are so deducted and withheld by Purchaser (or its Affiliates or agents, as applicable), Purchaser (or its Affiliates or agents, as applicable) shall remit such deducted and withheld amounts to the applicable Taxing Authority and such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

3. PHYSICAL COUNT PROCEDURES AND VALUATION OF INVENTORY.

3.1. Physical Count and Valuation Procedures. The Parties will count and value the Inventory in such manner as they shall mutually agree in writing or in accordance with the procedures described in Schedule II attached hereto.

3.2. Disputes. Should any disputes that cannot readily be settled between the Parties arise as to the count or valuation in respect of the Inventory Consideration amounts, the amount then disputed shall be resolved and agreed by the Parties as quickly as possible thereafter and a refund and additional payment, if applicable, shall be made promptly thereafter.  If the Parties cannot agree, the Parties shall submit their disagreement for resolution to the Independent Auditor for review and resolution of all matters (but only such matters) that remain in dispute.  The Parties shall instruct the Independent Auditor to make a final determination of the Inventory Consideration on the Closing Date in accordance with the guidelines and procedures set forth in this Agreement. The Parties will reasonably cooperate with the Independent Auditor during the term of its engagement. The Parties also shall instruct the Independent Auditor to make its determination based solely on presentations by Purchaser and Seller that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The amount of the Inventory Consideration on the Closing Date determined by the Independent Auditor, and the resulting adjustment to the Purchase Price calculated with reference thereto, shall become final and binding on the Parties on the date the Independent Auditor delivers its final resolution in writing to the Parties (which final resolution shall be requested by the Parties to be delivered not more than forty-five (45) days following submission of such disputed matters). The fees and expenses of the Independent Auditor shall be allocated to the Parties as determined (and as set forth in the final determination) by the Independent Auditor based upon the relative success (in terms of percentages) of each Party’s claims. For example, if the final determination reflects a 60/40 compromise of the Parties’ claims, the Independent Auditor would allocate expenses 40% to the Party whose claims were determined to be 60% successful and 60% to the Party whose claims were determined to be 40% successful.

4. CLOSING, DELIVERIES AND ADJUSTMENTS.

4.1. Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Acquired Assets (as each such Acquired Asset is transferred as per below, the “Closing”) will take place at a mutually agreeable date within a reasonable time, which reasonable time may be up to fourteen (14) days following satisfaction of Seller’s and Purchaser’s conditions to Closing provided under Article 9 hereof, so long as the Closing occurs prior to the Outside Closing Date. The Closing will be held by overnight delivery service or the electronic exchange of documents in PDF format or by facsimile, without the principles present. The actual date and time as of which the Closing occurs is referred to herein as the “Closing Date.” In order to provide for a more efficient closing process and to allow for completion of the work as provided in Article 3, the Closing may be accomplished in phases, so long as such phased closings only relate to Leased Real Properties or C-Stores, in accordance with a schedule to be prepared by Purchaser and reasonably approved by Seller, and in such event, the Purchase Price allocated to a Location that has been closed upon shall be paid to Seller. For the avoidance of doubt, in the event the Closing occurs in phases, the parties will cooperate in good faith to complete the final Closing as quickly as possible and in any event no later than the Outside Closing Date. The Closing Date for each of the Locations will be effective as of 12:01 A.M. for the time zone and on the date of Closing for that Location.

4.2. Proceedings at Closing. All proceedings to be taken and any documents to be executed and delivered by any of the Parties at the Closing (or each Closing, if Closing in phases pursuant to Section 4.1) shall be deemed to have been taken, executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

4.3. Deliveries by Seller to Purchaser. At the Closing, Seller shall deliver to Purchaser the following, duly executed, documents:

(a) the Assignment and Assumption Agreement duly executed by Seller, along with an Assignment and Assumption of the Supplier Based Intangible and, if approved by the brand to the Branding Agreement, the Branding Agreements duly executed by Seller in the form attached hereto as Exhibit A-1 (the “Assignment and Assumption of SBI”) and an Assignment and Assumption of Terminal Storage and Handling Agreement/Terminaling Agreement with Product Owner Consent for each of the various Terminal Storage and Handling Agreements at the Terminals which require customer consent for the assignment thereof (the “Thru Put Agreements”) duly executed by Seller and the applicable product owner(s) in the form of Exhibit A-2 or other form reasonably acceptable to Purchaser, assigning all rights and obligations under each such Thru Put Agreement to Purchaser (collectively, the “Thru Put Assignment and Assumption Agreements”);

(b) a Bill of Sale duly executed by Seller for the Acquired Assets in the form attached hereto as Exhibit B, together with a bill of sale for the storage tank systems located at the Owned Real Properties and other Locations (to the extent such storage tank systems are owned by Seller) in the form attached hereto as Exhibit B-1 (one per state in which the Owned Real Properties and other applicable Locations are located), and a bill of sale for the Vehicles which are part of the Business and are being conveyed to Purchaser at Closing in the form attached hereto as Exhibit B-2 (collectively, the “Bill of Sale Agreements”);

(c) covenant deeds duly executed by Seller with proper notarizations with respect to each of the Owned Real Properties, in form mutually acceptable to the Parties, which shall convey such Owned Real Properties to Purchaser free and clear of all Liens other than with respect to Permitted Encumbrances;

(d) an Assignment and Assumption of Lease for each Real Property Lease with Landlord Consent (if required under the applicable Real Property Lease) duly executed by Seller (and, if consent is required, the applicable landlord, to the extent Seller is able to obtain any such landlord consent after exercising commercially reasonable efforts) in the form of Exhibit C or other form reasonably acceptable to Purchaser, assigning all rights and obligations under each Real Property Lease to Purchaser (collectively, the “Real Property Lease Assignment and Assumption Agreements”);

(e) estoppel certificates from each landlord under the Real Property Leases dated not more than fifteen (15) days prior to the Closing Date in the form of Exhibit D that conform in all material respects the terms of the applicable Real Property Lease, to the extent Seller is able to obtain them after exercising commercially reasonable efforts, together with a completed Form W-9 from each such landlord to the extent Seller is able to obtain them, if any, after exercising commercially reasonable efforts;

(f) estoppel certificates from customers of Dealer Contracts dated not more than fifteen (15) days prior to the Closing Date in the form of Exhibit F that conform in all material respects with the terms of the applicable Dealer Contract, to the extent Seller is able to obtain them after exercising commercially reasonable efforts;

(g) Access Agreements from each consignment customer of a Dealer Contract dated not more than fifteen (15) days prior to the Closing Date in the form of Exhibit F-1;

(h) the Purchaser Payment Documents;

(i) [Reserved];

(j) estoppel certificates from each tenant of a Lessor Lease dated not more than fifteen (15) days prior to the Closing Date in the form of Exhibit G that conform in all material respects the terms of the applicable Lease, or, to the extent Estoppel Certificates are not received as of Closing for any Lessor Leases, an Estoppel Certificate from Seller with respect to each such Lessor Lease in the form of Exhibit G-1 attached hereto;

(k) any payoff letters evidencing the full release of all Liens on any of the Assets other than Permitted Encumbrances;

(l) a certificate of an authorized officer of Seller which shall certify (i) the resolutions adopted by its Board of Directors/Managers (or other governing body) authorizing Seller to consummate all of the transactions contemplated hereby (including the sale of the Assets), and (ii) the names of the officers of Seller authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by Seller or any of its officers, together with the true signatures of such officers;

(m) all plans and specifications, surveys, blueprints and drawings in Seller’s possession now or as of the Closing related solely to any buildings and improvements at the Real Property, originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, driving logs relating to the transportation component of the Business, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that relate to the Business or the Acquired Assets;

(n) All records and documentation of Seller in Seller’s possession now or as of the Closing, relating to customers, distributors and suppliers of the Business including, without limitation, customer, distributor and supplier lists, and all other business records of Seller with respect to the Business (including, without limitation, copies of all historical accounts of the Business) (collectively, the “Books and Records”);

(o) all of the Required Consents;

(p) All affidavits, gap indemnity agreements and other documents reasonably and customarily required by the Title Company to induce the Title Company to issue its owner’s policy of title insurance, with extended coverage, to Purchaser;

(q) Seller Certificate described in Section 9.2(c);

(r) any Transfer Tax declaration, affidavit or disclosure form required by applicable Law in order to effectuate the transfer of the Property as provided in this Agreement;

(s) a properly completed and duly executed IRS Form W-9 from each Seller (or, if a Seller is a disregarded entity for U.S. tax purposes, from the first regarded owner of such Seller);

(t) such other instruments of sale, transfer, conveyance, and assignment as Purchaser and its counsel may reasonably request, including, without limitation, any applicable assignments relating to Intellectual

Property that are part of the Acquired Assets, owner’s affidavits, broker affidavits, and lien waivers as reasonably necessary for Purchaser to obtain standard owner’s title insurance policies;

(u) the various certificates, instruments and documents referred to in Section 9.2 below;

(v) the Closing Statement;

(w) a copy of a certificate of good standing for Seller from the Delaware Secretary of State, and a copy of a certificate of qualification to do business from each of the Secretaries of State for each of the states where any of the Acquired Assets are located, each dated as of a date reasonably close to the Closing Date;

(x) the APC Shares Escrow Agreement;

(y) an assignment and assumption of trademarks in the form of Exhibit N attached hereto (the “Trademark Assignment”);

(z) a completed Business Transferor’s Notice to Transferee of Unemployment Tax Liability and Rate or similar Employment Tax Clearance form in the applicable jurisdiction for Seller as required by the Michigan and Ohio Departments of Labor (which form shall be delivered at least two (2) calendar days prior to Closing);

(aa) a completed copy of the Notice of Change or Discontinuance for Seller or similar Tax Clearance form in the applicable jurisdiction, the original of each of which has been submitted to the Michigan and Ohio Departments of Treasury;

(bb) a copy of the registration form for each underground and aboveground storage tank at the Owned Real Properties and other Locations where the storage tanks are owned by Seller and a copy of all documents or forms that may be required by applicable Environmental Laws related to the transfer of ownership of underground storage tanks, aboveground storage tanks, containers, piping, and pipelines, hoses, pumps, dispensers, appurtenances, or other equipment as described in this Agreement;

(cc) With respect to the Remedial Measures to be performed by or on behalf of Seller as provided in Section 8.7 hereof, a Remedial Measures Site Access Agreement duly executed by Seller and Purchaser in the form attached hereto as Exhibit O (the “Site Access Agreement”);

(dd) copies of all Tax exemption certificates, solely to the extent in Seller’s possession, for all non-taxable/reseller customers of Seller; and

(ee) estoppel certificates from each customer under the Thru Put Agreements dated not more than fifteen (15) days prior to the Closing Date in the form of Exhibit Q that conform in all material respects the terms of the applicable Thru Put Agreement.

4.4. Deliveries by Purchaser to Seller. At the Closing, Purchaser shall deliver or cause to be delivered, the following, duly executed, as applicable:

(a) to Madison Title Agency, LLC, as escrow agent (the “Escrow Agent”), the APC Shares Base Consideration, which shall be held by the Escrow Agent pursuant to the terms of an escrow agreement in form substantially similar to Exhibit L hereto (the “APC Shares Escrow Agreement”).

(b) to the Seller Representative, by wire transfer of immediately available funds to an account designated by the Seller Representative, a portion of the Closing Purchase Price equal to $500,000.00 (the “SR Expense Fund”) for the payment of expenses incurred by the Seller Representative in performing its duties pursuant to this Agreement.

(c) to Seller:

(i) immediately available U.S. funds in the amount of the Closing Purchase Price referred to in Section 2.1 hereof (or an allocated portion for such phase if the Closing occurs in phases) less the Escrow Amount and less the SR Expense Fund shall be paid to Seller by Purchaser;

(ii) the Assignment and Assumption Agreement, the Assignment and Assumption of SBI, the Real Property Lease Assignment and Assumption Agreements, the Other Lease Assignment and Assumption Agreements, the Bill of Sale Agreements, the Trademark Assignment, the Site Access Agreement, and such other agreements as are in form acceptable to Seller and Purchaser;

(iii) such other instruments of assumption as Seller and its counsel may reasonably request;

(iv) the various certificates, instruments and documents referred to in Section 9.1 below;

(v) the Closing Statement;

(vi) duly executed copies of all Site Access Agreements;

(vii) certified copies of the resolutions of the Board of Directors or Managers of Purchaser authorizing the transactions contemplated hereby; and

(viii) with respect to Purchaser, a copy of a certificate of good standing or existence for Purchaser from the applicable Secretary of State (or other applicable governmental entity), and a copy of a certificate of authorization (or similar document) from the states where any of the Acquired Assets are located, all dated as of a date reasonably close to the Closing Date.

(ix) Two (2) fully executed Powers of Attorney for each applicable parcel comprising a portion of the Owned Real Property as the form for such Power of Attorney is set forth in Exhibit T.

4.5. Prorations and Other Payments to be Made at Closing. At the Closing, the net amount of each of the following adjustments computed according to this Section, shall, to the extent applicable, be reflected as an addition to or deduction from the Purchase Price (i) payable to Seller or (ii) a credit to Purchaser, as applicable, and appropriately reflected on the Closing Statement on the basis of which Party is responsible for an expense item or is entitled to the benefit of an income item and which Party is to actually pay an expense term or actually receive an income item.

(a) Seller shall be responsible for and shall pay any and all (i) Periodic Taxes imposed on the Acquired Assets and the Business relating or attributable to (A) any Pre-Closing Tax Period, and (B) the portion of any Straddle Period ending on and including the Closing Date, which shall be the entire amount of the Periodic Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of a calendar days in such Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes other than Taxes described in clause (i) of Seller or imposed on the Acquired Assets or the Business, if any, allocable to (A) any Pre-Closing Tax Period and (B) the portion of any Straddle Period ending on and including the Closing Date, which shall be computed as if such Straddle Period ended as of the end of the day of the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated for any Straddle Period between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of calendar days in each period. To the extent the amounts of any such proratable items are not finally known as of the Closing, appropriate settlement will be made within 30 days after the amount of such item is finally known. To the extent not filed on or prior to the Closing Date, all Tax Returns relating to Periodic Taxes for Pre-Closing Tax Periods and Straddle Periods shall be filed by the Person required under applicable Law to file such Tax Returns. Without limiting the generality of the foregoing, for purposes of Periodic Taxes for properties located within the State of Michigan: (a) summer taxes (to the extent relating to a Straddle Period) shall be prorated based on the July 1 due date, with the Seller responsible for the period from July 1 through the Closing Date, and the Purchaser responsible thereafter, and (b) winter taxes (to the extent relating to a Straddle Period) shall be prorated based on the December 1 due date, with the Seller responsible for the period from the prior December 1 through the Closing Date, and the Purchaser responsible thereafter. For purposes of proration of Periodic Taxes for properties located within the State of Ohio: the amount to be paid for the bill dated June 20 would be utilized as the bases for the calculation of a per diem tax amount (divide this amount by 365) and this per diem tax amount is multiplied by the number of days following the end of such tax period to which the bill dated June 20 relates and through the Closing Date; provided, however, that in the event the actual assessment is different, the Parties agree to appropriately adjust such proration after the Closing to ensure that such proration complies with the principles set forth in the first sentence of this Section 4.5(a).

(b) Rents and Prepaid Expenses. Rents (including, without limitation, rents under any Leases and under any subleases or other Assumed Contracts at the Locations), prepaid expenses, storage fees relating to the Locations and similar items relating to the Acquired Assets and benefiting Purchaser shall be prorated between the Parties as of the date of Closing.

(c) Rental Income. To the extent that any payment is due to Seller for rent, percentage rental, insurance, common area maintenance and other lease charges, including any amounts calculated based on sales or gross or net income or cost of goods, Seller shall receive the benefit for the same to the extent the same accrued related to periods before the Closing Date for the particular Location, and Purchaser shall receive the benefit of the same for periods on and after the Closing Date.

(d) Utilities. Charges for water, gas, power, light and other utility service shall be the responsibility of Seller with respect to service up to the Closing Date and shall be Purchaser’s responsibility with respect to service on and after the Closing Date. In the event Purchaser is charged for amounts due for utilities before Closing, Seller shall pay for such charges within ten (10) days’ notice from Purchaser of their incurrence. It is the intent of the Parties that all utility services be transferred over to Purchaser on the Closing Date, with final bills from the applicable utility providers for periods prior to the Closing Date to be billed and sent directly to Seller, so that no prorations of such utilities will be required at Closing.

(e) Transfer Taxes; Titling and Recording Taxes and Fees.

(i) Purchaser and Seller shall each pay when due, 50% of the Transfer Taxes in connection with this Agreement. The party required by applicable Law shall, at its expense, prepare and timely file with the appropriate Taxing Authority any Tax Return or other document required to be filed with respect to the Transfer Taxes (and the other party shall reasonably cooperate with such filing party with respect to filing such Tax Returns or other documents). Purchaser and Seller shall, and shall cause their Affiliates to, upon reasonable request, use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed as a result of the transactions contemplated by this Agreement.

(ii) Seller shall pay the costs of recording any documents necessary to remove liens on the Acquired Assets being transferred to Purchaser under this Agreement.

(f) Tax Accounts Closures. Seller shall, with respect to the Locations and the other Acquired Assets, at Closing or as soon as reasonably possible thereafter, close all of its respective sales tax, payroll tax, fuel tax and property Tax accounts with the applicable Taxing Authorities.

5. REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller hereby represents and warrants to Purchaser that as of the date of this Agreement, the following are true and correct.

5.1. Authorization; Enforceability; Absence of Conflicts. Seller has full power and authority to enter into and perform its obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by Seller being hereinafter referred to, collectively, as the “Seller Documents”). This Agreement has been, and Seller Documents will be at or before the Closing, duly executed and delivered by a duly authorized officer or representative of Seller and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, this Agreement constitutes, and Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller, enforceable against Seller according to their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Except as set forth in Schedule 5.1, none of the execution and delivery by Seller of this Agreement and Seller Documents, the consummation of the transactions contemplated hereby or thereby, and compliance by Seller with any of the provisions hereof or thereof, will (x) conflict with, violate, result in the breach or termination of, or constitute a default under, any agreement to which Seller is a party or by which it or any of its properties or assets is bound or subject or (y) constitute a violation of any Law applicable to Seller. Schedule 5.1 lists the correct legal name, U.S. federal Tax identification number and, if applicable, state Tax or business identification number of Seller.

5.2. Consents and Approvals. Except as set forth on Schedule 5.2, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of Seller in connection with the execution and delivery of this Agreement or Seller Documents or the compliance by Seller with any of the provisions hereof or thereof.

5.3. Organization and Good Standing. Seller is duly organized, validly existing and in good standing under the Laws of its state of organization and is qualified to do business in each and every jurisdiction in which the Acquired Assets are located. Seller is not in default under or in violation of any provisions of its articles of incorporation or bylaws or articles of organization or operating agreements, as applicable.

5.4. [Reserved.]

5.5. Non-contravention. Except for the Required Consents and as otherwise set forth on Schedule 5.5, neither the execution and delivery by Seller of this Agreement or the other Seller Documents nor the consummation by Seller of the transactions contemplated hereby and thereby (including the receipt of the New Pipeline Consideration) (i) will violate any Law or judgment, order, writ or decree of any judicial or other Governmental Authority applicable to Seller (each, an “Order”), (ii) will require any authorization, consent or approval by, filing with or notice to any Person or Governmental Authority, or (iii), will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Liens (other than Permitted Encumbrances) upon any of the Acquired Assets under, (A) any term or provision of the corporate charter, bylaws, or similar organizational documents of Seller or (B) any of the express terms of any Contract.

5.6. Litigation. Schedule 5.6 contains a summary of any action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding pending, or threatened in writing, against or affecting any of the Acquired Assets or that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, Seller Documents or any action taken or to be taken by Seller in connection with the consummation of the transactions contemplated hereby or thereby.

5.7. Title to Assets; Condition of Acquired Assets.

(a) Except as set forth in Schedule 5.7(a), Seller has: (i) insurable title to the Owned Real Properties, and the Acquired Assets, and (ii) a valid leasehold interest in the Leased Real Properties pursuant to Leases, all of which Leases are described on Schedule 5.7(a)-1 attached hereto together with all amendments and modifications thereof (whether oral or written) (collectively, the “Real Property Leases”), in each case free and clear of all liens, charges, and/or security interests, except the Permitted Encumbrances. Seller has the right to convey all such Acquired Assets subject to the Required Consents, and at Closing Seller will convey to Purchaser ownership thereto free and clear of all liens and encumbrances, other than the Permitted Encumbrances.

(b) Real Properties. As of the Closing Date and to the Knowledge of Seller, all components of all buildings, structures, easements and other improvements included in any of the Locations, including, but not limited to, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, signs, systems and facilities included therein, are in operating order and repair in all material respects, ordinary wear and tear excepted, and adequate for Seller to operate the Business with no Known safety issues and in compliance with all Laws.

(c) Equipment. All of the Equipment, including, without limitation, the Fuel Equipment described in Schedule 1.1, is in good operating condition with no Known deferred maintenance issues.

(d) Inventory. All of the Inventory will consist of items of a quality and quantity usable and sellable in the ordinary course of Seller’s business and in compliance with all applicable Laws. All Inventory is located exclusively at the Locations. Seller has not in the past, and does not currently, sell any cigarettes or any other products at wholesale or to any retail accounts or to any person in connection with the Business or otherwise in violation of any applicable Laws, and Seller does not sell cigarettes in quantities over five cartons per transactions to any customer.

(e) Other. The point of sale systems at the Locations are in good operating condition, with no deferred maintenance issues. All ATMs, dispensers, POS systems and other credit card readers at the Locations are, to the Knowledge of Seller, EMV compliant.

(f) Substantially All Assets. The Acquired Assets constitute all of the material assets (other than the Excluded Assets) used to operate the Business as currently conducted on the date of this Agreement.

5.8. Brokerage Fees. Seller is not a party to any contract or undertaking to pay any broker’s, finder’s or financial advisor’s fee in connection with the origin, negotiation, execution or performance of this Agreement.

5.9. [Reserved].

5.10. Compliance with Laws; Permits.

(a) Investigations. Schedule 5.10(a) lists all investigations of Seller and/or the Business to the Knowledge of Seller, including the Owned Real Properties and the Leased Real Properties, since January 1, 2023 conducted by any grand jury, administrative agency or other Governmental Authority, and also describes all written notices or claims of any alleged violations or noncompliance with Law received by Seller from any Governmental Authority since such date and all written statements or responses of Seller with respect thereto, other than requests for information from the IRS or any state department of revenue in connection with audits of Tax Returns or routine questionnaires and requests for information received generally by others in Seller’s industry.

(b) Judgments and Orders. Except as described in Schedule 5.10(b), there are no outstanding Orders binding specifically upon Seller or the Acquired Assets and not of general application, other than Orders with which Seller has complied and which have no future applicability.

(c) Improper Payments. Seller has not, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, in violation of applicable Law, (i) as a kickback or bribe to any person or (ii) to any political organization or the holder of, or any aspirant to, any elective or appointive office of any nation, state, political subdivision thereof, or other governmental body or instrumentality (except lawful political contributions made by Seller).

(d) Permits. Seller holds all applicable Permits required by Law for the operation of the Business, all of which Permits are listed on Schedule 5.10(d). Seller has not received official written notice, citation, or complaint from any Governmental Authority of any suspected or alleged noncompliance with or violation of, any Law or Permit (except for minor violations or events of noncompliance which have been cured or remedied) including, without limitation, all applicable Laws relating to employment, employee benefits, Environmental Laws, and the Americans With Disabilities Act, relating to the Business or the Acquired Assets and, except as set forth on Schedule 5.10(d), Seller is in material compliance with all applicable Permits. A list of all Permit-related violations or citations (including but not limited to petroleum storage tank registrations) issued with respect to any Owned Real Property and, to Seller’s Knowledge, as to the Leased Real Property, in the last three (3) years or which are unresolved, regardless of when issued, is set forth on Schedule 5.10(d). Seller does not at any of the Locations or otherwise in connection with the Business operate gaming machines or otherwise engage or allow any gaming activities.

5.11. Financial Information. Attached hereto as Schedule 5.11 are the audited consolidated financial statements of Seller for the last three fiscal years including the consolidated financial statements as of and for the fiscal years ending (i) December 31, 2025, (ii) December 31, 2024, and (iii) December 31, 2023 (the “Financial Information”). The Financial Information have been prepared in accordance with generally accepted accounting principles of the United States as in effect from time to time (“GAAP”), applied on a consistent basis throughout the period covered thereby, and are in accordance with the books and records of Seller and the Financial Statements fairly present, in all material respects, the financial position and results of operations of Seller as of their respective dates and for the respective periods covered thereby. Except as set forth on Schedule 5.11, during the period beginning on January 1, 2026 to the date of this Agreement, (i) the Business has been conducted in all material respects in the Ordinary Course of Business, and (ii) there have been no material change by Seller in accounting principles, practices or methods except as required by Law or GAAP. In addition to the foregoing, all proforma financial information which has been or shall be prepared by Seller in accordance with the provisions of Section 2.1 shall be done using Seller’s good faith determination of such financial information, based on and consistent with Seller’s experience with respect to the Business.

5.12. Taxes.

(a) Seller has timely filed, or caused to be timely filed, all income and other Tax Returns that it was required to file (taking into account applicable extensions) with respect to the Acquired Assets and the Business.

(b) All such Tax Returns were and are complete and correct in all material respects, and, where required, properly identify Seller as the seller of RINS credits and blender of gasoline, diesel fuel or kerosene, including, without limitation, with proper excise Tax registration.

(c) Seller has timely paid all Taxes (whether or not shown as due and payable on a Tax Return) with respect to the Acquired Assets and the Business.

(d) All Taxes with respect to the Acquired Assets and the Business that Seller is or was required by applicable Law to withhold, deduct or collect from or in connection with amounts paid, allocated, or owed to any employee, agent, contractor, member, shareholder or other Person, has been duly and timely withheld, deducted or collected, and, to the extent required, paid over to the proper Taxing Authority or other Person.

(e) No extensions or waivers of statutes of limitations have been given or requested with respect to any Tax of Seller related to the Acquired Assets or the Business.

(f) All deficiencies asserted or assessments made against Seller as a result of any written examination by any Taxing Authority with respect to any Tax related to the Acquired Assets or the Business have been fully paid or otherwise resolved.

(g) Seller is not currently a party to any Proceeding by any Taxing Authority with respect to any Tax related to the Acquired Assets or the Business. There are no pending or threatened Proceedings, in writing, by any Taxing Authority with respect to any Tax related to the Acquired Assets or the Business.

(h) None of the Acquired Assets represents an equity interest.

(i) There are no liens for Taxes upon the Acquired Assets, other than liens for Taxes not yet due and payable.

(j) Seller is not a party to, bound by, nor has any obligation under, any closing agreement, Tax abatement agreement or any other agreement with any Governmental Authority relating to Taxes, in each case, with respect to the Acquired Assets or the Business.

(k) Seller has not received any claim from any Taxing Authority with respect to the Acquired Assets or the Business in a jurisdiction where Seller does not file a type of Tax Return or a pay a type of Tax that Seller is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(l) Seller is not a party to any Tax allocation, Tax sharing, Tax indemnity, or Tax gross-up agreement with respect to the Acquired Assets or the Business.

(m) There are no material property or obligations, including uncashed checks, that are required to be escheated or reported as unclaimed property to any Governmental Entity under any applicable escheatment or unclaimed property Laws relating to the Acquired Assets or the Business.

(n) No Seller is a “foreign person” as defined in Code Section 1445(f)(3).

5.13. Condemnations. Except as set forth in Schedule 5.13, Seller has not received any written notice of any condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any Locations, nor to Seller’s Knowledge is there any pending or threatened condemnation, expropriation, eminent domain or other similar proceeding affecting all or any portion of any Location.

5.14. Labor Matters/Employees.

(a) No Seller employee is represented by any union or any collective bargaining agreement, and to the Knowledge of Seller, there is no organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of Seller. No labor organization or group of employees of Seller has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding or unfair labor practice charges or complaints presently pending or, to the Knowledge of Seller, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no material grievances or other material labor disputes pending or, to the Knowledge of Seller, threatened in writing against or involving Seller.

Seller has not experienced any strike, material labor trouble, work stoppage, slow down, lockout, or other interference with or impairment of its business.

(b) Except as set forth in Schedule 5.14(b), Seller is in compliance with all non-Tax Laws respecting employment and employment practices (representations and warranties with respect to Tax matters being set forth in Section 5.12 hereof, and being specifically excluded from this Section 5.14), including equal employment opportunity, terms and conditions of employment, employment benefits, hours of work and overtime, workers’ compensation, employment-related torts, wrongful termination, sexual harassment, employment discrimination, retaliation, leaves of absence, worker classifications as exempt and non-exempt and as employee or contractor, labor relations, occupational safety and health, employment-related immigration and authorization to work in the United States, notice of plant closings or mass layoffs, employee waivers of liability, and privacy of employee medical information and otherwise, and other laws related to employment, and there are no material arrears with the payment of wages, and no actions against Seller for the same are pending or, to the Knowledge of Seller, threatened in writing. To the Knowledge of Seller, there is no pending or threatened in writing, nor within the previous four (4) years has there been, any material demand, charge, complaint or lawsuit of any kind and in any forum by or on behalf of any present or former employee, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or compliance with any non-Tax Law respecting employment or employment practices, except for violations that would not have, or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Schedule 5.14(b) contains a list of the names, current pay rates and accrued vacation pay and sick leave, date of hire, position and full time/part-time status of each employee of Seller as of no less recently than the pay period ending immediately prior to the date hereof, which list shall be updated at Closing.

(c) No employment terminations prior to the Closing Date have resulted or could reasonably be expected to result in unsatisfied liability under the WARN Act. To the extent there has ever been a "plant closing" or "mass layoff" (as that term is defined under the WARN Act), Seller has complied with all the requirements of the WARN Act and any applicable Law regarding notice to employees.

(d) Schedule 5.14(d) contains a true and complete list of any of the following which relate to or cover the employees of Seller: (i) “employee pension benefit plans” and “employment benefit plans” as defined respectively in Section 3(2) and 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans as defined in Section 3(37) of ERISA; and (ii) any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance or other employee benefit plan or program which Seller maintains or to which Seller has any present or future obligation to contribute (collectively, the plans and programs referred to in (i) and (ii) are the “Benefit Plans”).

(e) Seller and each ERISA Affiliate has complied with (i) the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and (ii) the affordability and minimum essential coverage requirements, and all other requirements, of the Patient Protection and Affordable Care Act of 2010, as amended, in each case, with respect to each Benefit Plan that is a group health plan.

(f) No Benefit Plan is or was and neither Seller nor any ERISA Affiliate has any liability or obligation under any (i) plan subject to Section 412 of the Code and/or Title IV of ERISA, (ii) multi-employer plans, as defined in Section 3(37) of ERISA, (iii) Contract, plan, agreement or arrangement, whether or not terminated, which provides medical, health, life insurance or other welfare type benefits for retired or terminated employees (except for continued medical benefit coverage required to be provided under COBRA or as required under applicable state law); (iv) “multiple employer plan” as described in Section 413(c) of the Code, or (v) “multiple employer welfare arrangement” as described in Section 3(40) of ERISA.

(g) No Employee Benefit Plan is or was within the past six (6) years, and neither Seller nor any of their ERISA Affiliates has or reasonably expects to have any liability or obligation under (including current or potential withdrawal liability) (i) any “multiemployer plan” (as that term is defined in Section 3(37) of ERISA); (ii) any employee plan which is a “defined benefit plan” (as that term is defined in Section 3(35) of ERISA), whether or not terminated; (iii) a “multiple employer plan” as described in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” as described in Section 3(40) of ERISA.

(h) Seller and each ERISA Affiliate has complied in all material respects with (i) the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and (ii) the affordability and minimum essential coverage requirements, and all other requirements, of the Patient Protection and Affordable Care Act of 2010, as amended, in each case, with respect to each Employee Benefit Plan that is a group health plan.

5.15. Bonds. All surety or other bonds, letter of credit and guaranties that Seller maintains in connection with its operating of the Business, are listed on Schedule 5.15, and no other surety or other bonds, letters of credit or guaranties will be required by Purchaser at the Closing to conduct the Business. Seller is not in default under any of such surety or other bonds, letters of credit or guaranties, and, to the Knowledge of Seller, there has been no occurrence nor exists any condition or circumstance that, with either notice or passage of time or both, would result in or constitute a default by Seller under any of such surety or other bonds, letters of credit or guaranties.

5.16. Contracts.

(a) Schedule 5.16(a) contains a complete and accurate list and description each of the following Contracts to which Seller is a party or by which it is bound in connection with the Business or the Acquired Assets (together with all Leases listed on Schedule 5.18(a) and the Lessor Leases listed on Schedule 5.18(c), collectively, the “Material Contracts”):

(i) each Contract under which Seller is obligated to purchase or sell $50,000 or more of services or goods each year, that is not a Dealer Contract, Supply Agreement, or Terminal Agreement;

(ii) Contracts involving aggregate annual firm consideration in excess of $50,000, which, in each case, cannot be cancelled by Seller without penalty or without more than 90 days’ notice, that is not a Dealer Contract, Supply Agreement, or Terminal Agreement;

(iii) all Contracts that relate to the sale of any of the Acquired Assets, other than in the Ordinary Course of Business;

(iv) all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) which are effective on or after January 1, 2024 or which contain future or ongoing obligations to be performed by any of the parties thereto (except for indemnity obligations which are part of the Excluded Liabilities);

(v) except for agreements relating to trade receivables, all Contracts relating to indebtedness of the Company (including, without limitation, guarantees);

(vi) all Contracts between or among Seller, on the one hand, and any Affiliate of Seller on the other hand, which contain future or ongoing obligations to be performed by any of the parties thereto (except for indemnity obligations which are part of the Excluded Liabilities);

(vii) all collective bargaining agreements or agreements with any labor organization, union or association;

(viii) all Dealer Contracts;

(ix) Contracts that restrain, limit or impede the ability to compete with or conduct the Business;

(x) Contracts which include revenue sharing or other arrangements where Sellers shares in the revenue or income generated from such Contract;

(xi) all Supply Agreements;

(xii) Contracts with any Governmental Authority and any Contracts which qualify as a “government contract”;

(xiii) All Hedging Agreements; and

(xiv) All Contracts with any customer(s) at the Terminals.

(b) Each Assumed Contract is in full force and effect. Each Assumed Contract is the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, the other party or parties thereunder. Schedule 5.16(b) contains a complete and accurate list and description of each Assumed Contract together with all amendments and/or modifications thereto (including, without limitation, each Real Property Lease), and there are no oral contracts, or oral amendments, relating to the Assumed Contracts. Seller is not in default under any Assumed Contract in any material respect, and, to the Knowledge of Seller, there has been no occurrence nor exists any condition or circumstance that, with either notice or passage of time or both, would result in or constitute a default by Seller under any Assumed Contract.

(c) Schedule 5.16(c) contains a complete and accurate list and description of the vendor and supplier supplied, consigned or leased personal property and inventory at the Owned Real Properties and, to the Knowledge of Seller, at the Leased Real Properties (the “Vendor Equipment and Inventory”) and the vendor and supplier supplied, consigned or leased contracts (the “Vendor Equipment Leases”). Except as set forth in Schedule 5.16(c)-1, each Assumed Contract, each Real Property Lease, each Dealer Contract and each Vendor

Equipment Lease is in full force and effect and is valid and enforceable against the applicable Seller, and, to the Knowledge of Seller, the other party or parties thereto in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles. Except as set forth in Schedule 5.16(c)-1, Seller is in compliance in all material respects with all terms and requirements of each Assumed Contract (including, without limitation, each Dealer Contract) and each Real Property Lease and each Vendor Equipment Lease and there is no breach or default by Seller of any provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred. To the Knowledge of Seller, and except as set forth in Schedule 5.16(c)-1, no breach or default by any other party to any Assumed Contract (including, without limitation, any Dealer Contract) or Real Property Lease or Vendor Equipment Lease of any provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred, excluding requirements for minimum fuel purchases included in any Dealer Agreements. Except as set forth in Schedule 5.16(c)-1, Seller has not received any written notice of any adverse modification, termination, cancellation or nonrenewal (but excluding expiration in accordance with its terms) of any Assumed Contract (including, without limitation, any Dealer Contract) or any Real Property Lease or any Vendor Equipment Lease and, to Seller’s Knowledge, knows of no intent to affect the same. Except as set forth in Schedule 5.16(c)-1, there is no current dispute with any party under any Assumed Contract (including, without limitation, any Dealer Contract) or any Real Property Lease or any Vendor Equipment Lease that, if decided in a manner adverse to Seller, would have a Material Adverse Effect. Seller has delivered to Purchaser true, correct and complete copies of each Assumed Contract (including, without limitation, each written Dealer Contract) and each Real Property Lease and each Vendor Equipment Lease and all amendments, modifications, side letter agreements and waivers with respect thereto, whether written or oral. Any and all investments or improvements to be made by Seller, per the terms of the Assumed Contracts, have been completed as of the Effective Date or will be completed as of the Closing Date. There are no oral contracts, or oral amendments, relating to the Assumed Contracts.

(d) Schedule 5.16(d)(i) sets forth each Dealer Contract including, for each Dealer Contract, the information provided on Exhibit R attached hereto. Each Dealer Contract set forth in Schedule 5.16(d)(i) is in full force and effect with no defaults. Schedule 5.16(d)(ii) sets forth each Terminal Contract including, for each Terminal Contract the information provided on Exhibit S attached hereto. Each Terminal Contract set forth in Schedule 5.16(d)(ii) is in full force and effect with no defaults.

5.17. Insurance. Schedule 5.17 lists the insurance policies, obtained by Seller, currently in effect with respect to the Acquired Assets. The assets, properties and operations of Seller relating to the Business are and have been insured under various policies of property and casualty insurance, of which all such coverage has been in effect since Seller commenced operations or acquired the Acquired Assets, which includes any and all policies covering general liability, excess liability, product liability, workers’ compensation, auto liability, foreign liability, crime, property damage, directors and officers liability, fiduciary liability, employment practices liability, professional liability, errors and omissions liability, or environmental liability of Seller or its employees, officers, directors, property, or business. All such policies are in full force and effect in accordance with their terms and no notice of cancellation has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder. All premiums payable as of the Effective Date have to date have been paid in full. Each applicable Seller is a “named insured” or an “insured” under such insurance policies applicable to such Seller entity. No Seller has been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past four (4) years.

5.18. Real Properties.

(a) Set forth on Schedule 5.18(a) is an accurate and complete list and summary description of the Owned Real Properties and the Leased Real Properties that are Acquired Assets, together with all of the Real Property Leases where Seller owns any Fuel Equipment located thereon or has any actual or potential exposure or obligation under Environmental Law (collectively, the “Facilities”), including for each Leased Real Property (i) the amount of security deposit, if any, (ii) the current rent amount, (iii) the current expiration date, (iv) any renewal options, (v) any rights of first offer or rights of first refusal, (vi) listing of any Seller’s maintenance and/or environmental obligations, and (vii) any and all amendments and/or assignments to such Real Property Leases. Each Real Property Lease is in full force and effect with no defaults, and, except as set forth on Schedule 5.18(a), none of the Real Property Leases require any consent to the transactions contemplated by this Agreement. Except as set forth on Schedule 5.18(a), Seller has not received written notice of any physical defects or conditions or violations of applicable Law (representations and warranties with respect to environmental matters being set forth in Section 5.19 hereof, and being specifically excluded from this Section 5.18) with regard to any of the Locations and other applicable Facilities. Seller has made available for review by Purchaser complete copies of all surveys, reports or deficiency notices concerning the Locations and other applicable Facilities which are in the possession of Seller. Seller has previously delivered to Purchaser complete copies of all Real Property Leases. Seller has possession of each of the Owned Real Properties and Leased Real Properties, except for “Lessor Facilities” as defined in subparagraph (c) below. Except as set forth on Schedule 5.18(a), Seller has not received written notice of any default under any of the described Leases relating to the Locations or the Leased Real Properties and, to the Knowledge of Seller, no event has occurred which, with the lapse of time or action by a third party, will result in a default under any of the Leases relating to the Locations. There are no oral side agreements, modifications, or arrangements related to any Real Property Leases.

(b) All rents or other payment obligations (including but not limited to any commissions relating to fuel sales for the Consignment Contracts and rebates relating to fuel sales for the Wholesale Contracts) which have become due in respect of each of the Leased Real Properties have been or will be paid in the Ordinary Course of Business and Seller has complied in all material respects with its obligations under the said Leases to which it is a party. Seller has not received any written notice of default under any Law, Contract or Permit, relating to the use, lease, sublease, and/or operation of the Locations and other applicable Facilities, which remains uncured and could reasonably be expected to have a material adverse effect on the operation of such Facility.

(c) Each of the Locations and other applicable Facilities that is leased or subleased in whole or in part to a third party from Seller is set forth on Schedule 5.18(c) (the “Lessor Facilities”). Seller has previously delivered to Purchaser complete copies of all leases and subleases for each of the Lessor Facilities listed and described on Schedule 5.18(c) (collectively, the “Lessor Leases”). All rents or other payments due and payable on or before the Closing Date have been paid to Seller, and Seller has complied in all material respects with its obligations under the Lessor Lease to which it is a party, up to the Closing Date. There are no oral side agreements, modifications, or arrangements related to any Lessor Lease.

(d) To the Knowledge of Seller, each parcel of real property that constitutes all or part of a Location has access, sufficient for the conduct of the Business, to public roads and to all utilities, including electricity, sanitary and storm sewer or private septic and/or (to the extent permitted by Law) drainfields, stormwater ponds, stormwater management systems, water well system, potable water, and other utilities, used in the operation of the business at that location. The owner or occupant of such parcels is not obligated to make any payments to any other parties in order to retain such access or to maintain any roads. Seller has not received written notice of a violation of any applicable zoning ordinance or law relating to the real property. To the Knowledge of Seller, the Owned Real Properties and Leased Real Properties are in compliance in all material respects with all Laws and applicable zoning or similar land use restrictions. To Seller’s Knowledge, Seller has performed all material affirmative covenants as to the Locations to be performed by Seller.

(e) Seller has no real estate tax appeals pending, has no Knowledge of any tax appeals pending and has no plan to file any tax appeals prior to the Closing.

(f) Except as set forth on Schedule 5.18(f), no work has been performed or is in progress at, and no materials have been furnished to, the Locations which, though not presently the subject of, might give rise to mechanic’s, materialmen’s or other liens against the real property or any portion thereof, except that for which payment has been made, or will be made, in the Ordinary Course of Business. If any lien for such work is filed before or after the Closing and such work was ordered by Seller, Seller shall promptly discharge the same.

(g) Seller has not received any written notice of any action, suit, claim, assessment, hearing, proceeding, arbitration, investigation, audit, inquiry, or mediation by or before any Governmental Authority or other Person (each, a “Proceeding”) pending and, to Seller’s Knowledge, there are no Proceedings threatened against or affecting, any of the Owned Real Properties or Leased Real Properties or any portion thereof or interest therein in the nature of or in lieu of condemnation or eminent domain proceedings.

(h) Except as set forth in Schedule 5.7(a)-1 or Schedule 5.18(c), there are no written subleases, concessions or other Contracts granting to any Person other than a Seller the right to use or occupy any Leased Real Property and there are no outstanding options, rights of first offer, or rights of first refusal to purchase, or rights of repurchase or forfeiture of or with respect to all or a portion of any Leased Real Property, other than as may be expressly set forth in the Real Property Leases.

5.19. Environmental Matters. With respect to the Facilities, except as disclosed on Schedule 5.19:

(a) To the Knowledge of Seller, the Facilities are, and during Seller’s period of ownership always have been, in compliance with Environmental Laws, including, without limitation, (i) 40 C.F.R. Part 280 and applicable state underground storage tank regulations, (ii) National Emission Standards for Hazardous Air Pollutants (NESHAP) regulations, and (iii) with respect to the Terminals, 40 C.F.R. Part 112 (Spill Prevention, Control, and Countermeasure), 40 C.F.R. Part 116 (Designation of Hazardous Substances), 40 C.F.R. Part 117 (Determination of Reportable Quantities), applicable Clean Water Act requirements for bulk storage facilities, and applicable OSHA regulations for bulk petroleum storage, including 29 C.F.R. Part 1910. To the Knowledge of Seller, all underground storage tanks, aboveground storage tanks, containers, piping, and pipelines, hoses, pumps, dispensers, appurtenances, and all equipment associated with the Facilities are, and during Seller’s period of ownership always have been, in compliance with Environmental Laws, and Seller has performed all inspections, tests, upgrades, recordkeeping, inventory control, monitoring, leak detection and other activities as may be required by Environmental Laws with regard to such underground storage tanks, aboveground storage tanks, containers, piping, and pipelines, hoses, appurtenances and other equipment for which Seller is responsible. With respect to the Terminals, Seller has performed all inspections, integrity testing, and certifications required by applicable spill prevention, control, and countermeasure (SPCC) regulations and industry standards, including API 653 inspections for aboveground storage tanks. Schedule 5.19 sets forth a complete and accurate list and description of all underground storage tanks and aboveground storage tanks at the Locations which are currently in use, have been abandoned or are otherwise no longer used in connection with the Business, including identification of which of those tanks to Seller’s knowledge are lined and which are unlined, and the capacity, age, construction type, registered owner/operator, and date of last integrity inspection. Seller maintains underground storage tank financial assurance as required by Environmental Law and the Locations are, to the Knowledge of Seller, eligible for the lowest possible deductible and the maximum level of reimbursement applicable to each Location from applicable trust funds administered by a Governmental Authority. To the

Knowledge of Seller, all storage tank systems and equipment comply with all Environmental Laws, and are in working order and condition.

(b) No written (or, to the Knowledge of Seller, oral) notice, notification, inquiry, demand, request for information, citation, summons, complaint or order has been received by Seller; no complaint has been filed; no penalty has been assessed; and no investigation or review is pending or, to the Knowledge of Seller, threatened, planned, or anticipated by any Governmental Authority (including without limitation the U.S. Environmental Protection Agency, the Michigan Department of Environment, Great Lakes, and Energy (“EGLE”), the Ohio Environmental Protection Agency (“OEPA”) and the Michigan Department of Licensing and Regulatory Affairs (“LARA”), or any local environmental authority) or any other person or entity with respect to any (i) actual, alleged or potential violation of or event of non-compliance with any Environmental Laws or liability thereunder, including without limitation Part 5 Rules (Storage and Handling of Hazardous Materials) of the Michigan Natural Resources and Environmental Protection Act (Act 451 of 1994), the Michigan Administrative Code rules applicable to bulk petroleum storage, and EGLE permitting and compliance requirements; (ii) actual or alleged failure to have or comply with any Permit or to pay any fee, Tax, or charge related to any Environmental Laws; (iii) actual, alleged, or threatened Release of Hazardous Substances; (iv) actual or alleged damages to natural resources, including but not limited to soil, groundwater, air, and surface waters; (v) actual or alleged failure to maintain or comply with any spill prevention, control, and countermeasure plan (“SPCC Plan”) or facility response plan required under 40 C.F.R. Part 112; or (vi) actual or alleged violations of secondary containment, loading rack, or vapor recovery system requirements applicable to fuel storage terminals. To Seller’s Knowledge, except as set forth on Schedule 5.19 (the “Known Releases”), there has been no Release of Hazardous Substances on or at the Facilities, the existence of which triggers any requirement under Environmental Laws for Remedial Measures, and Schedule 5.19 lists all matters currently requiring investigatory, corrective or remedial action under Environmental Laws by any of Seller and indicates that name of the entity which is the responsible party, including for which a party other than a Seller is a responsible party.

(c) With the exception of storage in registered tanks, immaterial amounts of Hazardous Substances used for routine cleaning and maintenance, Hazardous Substances sold in the Ordinary Course of Business, and bulk petroleum products stored and handled at the Terminals in accordance with all applicable Environmental Laws, Seller has not at any time handled, treated, stored, or disposed of Hazardous Substances at, on, or beneath any of the Locations. With the exception of the Known Releases, Seller has not at any time handled, treated, stored, or disposed of Hazardous Substances at, on, or beneath any of the Locations in violation of any Environmental Law, and the Locations are free from any Hazardous Substances, except for any such materials maintained in accordance with Environmental Law. All handling, loading, unloading, and transfer of petroleum products has, to the Knowledge of Seller, been conducted in compliance with applicable spill prevention procedures and secondary containment requirements.

(d) With respect to the Locations operated by Seller and, to the Knowledge of Seller, the Lessor Facilities, all underground storage tanks and aboveground storage tanks and all associated equipment and appurtenances (including, without limitation, loading racks, transfer equipment, pipeline and manifold systems, secondary containment systems, spill prevention equipment, and vapor recovery systems) are in compliance with appropriate safety and spill prevention requirements and applicable laws, and have been validly registered in accordance with applicable Law and are currently validly registered with all applicable Governmental Authorities, including EGLE, LARA, OEPA, and USEPA and all registration fees, Taxes and impositions therefor have been paid in full. To the Knowledge of Seller, all such underground storage tanks and aboveground storage tanks satisfy the upgrade and other requirements of the U.S. Environmental Protection Agency set forth in 40 C.F.R. Part 280, 40 C.F.R. Part 112, and other applicable Environmental Laws, including Part 5 Rules of the Michigan

Natural Resources and Environmental Protection Act and applicable Michigan Administrative Code provisions. To the Knowledge of Seller, all such underground storage tanks and aboveground storage tanks, equipment, and appurtenances, and the practices of Seller in the operation of such tanks, equipment, and appurtenances, including without limitation storing fuel, tank testing, inventory control and leakage detection, comply with all Laws applicable to such underground storage tanks and aboveground storage tanks, equipment, and appurtenances and other applicable Environmental Laws.

(e) Seller has provided to Purchaser all environmental audits, assessments, or reports and all other documentation bearing on actual or potential liabilities of Seller under Environmental Laws in the possession or control of Seller, including without limitation (i) all SPCC Plans and any amendments thereto, (ii) all facility response plans, (iii) all tank integrity inspection reports (including API 653 inspection reports for aboveground storage tanks at the Terminals), (iv) all LARA and OEPA permits, registrations, and correspondence, (v) all spill reports and remediation documentation, (vi) all compliance audit reports, and (vii) all training records for Terminal operations personnel relating to environmental compliance.

(f) Except for those set forth on Schedule 5.19(f), Seller hereby represents and warrants that Seller is not currently undertaking Remedial Measures for any Releases or petroleum spills at, on, or migrating from any of the Locations or any other environmental contamination of any of the Facilities or Business, and to the Knowledge of Seller, there are no Releases or petroleum spills at, on, or migrating from any of the Locations or any other environmental contamination of any of the Facilities or Business.

(g) With respect to fuel storage at the Terminals: (i) Seller has developed, implemented, and currently maintains SPCC Plans for each Terminal in full compliance with 40 C.F.R. Part 112, and such SPCC Plans have been reviewed and certified by a licensed professional engineer within the time periods required by applicable Environmental Law; (ii) Seller has obtained and maintains in full force and effect all Permits, registrations, and authorizations required by the EPA, EGLE, LARA, OEPA and other applicable Governmental Authorities for the operation of the Terminals, including, but not limited to, any air Permits, stormwater Permits, and wastewater discharge Permits; (iii) Seller maintains current and adequate emergency response plans and spill response equipment at each Terminal, and has established procedures for notification of appropriate authorities in the event of a Release; (iv) Seller has implemented training programs for all Terminal operations personnel covering spill prevention, environmental compliance, and emergency response procedures, and maintains records of such training; and (v) to the Knowledge of Seller, all vapor recovery systems at the Terminals are functioning in accordance with applicable air quality requirements.

5.20. Intellectual Property.

(a) Schedule 5.20(a) contains a complete and accurate list and description of the registered Intellectual Property owned by Seller or used in the Business as of the date hereof. Except as disclosed on Schedule 5.20(a), Seller owns or has the right to use, free and clear of all Liens, all Intellectual Property necessary to conduct the Business substantially as presently conducted. To the Knowledge of Seller, the operation of the Business has not and does not materially infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any third Person. No claim is pending or, to the Knowledge of Seller, has been threatened against Seller, and Seller has not received any written threat, charge, claim, demand, notice or complaint, in each case within the last three (3) years, challenging the use or ownership by Seller of any Intellectual Property used in the business of Seller or alleging that the operation of the Business infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any third Person (including any claim that Seller must license any Intellectual Property of any third Person).

(b) Notwithstanding the foregoing, Purchaser acknowledges that Seller has not registered the trademarks, service marks and/or trade names listed on Schedule 5.20(b) (the “Unregistered Marks”) with the USPTO or any state registering authority, and Seller makes no representations or warranties to the effect that Seller has the exclusive right to use any of the Unregistered Marks in or throughout the United States.

5.21. Absence of Certain Changes. Since December 31, 2023, except as set forth or referred to in Schedule 5.21 hereto, there has not been with respect to the Acquired Assets or the Business:

(a) any Material Adverse Effect in the results of the Business;

(b) any change in the condition of the properties, business or Liabilities of Seller except normal and usual changes in the Ordinary Course of Business which have not been materially adverse;

(c) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties of Seller or the Business which has not been repaired or replaced;

(d) any sale, lease, abandonment or other disposition by Seller of any interest in any Facilities, or of any machinery, equipment or other operating, tangible, personal property, other than disposition of such tangible, personal property (i) which was no longer usable in any of the Business, (ii) which was replaced by tangible, personal property of equal or greater value, or (iii) in Seller’s Ordinary Course of Business;

(e) any change in the accounting methods or practices followed by Seller or in depreciation, amortization or inventory valuation policies theretofore used or adopted;

(f) any other Material Adverse Effect in the Business, other than economic, market, or regulatory changes generally known through the convenience store industry and the fuel supply business and not unique to the Business;

(g) any general increase in the rate of compensation paid to employees of Seller (other than officers or key employees of Seller) other than increases in the Ordinary Course of Business or any increase in the rate of compensation paid to officers or key employees of Seller; and

(h) any change in the compliance status of the properties, business or Liabilities of Seller under applicable Laws.

5.22. Branding; Supply Agreements; Terminals.

(a) Certain of the Locations that are operated as a Business are branded to sell BP, Amoco, Shell, Sunoco, Mobil, Exxon, Citgo, and Marathon fuel products as set forth on Schedule 5.22 (which schedule shall set forth the brand start and end dates on a site by site basis), pursuant to certain agreements therewith (collectively, the “Branding Agreements”), and except as set forth on Schedule 5.22 none of the Locations are subject to any agreements requiring or otherwise providing for the branding of any fuel products. Except as set forth on Schedule 5.22, none of the Branding Agreements contain unamortized incentive liabilities (and if any such unamortized incentive liabilities exist, such amounts are set forth on Schedule 5.22 on a site by site basis) or similar provisions requiring any actual or contingent payments and/or liabilities to BP/Amoco Shell, Sunoco, ExxonMobil, Citgo, and Marathon from and after Closing, and there are no outstanding obligations of Seller under any Branding Agreements to make repairs or improvements to any of the Locations. Seller shall indemnify, defend and hold harmless Purchaser from and against any and all loss, liability, claim, cause of action, demand, cost, or expense arising out of any breach of the Branding Agreements to the extent relating to the Excluded Assets. Except as set forth in Schedule 5.22, none of BP/Amoco, Shell, Sunoco, ExxonMobil, Citgo, or Marathon have any rights of first refusal relating to Seller’s sale of any of the Acquired Assets. Except as set forth on Schedule 5.22, Seller is in compliance in all material respects with each Branding Agreement and Seller is not below any minimum volume requirement(s) under the Branding Agreements and/or any other agreements with BP Shell, Sunoco, ExxonMobil, Citgo, Marathon or any other supply agreements relating to the Business.

(b) Schedule 5.22(b) sets forth an accurate and complete list of all supply agreements, commission agreement, consignment agreements or any other agreements relating to Seller’s supply of motor fuel to operators, customers and/or dealers of Seller used in the operation of the Business (collectively, the “Supply Agreements”) and, except as set forth in Schedule 5.22(b), (i) none of the Supply Agreements require any consent to the transactions contemplated by this Agreement and (ii) none of the Dealer Contracts include any unilateral rights of termination, upon notice, in favor of such customer(s) thereunder. Seller has previously delivered, or made available, to Purchaser complete copies of all Supply Agreements and all amendments, modifications, side letter agreements and waivers with respect whether written or oral thereto, all of which are listed and described on Schedule 5.22(b). Except as set forth on Schedule 5.22(b), (i) Seller has not received written notice of any default under any of the Supply Agreements and, to the Knowledge of Seller, no event has occurred which, with the lapse of time or action by a third party, will result in a default under any of the Supply Agreements, and (ii) there are no outstanding equipment installations, branding upgrades (initial branding or otherwise), cash consideration or other expenditures or investments relating to the Supply Agreements which have not been completed by Seller, other than those which are listed on Schedule 5.22(b) (as in process or otherwise) and which will be completed and paid for by Seller prior to Closing.

(c) Seller has not taken any actions in the past twenty four (24) months that could be reasonably likely to trigger a claim under PMPA, and there are no Known existing Seller PMPA violations.

(d) With respect to each Terminal, except as otherwise set forth on Schedule 5.22(d): (i) all branded fuel products delivered to such Terminal have been and are being supplied with the applicable brand-specific additive packages required by the relevant brand(s) and the applicable branded supplier's specifications, (ii) Seller has not commingled, and has implemented procedures and controls to prevent the commingling at the rack of a Terminal, any branded fuel products, branded additive packages, or proprietary formulations of one branded supplier with those of another branded supplier or with unbranded fuel products, and (iii) Seller has not received any notice from any branded supplier alleging any violation of such supplier's additive, quality control, or product integrity requirements. All terminal agreements, additive supply agreements, and similar arrangements necessary to maintain compliance with the additive and product integrity requirements with each brand are set forth on Schedule 5.22(d) and are in full force and effect.

5.23. House Charge Accounts. Except as set forth on Schedule 5.23, Seller does not have any House Charge Accounts with respect to any of the Locations or the Business.

5.24. Transportation Business.

(a) Schedule 5.24 provides a list of (i) where applicable, all of Seller’s USDOT and MC numbers by entity issued by either the Department of Transportation (“DOT”) or Federal Motor Carrier Safety Administration (“FMCSA”); (ii) any governmental access permits for fuel delivery to military or government installations, if applicable; (iii) permits issued by the Pipeline and Hazardous Materials Safety Administration (“PHMSA”), if applicable; (iv) Standard Carrier Alpha Code issued by the National Motor Freight Traffic Association, if applicable; (v) any broker authority from the FMCSA, if applicable; (vi) toll accounts (e.g., EZPass, Best Pass, etc.); and (vii) all electronic logging devices (including vendor and model numbers), communications vendors, road service/breakdown vendors and in cab/onboard camera systems (including vendor and model numbers) currently in use.

(b) Seller currently maintains a “Satisfactory” rating from the FMCSA and, to Seller’s Knowledge, there are (i) no pending actions that might diminish, prejudice, or adversely affect such safety rating; and (ii) no scheduled field or compliance audits to be conducted by FMCSA or any state or provincial motor carrier enforcement or compliance agency.

(c) Any outstanding cargo loss, damage, or delay claims are set forth in Schedule 5.24(c).

(d) To Seller’s Knowledge, Seller has no unpaid, unfunded, or anticipated liabilities under either the International Registration Plan (“IRP”) or the International Fuel Tax Agreement (“IFTA”) with respect to the commercial motor vehicles that are being transferred. Seller has not been notified by either IRP or IFTA, or any participating state or provincial jurisdiction, of any contemplated or intended audit of its participation in either program, or of payments made thereunder.

(e) Seller has made its payment under the federal and all applicable state Uniform Carrier Registration programs.

(f) To Seller’s Knowledge, Seller has maintained all financial, operating, and maintenance records required of motor carriers under applicable Law in all material respects, including without limitation those prescribed: (i) in 49 CFR Parts 376 et seq. (Lease and Interchange of Vehicles); (ii) in 49 CFR Part 379 (Preservation of Records); (iii) in 49 CFR Part 396 (Inspection, Repair and Maintenance); and (iv) in 49 CFR Part 371 (Brokers of Property). If any of Seller’s broker property or services for others, Seller hereby represents that there are no known claims on Seller’ broker bonds.

(g) Each tractor, trailer, and commercial motorized vehicle used in the Business is identified in Schedule 5.24(g) (including but not limited to titled vehicles and equipment) (collectively, the “Vehicles”), and will, as of the Closing Date, display a current periodic FMCSA inspection or corresponding state safety and, where applicable, emissions, inspection as required by applicable law. Except as set forth on Schedule 5.24(g), each of the Vehicles that delivers Product to the Locations is capable of operating in the Ordinary Course of Business. Seller has provided Purchaser, or will provide Purchaser within ten (10) days from the Effective Date, all Department of Transportation (“DOT”) qualification files and DOT accident registry information in Seller’s possession.

5.25. Security Deposits. Schedule 5.25 contains a true and complete list of all security (or similar) deposits made by (i) Seller under the Real Property Leases, (iii) any of Seller’s tenants or subtenants under any Lessor Leases, and (iii) Seller’s dealers to Seller under or in connection with the Dealer Contracts, including (a) the specific amounts and forms thereof (i.e., cash, letter of credit, bond or some other form); and (b) the address to which each deposit corresponds (the “Security Deposits”). Seller currently holds the Security Deposits in accounts to which it has direct and immediate access. All Security Deposits are being held in accordance with the terms of the Supply Agreements or other agreements to which Seller is a party. None of the Security Deposits is, as of the Effective Date or the Closing Date, subject to any contest, Claim, or right of set-off, including any Claim relating to the amount or validity of such Security Deposit; no such contest, Claim, or right has been threatened or asserted; and, to the Knowledge of Seller, no event has occurred or circumstance exists which is likely to give rise to or serve as a basis for the commencement of any such contest or Claim.

5.26. Securities Law Matters. Any APC Shares issuable to Seller in accordance with the terms of this Agreement are being acquired by Seller for its own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and such APC Shares will not be disposed of by Seller in contravention of the Securities Act or any applicable state securities laws.

(a) Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act, is sophisticated in financial matters and is able to evaluate the risks and benefits of its investment in the APC Shares and make an informed investment decision.

(b) Seller has had an opportunity to ask questions and receive answers concerning APC and the APC Shares and has had full access to such other information concerning APC and the APC Shares as Seller has requested or which has been filed by APC with the SEC.

(c) Seller has discussed with and relied upon the advice of its independent legal counsel, Tax and financial advisors with regard to the meaning and legal consequences of Seller’s representations and warranties contained herein and the considerations involved in making an investment in the APC Shares, and Seller understands that Purchaser is relying on Seller’s representations set forth herein in respect of the offer and sale of the APC Shares pursuant to the terms of this Agreement.

(d) Seller acknowledges that all APC Shares issuable pursuant to the terms of this Agreement are “restricted securities” as defined by Rule 144, have not been registered under the Securities Act or any applicable state securities laws and are being offered and sold to Seller in reliance upon exemptions from registration contained in, or promulgated under, the Securities Act, and no such APC Shares may be sold, transferred, pledged, or otherwise disposed of unless subsequently so registered or, in the opinion of counsel (reasonably satisfactory to the issuer) that registration under the Securities Act or any applicable state securities laws is not required.

(e) Legends. It is understood that the certificates (if any) evidencing the APC Shares shall contain the legend in substantially the following form (together with any other legend required by applicable Law):

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

5.27. OFAC Compliance. Seller and each of its members is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Assets Control of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

5.28. Inventory.

(a) There has been no material change in Seller’s accounting practices with regard to inventory valuation standards or methods since December 31, 2022. Except as set forth on Schedule 5.28, Seller does not hold any items of Inventory on consignment from other Persons and, except as provided in the Assumed Contracts, no other Person holds any items of Inventory on consignment from Seller relating to the Business.

(b) [Reserved].

(c) All Petroleum Inventory (i) is of sufficient quality and fitness that it will be suitable for use by consumers, (ii) is of merchantable quality and (iii) to the Knowledge of Seller, materially complies with all applicable federal, state and local Laws, including the rules and regulations promulgated pursuant to Section 211 of the Clean Air Act (or any other Environmental Law), 40 CFR 79-Registration of Fuels and Fuel Additives and 40 CFR 80-Regulation of Fuels and Fuel Additives.

5.29. Solvency. Seller is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. There is not pending with respect to Seller, or, to the Knowledge of Seller, threatened against Seller, any petition in bankruptcy, any assignment for the benefit of creditors, or any petition seeking reorganization or arrangement under the federal bankruptcy laws or those of any state.

6. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants to Seller that as of the date of this Agreement, the following are true and correct with respect to Purchaser:

6.1. Organization and Good Standing. Purchaser is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing, and in good standing under the Laws of the state of Delaware and has the corporate or organizational power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms and conditions of this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by Purchaser being hereinafter referred to, collectively, as the “Purchaser Documents”) and to perform fully its obligations hereunder and thereunder.

6.2. Due Authorization; Enforceability; Absence of Conflicts. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document has been duly authorized and approved by all necessary action on the part of Purchaser. This Agreement has been, and Purchaser Documents will be at or before the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other Parties hereto and thereto) this Agreement constitutes, and Purchaser Documents when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser according to their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. None of the execution and delivery by Purchaser of this Agreement and Purchaser Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof, will (x) conflict with, or result in the breach of, any provision of the organizational or governing documents of Purchaser, (y) conflict with, violate, result in the breach or termination of, or constitute a default under, any agreement to which Purchaser is a party or by which it or any of its properties or assets is bound or subject, or (z) constitute a violation of any Law applicable to Purchaser.

6.3. Consents and Approvals. Except as set forth on Schedule 6.3, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

6.4. Litigation. There is no legal proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, Purchaser Documents or any action taken or to be taken by Purchaser in connection with the consummation of the transactions contemplated hereby or thereby.

6.5. Solvency. Purchaser is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. There is not pending with respect to Purchaser, or, to the Knowledge of Purchaser, threatened against Purchaser, any petition in bankruptcy, any assignment for the benefit of creditors, or any petition seeking reorganization or arrangement under the federal bankruptcy laws or those of any state.

6.6. Available Funds Purchaser has access to sources of immediately available funds or will have available at the Closing Date, and as applicable, thereafter, immediately available funds, in each case, sufficient to consummate the transactions on the terms contemplated by this Agreement and to perform their respective obligations under this Agreement, including any payments required in connection with any New Pipeline Deals and any New Pipeline Seller Payment, and any other amounts required to be paid by Purchaser in connection with or as a result of the consummation of the transactions contemplated herein and all related fees and expenses.

6.7. Brokerage Fees. Purchaser represents and warrants that it has not acted in a manner that could cause Seller to incur liability to any person for brokerage commissions, finder’s fees or other remuneration in connection with the sale of the Acquired Assets or the transactions contemplated by this Agreement other than Raymond James Investment Banking (“Raymond James”), who will be paid a commission solely by Purchaser in the event of the Closing hereunder pursuant to a separate agreement.

6.8. Capitalization. As of the Effective Date, the authorized capital stock of APC consists of 400,000,000 shares of APC Shares, 200,000,000 shares of Class B common stock, par value $0.0001 per share (“APC Class B Shares”) and 5,000 shares of preferred stock, par value $0.0001 per share (“APC Preferred Stock”). As of the Effective Date:

(a) 12,570,223 APC Shares are issued and outstanding;

(b) 35,000,000 APC Class B Shares are issued and outstanding; and

(c) no shares of APC Preferred Stock are issued.

Except as set forth in this Section 6.8, the ARKO Petroleum Corp. 2026 Incentive Compensation Plan (the “APC Plan”), the APC SEC Reports and for the provisions of this Agreement related to the issuance of APC Shares as a New Pipeline Seller Payment, as of the Effective Date, there are no shares of capital stock, options, stock appreciation rights, warrants or other rights, Contracts, derivative or convertible securities (including convertible debt instruments) arrangements, plans (including compensatory plans) or commitments of any character relating to the issued or unissued capital stock of APC or any of its subsidiaries, or obligating APC or any of its subsidiaries to issue, grant, or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, APC or any of its subsidiaries. Each outstanding share of capital stock of APC and each of APC’s Subsidiaries is duly authorized, validly issued, fully paid, and nonassessable. None of the outstanding equity securities or other securities of APC or any of its subsidiaries was issued in violation of the Securities Act. The APC Shares are listed on the Nasdaq Stock Market (“Nasdaq”). APC is, and since its initial listing on Nasdaq has been, in compliance with the applicable listing rules and corporate governance rules and regulations of Nasdaq. As of the Effective Date, 2,305,555 APC Shares are reserved for issuance under the APC Plan, of which 306,813 APC Shares underly outstanding awards under the APC Plan and 1,998,742 APC Shares remain available for future issuance.

6.9. APC SEC Reports.

(a) APC has on a timely basis filed with the SEC all forms, reports, registration statements, prospectuses and documents required to be filed by it with the SEC under the Securities Act or Exchange Act since the effective date of APC’s Registration Statement on Form S-1, as amended (File no. 333-292265), including the prospectus contained therein (such forms, reports, registration statements, prospectuses and other documents, whether or not available through EDGAR, are collectively referred to herein as the “APC SEC Reports”).

(b) Each of the APC SEC Reports: (i) as of the date of the filing of such document with the SEC, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, and the rules and regulations thereunder; and (ii) as of such filing date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of Purchaser (which, for the avoidance of doubt and for purposes of this Section 6.9(b) only, shall not require Purchaser to make any reasonable inquiry of the SEC), none of the APC SEC Reports is the subject of ongoing material SEC review or outstanding SEC investigation, and there are no outstanding or unresolved comments received from the SEC with respect to any of the APC SEC Reports.

6.10. Financial Statements; Undisclosed Liabilities; Controls.

(a) Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the APC SEC Reports complied in all material respects with the rules and regulations of the SEC as of the date of the filing of such reports, was prepared in accordance with GAAP and fairly presented in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of APC and its subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (a) the omission of notes to the extent permitted by the SEC’s Regulation S-X (that would not differ materially from the notes to the financial statements included in such annual report) and (b) normal, recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material).

(b) APC and its subsidiaries have established and maintain a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) APC and its subsidiaries have established and maintain a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that that is sufficient to provide reasonable assurance that all information (both financial and non-financial) required to be disclosed by APC in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to APC’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of APC required under the Exchange Act with respect to such reports.

7. DUE DILIGENCE AND DISCLAIMER OF WARRANTIES.

7.1. Access; Due Diligence.

(a) Access. Purchaser has been furnished and shall continue to be furnished within a reasonable time (but in no event later than five (5) business days) after any written request therefor, considering the scope of the request and the ability of Seller, or given access to such documents and information about Seller and its Business and operations, as it and its representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. For the avoidance of doubt, Purchaser’s rights and Seller’s obligations with respect to such documents and information include, but are not limited to, (i) updated profit and loss statements through the Closing Date so that Purchaser shall have complete and accurate financial information relating to the Business for the complete periods prior to the Closing Date (even if such profit and loss statements may not be readily available until after the Closing Date), (ii) all maintenance records, capital expenditure histories, and operational reports for all Locations in Seller’s possession, and (iii) with respect to the Terminals, all of the following which are in Seller’s possession: SPCC Plans, facility response plans, air permits, stormwater permits, wastewater discharge permits, API 653 inspection reports, pipeline integrity assessments, loading rack inspection records, secondary containment certifications, vapor recovery system compliance documentation, and all correspondence with EPA, EGLE, LARA, OEPA, or other Governmental Authorities relating to environmental compliance. Purchaser will be afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by Seller herein or to otherwise evaluate the merits of the transactions contemplated hereby.

(b) Physical Inspection. Upon no less than forty-eight (48) hours of prior written notice provided to Seller, Purchaser and its agents shall have the right, from time to time prior to the Closing Date during normal business hours, to enter upon the Locations to examine the same and the condition thereof, and to conduct such surveys and to make such engineering and other inspections, tests and studies as Purchaser shall determine to be necessary or proper, all at Purchaser’s sole risk, cost, and expense, including, without limitation, any ESA or TSTT, as noted below, and any building and Inventory inspections. With respect to the Terminals, Purchaser’s inspection rights shall include, without limitation, inspection of (i) all aboveground storage tanks, including tank shells, floors, roofs, foundations, and appurtenances, (ii) loading racks, transfer equipment, and metering systems, (iii) pipeline and manifold systems, including valves, flanges, and connections, (iv) secondary containment systems, including dikes, berms, and liners, (v) spill prevention and response equipment, (vi) monitoring wells (to the extent permissible), vapor recovery systems and air emission control equipment, (vii) stormwater management systems, and (viii) fire suppression and safety systems. Purchaser agrees to give Seller reasonable advance written notice of such examinations or surveys and to conduct such examinations or surveys during normal business hours; provided, however, that Seller shall use commercially reasonable efforts to accommodate Purchaser’s requested inspection schedule, including by coordinating with terminal operations to minimize any scheduling conflicts. Purchaser agrees to conduct all examinations and surveys of the Locations in accordance with all applicable Laws and in a manner that will not interfere with the operations of Seller or tenants thereon and will not harm or damage the Locations or cause any claim adverse to Seller or any tenant, and agrees to repair or restore the Locations to its condition prior to any such examinations or surveys immediately after conducting the same. Other than with respect to matters relating to any Prior Releases or Known Releases, which are specifically addressed in Section 8.7 hereof, and other than matters relating to non-compliance with applicable Environmental Laws with respect to the tank systems identified by the TSTT, which are specifically addressed in Section 7.3(b), and except with respect to any such repairs or maintenance to be performed at a Leased Real Property where landlord is responsible for such repairs, or a Lessor Facility where the tenant is responsible for such repairs, to the extent that any physical inspections conducted by Purchaser reveal any repairs or maintenance required to be performed at any of the Locations or to any of the improvements and machinery and equipment constituting any of the Acquired Assets, including, without limitation, the Fuel Equipment, terminal infrastructure, loading racks, pipeline systems, secondary containment, and vapor recovery systems where such repairs are necessary for the Acquired Assets to be operational, and written notice thereof is provided to Seller by Purchaser within sixty (60) days of the Effective Date, Seller shall, at its sole expense, have such work performed and paid for prior to the Closing. For the avoidance of doubt, as part of the foregoing, Seller hereby agrees at its sole cost and expense to perform the work items noted on Schedule 7.1(b) attached hereto with respect to the Terminals at or prior to Closing. To the extent any such work items contemplated in the immediately preceding two (2) sentences is not completed by the Closing, the cost required to complete such work (as reasonably determined by the Parties) shall be deducted from the Base Consideration and escrowed at the Closing pursuant to escrow arrangements mutually acceptable to the Parties. Notwithstanding the foregoing, to the extent Purchaser notifies Seller of any such repairs or maintenance to be performed at a Leased Real Property where landlord is responsible for such repairs or Lessor Facility where the tenant is responsible for such repairs, Seller shall immediately notify the landlord or tenant of such requested repairs or maintenance and direct them to make such repairs as specified by Purchaser and as required under the applicable lease agreement with Seller. Purchaser shall defend, indemnify and hold Seller harmless for any Loss caused by Purchaser and/or Purchaser’s agents, employees or contractors in performing any physical inspection or activity contemplated under this Section 7.1(b), provided that the foregoing shall not be deemed to include any obligations under Section 8.7 or Article 10 hereof to which Seller is obligated to indemnify Purchaser, or any pre-existing conditions at the Locations discovered during such inspections. Prior to the entry onto any of the Locations, Purchaser shall provide to Seller evidence of insurance maintained by Purchaser and any agent, employee, or contractor entering onto any Locations in coverages and amounts that are acceptable to Seller, including without limitation, a commercial general liability insurance policy against Losses arising out of the entry onto the Locations or performing under the terms of this Agreement, in the minimum amount of $1,000,000.00 per incident and $2,000,000.00 in the aggregate.

(c) Title and Survey. Purchaser shall have until the date that is sixty (60) days after the Effective Date to (i) examine title to the Locations, commitments for title insurance issued by the Escrow Agent (each a “Commitment”), and any surveys and zoning reports, (ii) determine whether Purchaser will be able to obtain any title endorsements its lender requires, and (iii) give written notice to Seller of any objections that Purchaser may have to title or the surveys or zoning reports that adversely impact or could reasonably be expected to adversely impact the use, utility or value of the Locations (the “Title Objection Notice”). If Purchaser shall fail to timely deliver the Title Objection Notice, Purchaser shall be deemed to have waived such right to object to any title exceptions or defects. If Purchaser does timely deliver the Title Objection Notice to Seller, Seller shall elect, by written notice delivered to Purchaser within five (5) business days following Seller's receipt of the Title Objection Notice (the “Cure Response Period”) to either endeavor to cure or satisfy any particular objection(s) at or prior to Closing or not to so cure or satisfy any particular title objection(s) (the “Title Response Notice”). If Seller does not deliver the Title Response Notice then Seller shall be deemed to have elected to not cure or satisfy the title objections. To the extent Seller shall fail to deliver the Title Response Notice to Purchaser within the time required therefor or shall elect not to (or fail in any attempt to) cure any particular title objection(s) within ten (10) days of the delivery of the Title Response Notice, then Purchaser may elect to (A) (x) if the impacted Location is a Terminal, terminate this Agreement, or (y) if the impacted Location is a C-Store, terminate this Agreement as to the C-Stores impacted by such Title Objection Notice by written notice thereof provided to Seller within five (5) business days after Seller has elected not to cure the title objections, or if Seller is deemed to have elected to not cure the title objections, or if Seller fails to cure the title objections prior to the Closing Date, or (B) waive its objections hereunder and proceed with the transaction pursuant to the terms and conditions of this Agreement. Seller shall not be required to cure any matter objected to by Purchaser. Moreover, Seller hereby agrees that all Liens on the Owned Real Properties or, to the extent caused by Seller, the Leased Real Properties, that can be satisfied with the payment of money that are (x) Liens resulting from a judgment against Seller, (y) Liens relating to financing or debt of Seller, and (z) mechanics Liens relating to work for which Seller has contracted to perform (such liens being referred to herein, collectively, as “Monetary Liens”) shall be paid in full by Seller on or prior to the Closing Date, and if any Monetary Liens are not so satisfied by Seller, they shall be paid at Closing out of the proceeds otherwise payable to Seller. If Purchaser fails to give Seller notice of its election within the timeframe required therefor, Purchaser shall be deemed to have elected the option contained in subpart (B) above. Purchaser shall have the right at any time to waive any objections that it may have made and, thereby, to preserve this Agreement in full force and effect.

The foregoing procedures for making and responding to objections to title exceptions and survey matters shall also apply with respect to any objections to title exceptions which first appear in the public records of the applicable County where a Location is located after the effective date of the applicable Commitment (and Purchaser shall promptly provide Seller with copies of any updated title commitments and Schedule B items first shown in such updated commitments), except that all such additional objections in any updated commitment must be made on or before the earlier of five (5) business days after Purchaser becomes aware of such title exceptions or the Closing Date, and all agreements to cure and termination rights relating thereto must be made or exercised, as applicable, on or before the earlier of the time periods provided in the previous paragraph or the Closing Date.

7.2. Confidential Information. Purchaser acknowledges that it has received information about Seller, the Acquired Assets, and the Business, and Seller acknowledges that it has received or may receive non-public information about Purchaser and its business (collectively, the “Confidential Information”). Purchaser and Seller each agree to continue to be bound by all agreements under which it received such Confidential Information, including, without limitation, any confidentiality provisions contained in (i) that certain Mutual Confidentiality Agreement executed November 19, 2025 by and among Imperium Blue Acquisition Partners, LLC, Seller and GPM Investments, LLC, and (ii) that certain Clean Team Confidentiality Agreement dated November 19, 2025 by and among Imperium Blue Acquisition Partners, LLC, Seller and GPM Investments, LLC (collectively, the “Confidentiality Agreement”), and Purchaser and Seller further agree not to disclose any of the Confidential Information applicable to the other Party to third parties, except that each Party may disclose such Confidential Information to its legal and financial advisors and consultants who need to know such Confidential Information for the purpose of evaluating the transactions under this Agreement and who are bound by a fiduciary duty of non-disclosure. The foregoing does not prevent disclosures required by any court, arbitrator, tribunal, or other governmental body or by law or the rules or regulations of any stock exchange or securities regulator. If this Agreement is terminated before the Closing, Purchaser and Seller each promptly shall, at its sole discretion, either return to the other Party or destroy all Confidential Information relative to the other Party, including all information, testing, studies, surveys, reports and evaluations (environmental and financial, for example) and the Parties will continue to maintain the confidentiality of the all such information, data, and documents for the period required under the Confidentiality Agreement. Notwithstanding the foregoing, Purchaser and Seller are each authorized to retain one (1) copy of any Confidential Information solely for the purpose of determining any continuing obligation under this Agreement and/or the Confidentiality Agreement, and nothing herein shall require Purchaser or Seller to delete electronic copies of Confidential Information (including emails) that have become embedded in Purchaser’s and/or Seller’s (as applicable) electronic records system through back-up procedures. Purchaser shall utilize any data, information, or documents provided by Seller only in furtherance of the transactions contemplated by this Agreement and the provisions of this Section 7.2 of the Agreement shall survive termination of the Agreement.

7.3. Environmental Site Assessment and UST/AST System Tank Tightness Testing.

(a) At its sole expense, Purchaser shall have the right to perform an environmental site assessment (“ESA”) at the Locations or other applicable Facilities before the Closing, including without limitation investigation and assessment of soil, groundwater, and indoor air conditions, asbestos, lead-based paint, and any Hazardous Substances, and any follow-up investigations that Purchaser, in its sole discretion, deems necessary, provided that such ESA does not damage or unreasonably interfere with the operation of the Locations and other applicable Facilities. Seller shall cooperate with and provide truthful information to Purchaser or its agents conducting such ESA regarding historic use and operation of the Locations and other applicable Facilities (of which Seller has Knowledge). Purchaser shall indemnify and hold Seller harmless for any damage to the Locations and other applicable Facilities by Purchaser and/or Purchaser’s agents, employees or contractors in performing an ESA, provided that the foregoing shall not be deemed to include any Known Release or Prior Release or other obligations under Section 8.7 or Article 10 hereof to which Seller is obligated to indemnify Purchaser.

(b) At its sole expense, Purchaser shall have the right before the Closing to engage a UST/AST Underground Storage Tank/Above Ground Storage Tank System Testing Contractor (a "TSTT Contractor") to perform Tank System Tightness Testing (“TSTT”) on any and all underground storage tanks and aboveground storage tanks and associated components owned or operated at the Locations and other applicable Facilities that are designated by Purchaser. Seller shall coordinate with and provide such assistance as Purchaser or the TSTT Contractor may reasonably request in performance of the TSTT, and Seller and Purchaser shall agree in writing on a set of protocols which shall govern the TSTT, which protocols shall be binding on such Parties. In the event that any non-compliance with Environmental Law with respect to the underground storage tank and aboveground storage tank system is identified by the TSTT and written notice thereof is provided to Seller within sixty (60) days of the Effective Date, Seller shall be responsible for undertaking action or paying for such action that is necessary to cure such non-compliance with Environmental Laws with respect to the underground storage tank and aboveground storage tank system, and Seller shall additionally be responsible for the cost to retest such tanks following completion of any necessary repair work. The TSTT Contractor shall, at Seller’s expense, be authorized to conduct the work to cure any non-compliance with applicable Environmental Laws with respect to the underground storage tank and aboveground storage tank system identified by the TSTT to the extent that such work constitutes minor repairs and is within the scope of work the TSTT Contractor would otherwise conduct in its normal course of business (e.g., replacing caps, tightening risers and minor top of the tank components); provided, however, that such charge to Seller shall not exceed Five Hundred Dollars ($500.00) per tank system. To the extent that any other work would be required to cure any non-compliance with applicable Environmental Laws with respect to the underground storage tank and aboveground storage tank system identified by the TSTT for which written notice thereof was provided to Seller within sixty (60) days of the Effective Date, Seller shall, at its sole expense, have such work performed prior to the Closing using a licensed and bonded environmental professional reasonably acceptable to Purchaser, and shall prior to Closing initiate all applicable notifications and take all appropriate action in compliance with all applicable Environmental Laws regarding product dispensing. To the extent any such work is not completed by the Closing, the cost required to complete such work (as determined by the contract with such environmental professional contracted to perform such work) shall be deducted from the Base Consideration and escrowed at the Closing pursuant to escrow arrangements mutually acceptable to the Parties. Seller shall cooperate with and provide truthful information to Purchaser and the TSTT Contractor regarding historic use and operation of the underground storage tanks and aboveground storage tanks owned or operated at the Locations and other applicable Facilities (of which Seller has Knowledge). Purchaser shall indemnify and hold Seller harmless for any damage to the Locations and other applicable Facilities by Purchaser and/or Purchaser’s agents, employees or contractors in performing a TSTT, provided that the foregoing shall not be deemed to include any Known Release or Prior Release or other obligations under Section 8.7 or Article 10 hereof to which Seller is obligated to indemnify Purchaser.

7.4. Notices to Governmental Agencies. If Purchaser’s due diligence reveals any condition at the Locations and other applicable Facilities that requires disclosure to any Governmental Authority, Purchaser shall promptly (a) notify Seller thereof, and (b) provide to Seller all data and analysis concerning the condition acquired during the due diligence process, including without limitation the ESA and the TSTT. Purchaser acknowledges that applicable rules may require notification by Seller to a Governmental Authority within twenty-four (24) hours of occurrence and/or discovery, and Purchaser agrees to provide Seller with such information to support the ability of Seller to meet this obligation. But if applicable rules do not require notification by Seller to a Governmental then Purchaser shall not notify any Governmental Authority of any condition requiring notification to a Governmental Authority unless such condition was caused by Purchaser or its agents while investigating the Locations and other applicable Facilities. Seller shall make any and all notifications to Governmental Authorities as may be required by Environmental Laws, and will initiate applicable regulatory notifications and take the appropriate action based on Environmental Laws, including, without limitation, and to the extent required by Environmental Laws or otherwise deemed necessary or appropriate by Purchaser, providing Purchaser with a valid written letter, order or statement from the applicable Governmental Authority stating that no further action will be required and that Seller has fully complied with all applicable Environmental Laws with regards to the subject matter thereof. In conducting its due diligence, Purchaser agrees to use commercially reasonable efforts to refrain from and avoid any acts or omissions (and shall not take any knowing or willful actions) that would compromise the potential eligibility of the Owned Real Properties and Leased Properties to participate in and receive the benefits of insurance or any reimbursement from trust funds from the states where any of the applicable storage tanks are located, or other applicable Governmental Authority, for which Seller may be eligible.

8. ADDITIONAL AGREEMENTS AND COVENANTS.

8.1. Bulk Sales Compliance Purchaser hereby waive compliance by Seller with the provisions of the bulk sales law of any U.S. jurisdiction (“Bulk Sales Law”), and Seller covenants and agrees to pay and discharge when due all claims of any governmental entities and creditors of Seller that could be asserted against Purchaser by reason of such non-compliance.

8.2. Announcements. Before Closing, neither Seller nor Purchaser shall make any public announcements concerning the execution and delivery of this Agreement or the transactions contemplated hereby without first obtaining the prior written consent of the other, which consent shall not be unreasonably withheld, delayed or conditioned, except as may be required by applicable Law or requirement of any securities exchange, and except that Seller may disclose this Agreement to any supplier, lender holding a lien on any property owned by Seller or otherwise subject to this Agreement and to any landlord or lender of Seller in order to comply with Seller’s obligations hereunder, and Seller or Purchaser may disclose the identity of the other Party and terms of this Agreement to their employees, vendors, financing sources, suppliers, service providers, regulators, outside counsel or other outside professionals on a need to know basis in connection with consummating this transaction, or in connection with the New Pipeline Deals, provided that Seller and Purchaser shall mutually agree upon the limitations of such communications in connection with the New Pipeline Deals, any post-Closing obligations, and any statements which may impact any potential earnout or additional payments potentially due and payable to Seller under this Agreement.

8.3. Insurance and Casualty. During the period between the Effective Date and the Closing, Seller covenants and agrees to keep the Acquired Assets and the Business insured, at Seller’s expense, in such amounts as presently insured up until the Closing. With respect to any material damage to or destruction of the Owned Real Properties or Leased Real Properties or any portion thereof before Closing which has not been restored by Seller or Seller’s landlord, as applicable, as of the Closing, Purchaser shall have the following options: (i) elect to proceed with the Closing and be entitled to the benefit of any insurance proceeds due Seller as a result of such damage or destruction (without recourse to Seller), less any amount already expended by Seller in connection with such restoration, and Purchaser shall assume responsibility for such repair and receive a credit against the Closing Purchase Price for any applicable policy deductible not already paid by Seller, up to a maximum credit equal to the difference between the amount of the Closing Purchase Price and the amount of the insurance proceeds payable to Seller; or (ii) (x) in the event such casualty relates to a Terminal Location, terminate this Agreement or (y) in the event such material casualty relates to a C-Store, elect to proceed with the Closing without the damaged assets, whereupon the Closing Purchase Price shall be reduced by the amount allocated to such damaged asset under Section 2.2.

8.4. Condemnation. If before Closing, any part of the Owned Real Properties or Leased Real Properties is taken, or noticed in writing for taking, by eminent domain, Seller shall promptly give Purchaser written notice thereof and the Closing shall at Purchaser’s sole discretion, elect to either (i) proceed with the Closing and be entitled to the benefit of any condemnation proceeds due Seller as a result of such taking, or (ii) (x) in the event such condemnation proceeding relates to a Terminal Location, terminate this Agreement or (y) in the event such condemnation proceeding relates to a C-Store, proceed with the Closing without such assets, whereupon the Closing Purchase Price shall be reduced by the amount allocated to such assets under Section 2.2 provided, however, that such provision shall not apply with respect to any such taking of or notice for any one or more of the real properties and improvements solely included as part of the Excluded Assets or related in any way to any of the Terminals.

8.5. Payment of Brokers. Other than with respect to Raymond James, who will be paid at Closing by Purchaser as per Section 6.5, each Party shall be responsible for any brokerage commission or other fees legally determined to be due to any broker or advisor claiming by, through or under such Party and, as between Seller and Purchaser, shall also be responsible for any loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other Party by reason of any claim to any such broker’s, finder’s or other fee in connection with the transactions contemplated by this Agreement by any such broker or advisor.

8.6. Mutual Cooperation. From and after the Effective Date hereof and through the date of Closing:

(a) Purchaser hereby covenants and agrees with Seller that Purchaser shall use its reasonable efforts to cause the consummation of the transactions contemplated hereby according to the terms and conditions hereof, and Seller hereby covenants and agrees with Purchaser that Seller shall use its reasonable efforts to cause the consummation of the transactions contemplated hereby according to the terms and conditions hereof.

(b) Seller shall use reasonable efforts to obtain the Required Consents. Purchaser agrees to cooperate fully with Seller’s reasonable requests to secure such consents, including supplying information about Purchaser as may be reasonably requested by third parties, if applicable subject to Purchaser’s right to protect and not disclose any proprietary information, trade secrets or other confidential information.

(c) Seller shall reasonably cooperate with Purchaser in order to assist Purchaser to apply for, register, and obtain such governmental licenses, Permits, approvals, or consents as are required for (i) underground and/or above ground storage tanks, or (ii) otherwise for the conduct of the Business, including, without limitation, the operation of the Terminals.

(d) Each Party shall, and shall cause its Affiliates to, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, clearances, authorizations, Orders, and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of any and all documents and instruments contemplated to be executed under this Agreement (collectively, the “Transaction Documents”) and the performance of its obligations pursuant to the Transaction Documents. Each Party shall coordinate and cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, clearances, authorizations, Governmental Orders, and approvals. The Parties shall not take any action that could reasonably be expected to have the effect of materially delaying, impairing, or impeding the receipt of any required consents, clearances, authorizations, Governmental Orders, and approvals pursuant to any Antitrust Laws. Each Party agrees to supply as expeditiously as reasonably practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law.

(e) Each Party shall, and shall cause its Affiliates to, in accordance with all Laws, (i) supply any additional information that may be required or requested by any Governmental Authority in connection with the transactions contemplated by the Transaction Documents, (ii) use commercially reasonable efforts to cause the expiration or termination of all applicable waiting periods under the HSR Act and the receipt of all consents, clearances, authorizations, Orders and approvals pursuant to any other Antitrust Laws applicable to the transactions contemplated by the Transaction Documents (collectively, “HSR Approval”) as expeditiously as reasonably practicable, including complying, as expeditiously as reasonably practicable, with any requests received by such Party or any of its Affiliates from any Governmental Authority for additional information, documents or other materials (including responding to any “second request” for additional information and documentary material under the HSR Act if necessary or advisable to obtain the expiration or termination of any waiting period under the HSR Act applicable to the transactions contemplated by the Transaction Documents, to avoid or eliminate any impediment under any Antitrust Law, or otherwise to consummate the transactions contemplated by the Transaction Documents), and to obtain any required consents under any other Antitrust Laws applicable to the transactions contemplated by the Transaction Documents as expeditiously as reasonably practicable following the Effective Date, and (iii) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Authority or other Person with respect to the transactions contemplated by the Transaction Documents. Each Party will cause all documents that it is responsible for filing with any Governmental Authority under this Section 8.6(e) to comply in all material respects with all applicable Laws. Each Party will, and will cause its Affiliates (or its outside counsel) to, permit the other to review in advance any proposed written submissions to any Governmental Authority and permit the other (or the other’s outside counsel) to attend and participate in any meetings with any Governmental Authority, but no Party will be required to share with the other Party, other than on an outside counsel only basis, any competitively sensitive information or information relating to valuation.

(f) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, advocacy submissions, white papers, arguments, and proposals made by or on behalf of either Party or its Affiliates to or before any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated by the Transaction Documents (but, for the avoidance of doubt, not including any interactions between any Party and any Governmental Authority in the ordinary course of business or any disclosure which is not permitted by Law) shall be disclosed to the other Party in advance of any filing, submission, or attendance, it being the intent of the Parties that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall, and shall cause its Affiliates to, give reasonable prior notice to the other Party with respect to any meeting, discussion, appearance, or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance, or contact. Each Party shall, and shall cause its Affiliates to, coordinate with the other Party regarding the development and implementation of any strategy with respect to obtaining consents, clearances, authorizations, Orders and approvals pursuant to Antitrust Laws (including the expiration or termination of all applicable waiting periods under the HSR Act) including, but not limited to, (i) the process and strategy for responding to any formal or informal request for additional information and documents (including any “second request” for additional information and documentary material under the HSR Act), (ii) the content of, and analysis contained in, any filings, notifications or communications (whether written or oral) with any Governmental Authority, (iii) whether to “pull-and-refile,” pursuant to 16 C.F.R. § 803.12, any filing made under the HSR Act, (iv) whether to extend or restart the waiting, review or investigation period under any applicable Antitrust Law, and (v) whether to offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Authority to delay the consummation of, to extend the review or investigation period applicable to, or not to close before a certain date, any of the transactions contemplated by the Transaction Documents.

(g) In furtherance and not in limitation of the other covenants in this Section 8.6, Purchaser hereby agrees to, and agrees to cause its Affiliates to, use commercially reasonable efforts to take any and all actions necessary or advisable to obtain all consents, clearances, authorizations, Orders and approvals pursuant to Antitrust Laws (including the expiration or termination of all applicable waiting periods under the HSR Act) applicable to the transactions contemplated by the Transaction Documents from all applicable Governmental Authorities as expeditiously as reasonably practicable. Notwithstanding the foregoing, Purchaser shall not be required to take any action that could reasonably be expected to have a material adverse effect on Purchaser, Purchaser’s Affiliates and the Business, taken as a whole, or on the aggregate net benefits expected to be received by Purchaser arising from the Agreement, including but not limited to undertaking any divestiture which may have such an effect.

(h) Purchaser covenants and agrees that between the Effective Date and the Closing or the earlier termination of this Agreement pursuant to Section 11, Purchaser shall not, and shall cause their respective Affiliates not to, acquire or agree to acquire (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) any type of ownership interest in any other Person, business enterprise or assets that competes with the Business in the same general geographic area where the Business is located or that would reasonably be expected to prevent or materially delay the expiration or termination of any waiting period pursuant to the HSR Act or any other Antitrust Laws applicable to this Agreement or the Transaction Documents, the receipt of any clearance pursuant to any other Laws applicable to this Agreement or the Transaction Documents, or the consummation of the transactions contemplated herein.

(i) Except as otherwise set forth in this Agreement, nothing contained in this Agreement shall give Purchaser or any of its Affiliates, directly or indirectly, the right to control, supervise or direct the operations of the Business or of Seller prior to the Closing Date. Prior to the Closing Date, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control, supervision and direction over the Business and its other business operations.

8.7. Responsibilities of Seller for Prior Releases and Known Releases of Hazardous Substances as of Closing.

(a) If an ESA or TSTT or other investigation conducted by Purchaser (or any ESA or TSTT conducted by Seller) prior to the Closing reveals, or within thirty (30) days after Closing, Purchaser or Seller otherwise becomes aware of, any Releases of Hazardous Substances or petroleum spills (or such Releases or petroleum spills are otherwise discovered within thirty (30) days after Closing) at, on, or migrating from the Locations or any other Facilities, or any other environmental contamination of any of the Acquired Assets, Locations, Facilities or Business, which are required to be reported to a Governmental Authority, and which have not been previously reported (collectively, the “Prior Releases”), then Purchaser shall advise Seller, Seller shall promptly, but in all cases prior to Closing, report the same to such Governmental Authority in accordance with applicable Environmental Laws. Seller shall thereafter diligently and in a timely manner undertake and complete Remedial Measures (as described below) for all Known Releases and Prior Releases consistent with a commercial use standard and the requirements of applicable Governmental Authorities.

(b) Seller shall diligently and in a timely manner continue to perform and complete or cause to be performed and completed Remedial Measures regarding the Prior Releases and Known Releases for which Seller is responsible. Seller shall be financially responsible for and shall indemnify, defend, and hold harmless

Purchaser for any and all Losses associated with any Remedial Measures not the responsibility of a third party and which are associated with (i) the Prior Releases, and (ii) the Known Releases (including, without limitation, the Releases and Remedial Measures noted in the Consent Orders). Further, Seller shall indemnify, defend, and hold harmless Purchaser from and against all Losses to Purchaser (including those resulting from or relating to demands, claims, actions or causes of action, assessments or other losses, costs and expenses relating thereto, interest and penalties thereon and reasonable attorneys’ fees and related disbursements and other expenses in respect thereof) by reason of or related to the following for which a third party is not responsible: (i) the Prior Releases, and (ii) the Known Releases. Seller’s financial responsibility and obligations to diligently and in a timely manner undertake and complete or cause to be undertaken and completed such Remedial Measures as Seller is responsible and to indemnify, defend, and hold Purchaser harmless as described in this Section 8.7 are: (i) in no way conditioned or limited by the availability of insurance proceeds or funds from applicable trust funds administered by any Governmental Authority; and (ii) independent and separate from Seller’s indemnification obligations in Article 10 (Survival; Indemnification) of this Agreement and are not subject to the limitations and procedures described in Article 10. Purchaser acknowledges and agrees that Seller is entitled to all of the proceeds of its insurance, if any, that are available relating to Remedial Measures performed at the Locations or Facilities for which Seller is responsible.

(c) Without in any way limiting Seller’s financial responsibilities and indemnification obligations set forth in Section 8.7(a) above, Seller shall undertake and proceed or cause to be undertaken and proceeded with Remedial Measures for which it is responsible in a reasonably expeditious manner, consistent with commercial standards and in compliance with any and all deadlines and other requirements provided by Governmental Authorities. Seller and Purchaser shall cooperate with each other to facilitate the performance of the Remedial Measures for which Seller is responsible, including execution of documents that may be necessary to obtain reimbursement from applicable trust funds administered by a Governmental Authority. Purchaser acknowledges and agrees that Seller is entitled to all of the proceeds of any and all of the funds from applicable trust funds that are available relating to Remedial Measures performed at the Locations or Facilities for which Seller is responsible. Purchaser agrees to use commercially reasonable efforts to maintain (and refrain from knowing or willful actions that would compromise materially) the potential eligibility of the Facilities to participate in and receive the benefits of insurance or any reimbursement from trust funds from any applicable Governmental Authority, for which Seller or Purchaser may be eligible. The obligation to conduct Remedial Measures for a Facility shall be deemed complete for purposes of this Agreement upon receipt by the Party responsible for conducting such Remedial Measures of a valid written letter, order or statement from the applicable Governmental Authority stating that, subject to the applicable agency’s usual and customary reservation of rights, it will not require Seller, Purchaser, or other responsible party to perform further Remedial Measures with respect to a given Release of Hazardous Substances (“Closure Letter”). If required by any applicable Governmental Authority in connection with the performance of the Remedial Measures or the issuance of the Closure Letter, the Parties acknowledge that Seller or Purchaser may be asked to place reasonable activity and use limitations on the Locations and other applicable Facilities, including, if required, prohibiting the use of groundwater under the Locations for potable purposes and/or restricting the use of the Facility(ies) to non-residential purposes. The Party receiving the Closure Letter shall promptly provide a copy of any Closure Letter to the other Party upon receipt. Provided, however, Closure Letters shall not, by their terms or through associated deed notices or restrictions, limit the use of the Locations, Facilities or adjacent properties in any way for use as a gas station, convenience store, Terminal use, or other commercial uses.

8.8. Covenant Not to Compete. Each of: (i) Seller, (ii) Angel Mendez, (iii) Kyle Tomlin, (iv) Kyle Mowitz, (v) Paul Murdock, and (vi) Michael Maiorelle (collectively, the “Non-Compete Parties”) will execute and deliver at Closing their respective Non-Compete Agreements attached hereto as Exhibit J (the “Non-Compete Agreements”). Each of the Non-Compete Agreements will prohibit the Non-Compete Parties from engaging in competitive Business for a period of three (3) years from the Closing Date (i) within a four (4) mile radius of the Locations and, (ii) with respect to terminal operations and the wholesale fuel supply and distribution business, the states of Michigan and Ohio. Each of the Non-Compete Parties acknowledges and agrees that their execution and commitment to abide by the terms of the Non-Compete Agreements are material inducements to Purchaser’s execution of this Agreement. Notwithstanding the foregoing, nothing contained in this Section 8.8 shall in any way inhibit or interfere with Seller’s ability to source, solicit, initiate, engage, or otherwise communicate with any potential New Pipeline Deal, or any communication in furtherance of a potential New Pipeline Deal.

8.9. Confidentiality. Each of the Parties covenants and agrees that it will hold the terms and provisions of this Agreement (other than information which (a) becomes generally available to the public, (b) was available to such Party on a non-confidential basis prior to its disclosure, or (c) becomes available to such Party after the Closing Date on a non-confidential basis from a source other than the other Party that is not prohibited from disclosing such information to such Persons by contractual, legal or fiduciary obligations) on a confidential basis, except as otherwise provided in Section 8.2 hereof.

8.10. Exclusive Dealings.

(a) Except for the transactions set forth on Schedule 8.10(a), Seller shall not and shall direct its officers, directors, employees, and representatives not to, directly or indirectly, from and after the Effective Date until the earlier of the Closing or the termination of this Agreement, (i) solicit or initiate the submission or announcement of any inquiries, proposals or offers or any other efforts or attempts that constitute, or could reasonably be expected to lead to, a Takeover Proposal (as defined below) or (ii) otherwise facilitate or take any action that could reasonably be expected to facilitate, any such inquiries, proposals, offers, discussions or negotiations. For purposes of this Agreement, (x) the term “Acquisition Transaction” means any transaction or series of transactions outside the Ordinary Course of Business, directly or indirectly, (1) involving any exchange, lease, sale, disposition, acquisition, transfer, purchase, or exclusive license of any of Seller’s rights, titles or interests with respect to the Acquired Assets, (2) that, if consummated, would result in any Person or group (other than Seller’s shareholders as of the Effective Date) beneficially owning, directly or indirectly, or having the right to acquire, any outstanding shares of the capital stock of Seller, (3) involving any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving Seller, (4) the issuance or sale by Seller (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of equity interests of Seller, or (5) any combination of the foregoing, other than, in each case, the transactions contemplated by this Agreement; and (y) the term “Takeover Proposal” means any proposal or offer (whether or not in writing) from any Person or group relating to any Acquisition Transaction.

(b) Seller shall immediately cease and cause to be terminated any solicitation with any Person conducted heretofore by Seller or any of its representatives with respect to any actual or potential Acquisition Transaction.

(c) Seller acknowledges and agrees that its violation of the restrictions set forth in this Section 8.10 shall be deemed to be a material breach by Seller of this Agreement.

8.11. Conduct of Business Prior to Closing. Except for actions contemplated by this Article 8 and actions taken with the prior written consent of Purchaser, from the Effective Date until the Closing Date or termination of this Agreement, Seller shall conduct the Business in the Ordinary Course of Business consistent in all material respects with past practice, and shall:

(a) maintain its business intact, market, promote, and sell its products and services consistently in all material respects with past practice, and preserve the goodwill of its Business and present relationships with customers, suppliers and others with whom it has business relations; provided, however, that with respect to the convenience store Location located at 9469 West Lake City Road, Houghton Lake, MI that continues to be operated by Seller as of the Effective Date (the “Seller Operated Convenience Store”), Seller shall be permitted to continue to dealerize such Seller Operated Convenience Store under Contracts to be entered into by Seller with third party dealers, provided that Purchaser’s assumption of such Contracts shall be subject to Purchaser’s prior reasonable approval (the “Dealerization”), and upon such Contracts being entered into Exhibit M hereto shall be amended to include such Contracts as Assumed Contracts.

(b) maintain its respective Owned Real Properties and Leased Real Properties, buildings, structures, Vehicles and other improvements and machinery and equipment constituting any of its assets in good operating condition and repair in all material respects with no material deferred maintenance issues and not Knowingly defer any maintenance with respect thereto;

(c) meet its respective contractual obligations in all material respects and perform and pay its obligations as they mature in the Ordinary Course of Business (including, without limitation, the Consent Orders);

(d) comply in all respects with all judgments and Laws promulgated by any Governmental Authority and all Permits applicable to the conduct of its respective business or the ownership or operation of its respective assets, and maintain in all material respects, and prosecute applications for, such Permits and pay all Taxes, assessments and other charges applicable thereto when due.

(e) promptly advise Purchaser in writing of any change which may have a material adverse effect on the Acquired Assets or the conduct, business, operations, properties, condition (financial or otherwise) or prospects of its business;

(f) not take any action, or omit to take any action, that would result in any of Seller’s representations and warranties made herein being inaccurate in any material respect at the time of such action or omission as if made at and as of such time;

(g) give notice to Purchaser promptly upon becoming aware of any inaccuracy in any material respect of any of the representations or warranties made herein by Seller or in the Schedules attached hereto or of any event or state of facts that would result in any such representation or warranty being inaccurate in any material respect at the time of such event or state of facts as if made at and as of such time (any such notice to describe such inaccuracy, event or state of facts in reasonable detail); provided, however, (i) for purposes of determining whether the closing conditions described in Section 9.2 have been satisfied, no such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement, and (ii) unless expressly consented to in writing by Purchaser, no such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty for purposes of the indemnity obligations of Seller as set forth in Article 10;

(h) not sell, lease or otherwise dispose of or transfer any of the Acquired Assets, other than by transactions and actions in the Ordinary Course of Business except as set forth in Schedule 8.10;

(i) not permit or allow any of the Acquired Assets to be mortgaged, pledged, subjected to security interests or otherwise encumbered other than in the Ordinary Course of Business, consistent with past practice or if such security interest will be released at or before Closing, and shall not create any easement, restriction or other encumbrance on the Owned Real Properties or Leased Real Properties not contemplated by this Agreement, grant any Lien (other than a Permitted Lien) or security interest on any portion of the Owned Real Properties or Real Property Leases unless such Lien will be released at or before Closing;

(j) not incur any account payable other than in the Ordinary Course of Business or incur any unusual or long-term commitment or other material obligation (whether absolute, accrued, contingent or other and whether due or to become due, other than the transactions contemplated by this Agreement) affecting the Acquired Assets unless such account payable will be paid at or before Closing;

(k) not make any capital expenditures or commitments for which Purchaser has any liability after the Closing for additions to property, plant or equipment which are included in the Acquired Assets, other than as may be consented to in writing by Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned;

(l) not grant any increase in the compensation, salaries or wages payable to any Assumed Employees, except for reasonable increases in the Ordinary Course of Business consistent with past practices or as a result of contractual arrangements or sales compensation plans existing on the date of this Agreement;

(m) not make any material change in any method of accounting or accounting practice;

(n) not knowingly or willfully permit or cause any Release of Hazardous Substances on or from any property owned or leased by Seller;

(o) Except with Purchaser’s prior consent, Seller shall not (x) terminate, extend, modify or materially alter any Assumed Contract or (y) enter into any new Assumed Contracts affecting the Business or the Acquired Assets other than in the Ordinary Course of Business; and/or

(p) Except with Purchaser’s prior consent, Seller shall not (i) settle, amend, acquiesce to, or enter into negotiations with respect to any administrative or other legal proceeding with any Governmental Authority having competent jurisdiction over the Acquired Assets or the Consent Orders, or (ii) initiate or conduct, or permit anyone acting on its behalf to initiate or conduct, any discussions relating to the sale of its Business or the Acquired Assets to any Persons other than Purchaser, OEPA, the State of Ohio, USEPA, and/or the United States Department of Justice (the "DOJ").

8.12. Contractual Obligations. Purchaser and Seller hereby agree that the responsibility for any fees or expenses associated with any consents sought under Schedule 5.2, including without limitation assignment fees, and transfer fees shall be borne by Seller, provided any financial obligations or deposits required by the consenting party and approved in writing by Purchaser will be borne by Purchaser.

8.13. [Reserved].

8.14. Employees. From and after the date hereof, Seller will provide Purchaser the reasonable opportunity, with adequate notice to Seller, to interview all of Seller’s employees who work exclusively or for substantially all of their time with respect to the Business (the “Seller Employees”). Within thirty (30) days after the Effective Date, Seller will provide Purchaser with a list of the Seller Employees. Thereafter, (i) Purchaser will review such list and either approve the list as is, or cooperate with Seller in good faith to finalize the list of Seller Employees; and (ii) Seller will provide Purchaser with reasonably necessary access to Seller Employees for the purpose of preparing for and conducting employee interviews; provided, however, that Seller shall have the right to participate in all interviews and employment discussions with management-level Seller Employees. Subject to applicable Laws that may reasonably be interpreted to restrict such disclosure, Seller will promptly provide Purchaser with any information reasonably requested by Purchaser with respect to Seller Employees. Purchaser will have the opportunity (but not the obligation) to offer employment to Seller Employees. Seller shall pay any retention bonus(es), termination and severance payments and shall be responsible for all employee-related claims, costs, expenses and liabilities arising prior to the Closing Date. Seller shall assume, and shall hold Purchaser harmless from, any and all liability under the federal Worker Adjustment and Retraining and Notification (“WARN”) Act and similar state laws resulting from or in connection with any and all employee terminations occurring prior to or on the Closing Date. If required to do so under the WARN Act or any analogous Law, Seller shall send all notifications required under WARN Act or such analogous Law as a result of Seller terminating the employment of Seller Employees prior to or on the Closing Date. Purchaser shall have the right to determine in its sole discretion whether to extend offers of employment to Seller Employees (all such employees who are offered, accept and then commence employment with Purchaser after the Closing Date are, collectively, the “Assumed Employees”). Unless otherwise stipulated, as of (x) the last day the month in which the Closing occurs with respect to the Continuing Benefits and (y) the Closing Date with respect of all other of Seller’s benefit plans, the Assumed Employees shall cease active participation in Seller’s benefit plans and Seller shall remain liable for all eligible claims for benefits under Seller’s benefit plans that are incurred by the Assumed Employees prior to the applicable date. Seller shall continue to pay and offer, for the remainder of the month in which the Closing occurs with respect to all Assumed Employees, the employee benefits set forth on Schedule 8.14 (collectively, the “Continuing Benefits”). Within fifteen (15) days after the end of the month in which the Closing occurs, Seller shall calculate the actual total cost of the Continuing Benefits for the period of time from the Closing Date through the end of the month in which the Closing occurs. Purchaser shall have ten (10) days to review such schedule following which, Purchaser shall promptly pay such amounts to Seller or the Parties shall meet in good faith to agree upon the final cost and thereafter Purchaser shall promptly pay such agreed amount owed for the Continuing Benefits. Seller shall be solely responsible for any and all Losses related to or arising out of any claims, demands, actions, lawsuits, administrative charges, investigations, arbitrations, discrimination charges, unfair labor practice charges, wage and hour audits, workers' compensation claims, unemployment claims, and any other action or claim of any type related to the Assumed Employees that arise or accrue during, or otherwise relate primarily to, the Assumed Employee's employment with Seller. Seller acknowledges and agrees that Purchaser is not required to continue to employ any Assumed Employee for any specific periods of time after the Closing Date. Purchaser and Seller agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting. Within thirty (30) days following the Closing, Seller shall provide Purchaser with employee level detail of the wage and tax payment history for the Assumed Employees for the calendar year in which the Closing occurs. This shall include wages paid up to and including the final payroll under Seller by legal entity name and Federal Employer Identification Number (FEIN). In addition, Seller shall provide Purchaser with copies of Federal Forms 940, Employer’s Annual Federal Unemployment (FUTA) Tax Return, Forms 941, Employer’s quarterly Federal Tax Return, and state unemployment tax rate notices for the current and past two years, to the extent available to Seller.

8.15. Collection and Remittance of Accounts Receivable.

(a) Following the Closing Date, Seller agrees to remit and pay over to Purchaser within ten (10) days of Seller’s receipt thereof, any amounts remitted to Seller in payment of any Purchaser Accounts Receivable.

(b) Following the Closing Date, Purchaser agrees to remit and pay over to Seller within ten (10) days of Purchaser’s receipt thereof, any amounts remitted to Purchaser in payment of any Seller Accounts Receivable.

(c) Within twenty (20) days following the Effective Date, Seller shall provide Purchaser with a complete and accurate list of all banks, credit card, fleet and check processors utilized by Seller in connection with the Business.

(d) For purposes of attributing payments received by Seller or Purchaser to Purchaser Accounts Receivable or Seller Accounts Receivable, such payments shall be attributed: first, to the particular invoice or receivable requested or identified by the payor or which matches the payment amount; second, if no particular invoice or receivable is identified or matches the payment amount, to the oldest outstanding invoice(s).

(e) Notwithstanding the foregoing, in the event of a conflict between this Section 8.15 and Section 1.4, Section 1.4 shall control with respect to Purchaser Accounts Receivable and Seller Accounts Receivable with respect to Dealer Contracts.

8.16. [Reserved].

8.17. Cooperation in Connection with Regulatory Filings. Seller shall, and shall cause its Affiliates, advisors and representatives to, reasonably cooperate with Purchaser, its Affiliates and their officers, directors, auditors and other representatives in connection with the following actions to the extent reasonably necessary and at the sole expense of Purchaser to cover out-of-pocket expenses of Seller: (i) the preparation by Purchaser of financial statements with respect to the Acquired Assets and such entities in which such Acquired Assets may be located (collectively, the “Asset Related Financial Statements”) in such forms and covering such periods as may be required by any applicable federal, state and other securities laws, rules and regulations, including, without limitation, the Securities Exchange Act of 1934, as amended (collectively, the “Securities Laws”) to be filed with the SEC by Purchaser or any of its Affiliates as a result of the transactions contemplated by this Agreement; (ii) the preparation by Purchaser of any pro forma financial statements of Purchaser or any of its Affiliates that are derived in part from the Asset Related Financial Statements that Purchaser or any of its Affiliates reasonably determines are required to be included or incorporated by reference in any filing of Purchaser or any of its Affiliates to satisfy any Securities Laws; (iii) the conduct of customary due diligence by Purchaser or any of its advisors or representatives with respect to the Asset Related Financial Statements in connection with any offering of securities by Purchaser or any of its Affiliates, or to enable an accounting firm to prepare and deliver a customary comfort letter with respect to the Asset Related Financial Statements; and (iv) the satisfaction by Purchaser or any of its Affiliates of their financial reporting obligations with respect to internal controls and financial controls relating to the Acquired Assets. The obligations of Seller under this Section 8.17 shall survive for twelve months following the Closing.

8.18. IT; Phone Lines. Seller shall reasonably cooperate with Purchaser in order to provide pre-Closing meetings with Seller’s IT team in order to discuss and plan a seamless transition process with respect to all IT matters, including, without limitation, applicable environmental systems, communication systems, security systems, credit card processing, price book, integration with PDI and transition of the cash register systems. Purchaser shall be permitted, subject to reasonable conditions and requirements of Seller, beginning immediately after the signing of this Agreement, to have access to the Locations in order to inspect the store equipment to determine hardware models, software versions and telecommunications setup. In addition, Purchaser shall be permitted, subject to reasonable conditions and requirements of Seller, beginning immediately after the signing of this Agreement, to install new phone or other internet lines and certain connection equipment (Black Boxes) in the Locations; provided that, in the event that the Closing shall fail to occur for any reason, Purchaser shall be responsible for the removal of all such items at its sole cost and expense.

8.19. EFT Agreements. Seller shall obtain and deliver on or before the date which is no less than ten (10) business days prior to the Closing Date, (i) electronic fund transfer (“EFT”) form along with voided check or bank letter, (ii) Purchaser’s form contact sheet, and (iii) either (A) an newly executed W-9 form and tax certificates or (B) a copy of the W-9 Seller currently holds for each customer (collectively, the “Purchaser Payment Documents”), each on a form provided by Purchaser, from Seller’s customers relating to the Dealer Contracts and Terminals.

8.20. PDI System and Other IT Related Systems; Credit Cards.

(a) Between the Effective Date and Closing, Seller agrees to provide Purchaser with reasonable access to (i) Seller’s current ERP environment and other ERP systems (as required by Purchaser and currently being used by Seller in the Business) and related systems and vendors (including but not limited to Seller’s credit card processing vendors) and (ii) Seller’s personnel, so that Purchaser can set up its credit card processing and PDI network systems to process customer charges and credit cards via the existing credit card systems/networks or via Purchaser’s new credit card systems/networks as of the Closing Date. For the avoidance of doubt, Sellers will not be required to provide Purchaser or its agents or employees access to any such systems (other than to allow Purchaser access for purposes of testing Purchaser’s set up and own systems/networks) until Closing occurs.

(b) Seller shall cooperate in a commercially reasonable manner with Purchaser’s efforts to obtain, effective as of Closing, the ability to process credit card and debit card transactions relating to the Business as of the Closing. Seller and Purchaser agree to use commercially reasonable efforts to have a transition plan in place to allow for Purchaser to process credit card and debit card transaction relating to the Business as of the Closing as soon after the Effective Date as possible. Seller shall cooperate with and provide any information or assistance required to allow Purchaser to process credit card and debit card transactions relating to the Business as of the Closing as soon after the Effective Date as possible.

8.21. Loading Numbers. For thirty (30) days following the Closing Date, Seller agrees to retain its accounts with each motor fuel terminal from which Seller currently has access (each a “Terminal” and collectively, the “Terminals”) and purchase for and sell to Purchaser all gasoline and diesel motor fuels (the “Products”). Title and risk of loss shall pass to Purchaser in accordance with the terms of the Assumed Contract with the applicable supplier of the Products. Purchaser shall provide or arrange transportation and delivery for all Products needed by Purchaser. The purchase price for the Products sold hereunder shall be the same price paid by Seller, plus all excise, privilege, license, sales, or other Taxes, charges or levies which are now or hereafter assessed or levied on the Products purchased and paid for by Seller, less any rebates or prompt pay discounts received by Seller. All Product sold and purchased under this paragraph will be invoiced to Purchaser and Purchaser shall pay Seller for such Products on or before the date Seller’s payment to the applicable Terminal is due, pursuant to the terms of Seller’s account arrangement with such Terminal. This Section 8.21 shall survive Closing.

8.22. Vehicle Testing and Titling. Seller will ensure that all Vehicle trailers have applicable tank tests done by Closing. These tests are external visual inspection, leakage test, thickness test, internal visual inspection, pressure test, and upper coupler inspection. Seller shall additionally ensure that Purchaser shall at or prior to Closing receive all of the current certificates of titles for each Vehicle. In the event that, in connection with the titling and tagging process for Purchaser of the Vehicles, the applicable department of motor vehicles rejects any of Seller’s certificates of title provided to Purchaser, Seller shall be obligated to obtain a duplicate title. In addition, if, during the titling and tagging process for Purchaser of the Vehicles, it is found that any Taxes or fees have not yet been paid, Seller will pay such amounts. The provisions of this Section 8.22 shall survive Closing.

8.23. Consent Orders. The Parties acknowledge that the Consent Orders require Seller to provide a copy of the Consent Orders to subsequent owners or successors before the transfer of ownership rights to the Toledo Terminal. Purchaser acknowledges and agrees that it has received a copy of the Consent Orders in compliance with this requirement and shall comply with all requirements and conditions thereof as are applicable to successors or assigns of Seller.

8.24. Notice to OEPA, USEPA and DOJ. Within five (5) days of the Effective Date, Seller shall provide to OEPA, USEPA, EGLE and the DOJ written notice of the transactions contemplated by this Agreement, including a copy of this Agreement and all exhibits and other attachments hereto, to the extent required by the Consent Orders and Seller shall promptly provide to Purchaser copies of any such notices provided to OEPA, USEPA, EGLE and the DOJ. Upon receipt by Seller of any response, comments, correspondence or communication from OEPA, USEPA, EGLE or the DOJ concerning this Agreement, the transactions contemplated by this Agreement, or Purchaser, Seller shall promptly provide a copy of such response, comment, correspondence or communication to Purchaser.

8.25. Registration of APC Shares.

(a) Promptly (and in any event within 30 days thereafter) following any issuance of Registrable Securities hereunder, APC shall file with the SEC a shelf registration statement on Form S-3 or, if Form S-3 is not available to APC, another appropriate form (including the prospectus, amendments and supplements to such registration statement or prospectus (including post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement), the “Registration Statement”) in compliance with Rule 415 under the Securities Act covering the resale by the Holders thereof from time to time on a continuous basis of all of the Registrable Securities or, if applicable file a post-effective amendment or prospectus supplement to an effective Registration Statement permitting such resale. Such Registration Statement shall be an “automatic resale registration statement” as defined pursuant to Rule 462(e) if APC so qualifies, and if APC does not so qualify, APC shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such Registration Statement is filed with the SEC. APC will use commercially reasonable efforts to prepare and file the Registration Statement so that it complies in all material respects with the requirements of the Securities Act, and to file and update the Registration Statement so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. APC shall afford Holders no fewer than three days to review the Registration Statement prior to the filing thereof with the SEC. Once the Registration Statement becomes effective under the Securities Act, APC will promptly notify the Holders of such effectiveness, and APC will exercise commercially reasonable efforts to maintain the effectiveness of the Registration Statement, including by filing such prospectus supplements or post-effective amendments as may be needed to maintain such effectiveness, until the date that there are no longer any Registrable Securities outstanding (such period, the “Registration Period”). Without limiting the foregoing, in connection with any permitted distribution or transfer by a Holder of its Registrable Securities during the Registration Period, APC will accordingly supplement the Prospectus or file an appropriate post-effective amendment to the Registration Statement, in each case to the extent necessary, in order to permit such successor Holders to resell their Registrable Securities.

(b) Each Holder shall furnish to APC such information regarding such Holder, the Registrable Securities held by such Holder, and the intended method of disposition of such securities as APC shall reasonably request and as shall be required in connection with the registration of the Registrable Securities as provided in this Section 8.25.

8.26. Environmental Matters.

(a) Purchaser acknowledges that Knight Enterprises, Inc. or an affiliated entity is the third party listed as the responsible party by the applicable Governmental Authorities for Remedial Measures on certain Owned Real Property as listed on Schedule 8.26 attached hereto (collectively, the “Knight Remedial Measures”). Purchaser also acknowledges and agrees that Knight Enterprises, Inc. is granted certain rights to enter the Owned Real Property pursuant to that certain Access Easement Agreements recorded in the public records of the counties in which the Owned Real Property is located and such Access Easement Agreements require the owner of the Owned Real Property to undertake certain obligations.

(b) Following the Closing, and subject to the terms contained herein, Knight Enterprises, Inc. or an affiliated entity shall be solely responsible to conduct the Knight Remedial Measures. Purchaser acknowledges that Knight Enterprises, Inc. or an affiliated entity or its successor or assign is responsible for and shall hold harmless and indemnify Purchaser and Seller from and against all claims, demands and causes of action arising on the owned Real Property or related to such work conducted on the Owned Real Property by or on behalf of Knight Enterprises, Inc. or an affiliated entity; provided, however, that the foregoing indemnity shall not apply to any claims, demands or causes of action to the extent they are caused by the act or omission of the Purchaser, its employees, affiliates, agents, representatives, successors and assigns or acts that occur after the Closing.

(c) Purchaser and Seller acknowledge and agree that the provisions of this Section 8.26 of the Agreement shall survive the Closing.

8.28. Schedule Updates. Purchaser and Seller acknowledge and agree that between the Effective Date and the Closing Date, Seller shall have the right and be permitted to update, supplement, and amend any Schedules set forth or referenced in this Agreement, including, without limitation, with regards to any new Dealer Contract, non-material amendment to any Dealer Contract or assignment relating to any Dealer Contract, provided, however, that no such update, supplement or amendment shall be deemed to affect, amend or modify Seller’s representations and warranties under Article 5 hereof or the Schedules for purposes of Purchaser’s conditions precedent to consummate the Closing as provided in Section 9.2, or Seller’s indemnification obligations under Section 10.2.

9. CONDITIONS PRECEDENT TO CLOSING.

9.1. Seller’s Conditions Precedent. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to each of the following conditions, to the extent not waived by Seller in writing and delivered to Purchaser at or before the Closing:

(a) Each of the representations and warranties made by Purchaser in this Agreement that is qualified as to materiality shall be true and correct in all respects when made and on and as of the date of Closing as though such representations and warranties were made on and as of Closing, and each of such representations and warranties that is not qualified as to materiality shall be true in all material respects when made and on and as of the Closing as though such representations and warranties were made on and as of Closing.

(b) Purchaser shall have performed and complied in all material respects with all provisions of this Agreement required to be performed or complied with by Purchaser before or at Closing.

(c) Seller shall have received from Purchaser at Closing a satisfactory certificate signed by an authorized officer of Purchaser in the form of Exhibit H hereto to the effect that the conditions set forth in Sections 9.1(a) and 9.1(b) have been satisfied in all respects (the “Purchaser Certificate”).

(d) Purchaser shall have executed and delivered to Seller at the Closing each of Purchaser Documents and such additional documents as may be reasonably requested by Seller in order to consummate the transactions contemplated by this Agreement, including, without limitation, the documents described in Section 4.4 hereof.

(e) Seller shall have received eighty percent (80%) (based on the aggregate number of such Dealer Contracts, Real Property Leases, and Lessor Leases combined) of the estoppel certificates required under Section 4.3(e), Section 4.3(f), and Section 4.3(j).

9.2. Purchaser’s Conditions Precedent. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to each of the following conditions, to the extent not waived by Purchaser in writing and delivered to Seller at or before the Closing:

(a) Each of the representations and warranties made by Seller in this Agreement that is qualified as to materiality shall be true and correct in all respects when made and on and as of the date of Closing as though such representations and warranties were made on and as of Closing, and each of such representations and warranties that is not qualified as to materiality shall be true in all material respects when made and on and as of the date of Closing as though such representations and warranties were made on and as of Closing.

(b) Seller shall have performed and complied in all material respects with all covenants and other obligations and provisions of this Agreement required to be performed or complied with by Seller before or at Closing.

(c) Purchaser shall have received from Seller at Closing a satisfactory certificate signed by a duly authorized of Seller in the form of Exhibit I hereto to the effect that the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied in all respects (the “Seller Certificate”).

(d) Seller shall have executed and delivered to Purchaser at the Closing each of Seller Documents and such additional documents as may be reasonably requested by Purchaser in order to consummate the transactions contemplated by this Agreement, including, without limitation, the documents described in Section 4.3 hereof.

(e) Seller shall have paid in full all debt secured by any Acquired Assets either prior to or simultaneous with Closing, and Seller shall have arranged for the release or satisfaction of all UCC-1 financing statements and deeds of trusts and/or mortgages applicable to the Acquired Assets at Closing or immediately thereafter to the reasonable satisfaction of Purchaser and Purchaser's counsel.

(f) Seller shall have (i) obtained all consents and approvals listed on Schedule 5.2 hereto and (ii) obtained waivers of those rights of first refusal and rights of first offer listed on Schedule 5.2 hereto (collectively, the “Required Consents”).

(g) Seller shall have provided Purchaser with all documents in Seller’s possession or which are commercially required from Seller (including title or owner affidavits) and reasonably necessary for Purchaser to obtain title policies insuring Purchaser’s fee simple title to each parcel of Owned Real Property, subject only to Permitted Encumbrances, in such amount as Purchaser and Seller reasonably determine to be the value of the Real Property insured thereunder (the “Title Policies”). Purchaser and Seller shall each pay 50% of any and all fees, costs and expenses with respect to title searches, the Title Commitments and Title Policies, as well the cost of all surveys and zoning reports obtained by Purchaser as provided in Section 7.1(c). Purchaser shall also have received evidence reasonably satisfactory to Purchaser that all customary conditions (as applicable to each Owned Real Property) imposed on Seller (including providing lien waivers and/or owner’s affidavits) to the issuance of such Title Policies or such Commitments (other than the payment of premium therefore which shall be at standard commercial rates and the release of any deeds of trust or mortgages that have been paid in full or will be paid in full at Closing) and reasonably required by such Commitments have been or will be met.

(h) Seller shall have provided Purchaser with all documents reasonably necessary for Purchaser to obtain a commitment for a title insurance policy or other form of policy reasonably acceptable to Purchaser, issued by a nationally-recognized title insurance company.

(i) Purchaser shall have received any and all federal, state and local governmental or quasi-governmental Permits used in the conduct of the Business.

(j) Seller shall have delivered all Financial Information to Purchaser, and the audited consolidated financial statements of Seller for the fiscal year ending December 31, 2025 shall not include year-end adjustments as suggested by Baker Tilly which will negatively impact the September TTM EBITDA in an amount that exceeds $250,000.00 for such period.

(k) No permanent injunction or other order, writ, injunction, judgment, plan or decree of any Governmental Authority issued by any Governmental Authority or other legal restraint or prohibition that restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

(l) Seller shall have performed the items set forth on Exhibit U attached hereto.

(m) Purchaser shall have received the Purchaser Payment Documents for each of the customers relating to the Dealer Contracts and Terminals.

(n) Receipt by Purchaser of verification of delivery to OEPA, USEPA and the DOJ, as necessary, of the notice provided in Section 8.24 and Purchaser’s reasonable satisfaction with any new requirements or obligations imposed by the OEPA and the USEPA as a condition of the consummation of the transaction contemplated hereby.

(o) The Seller Operated Convenience Store shall have been converted into a Dealerization in accordance with Section 8.11(a) hereof.

(p) The New Fuel Supply Agreements shall have been executed and shall be in full force and effect.

9.3. Mutual Condition Precedent. The obligations of each of the Parties to consummate the transactions contemplated by this Agreement are subject to each of the following condition: (i) as of the Closing Date, there shall not be any claim or judgment of any nature or type threatened, pending or made by or before any court or any Governmental Authority that questions or challenges the lawfulness of the transactions contemplated by this Agreement under any Law or regulation or seeks to delay or prevent such transactions, and (ii) no permanent injunction or other order, writ, injunction, judgment, plan or decree of any Governmental Authority issued by any Governmental Authority or other legal restraint or prohibition that restrains, enjoins or otherwise prohibits either Party’s performance or the consummation transactions contemplated hereby shall be in effect.

10. SURVIVAL; INDEMNIFICATION.

10.1. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties contained herein shall survive the Closing Date and shall remain in full force and effect for a period of eighteen (18) months after the Closing Date, except with respect to the representations and warranties of the respective Party(ies) contained in (i) Sections 5.1, 5.3, 5.5, 5.8, 5.12, 5.14(d)-(h), 5.19, 6.1, 6.2, and 6.5, which shall survive until the expiration of the applicable statute of limitations, and (ii) Sections 5.16(d) and Section 5.18(a), which shall survive for a period of twenty-four (24) months (A) regarding Section 5.16(d), with respect to Dealer Contracts for which estoppel certificates from the applicable dealers under Section 4.3(f) shall not have been delivered by Closing, and (B) regarding Section 5.18(a), with respect to Real Property Leases for which estoppel certificates from the applicable landlords under Section 4.3(e) shall not have been delivered by Closing (the representations and warranties contained in clauses (i) and (ii) above are collectively referred to herein as the “Fundamental Representations”).

10.2. General Indemnity.

(a) Subject to the terms and conditions of this Article 10, Seller hereby agrees to indemnify and hold Purchaser and its Affiliates harmless from and against all Losses arising out of, by reason of or resulting from (i) a breach of any representation or warranty of Seller contained in or made pursuant to this Agreement or Seller Documents (other than any breach resulting from or arising out of (A) a Known Release or a Prior Release, which are specifically addressed in Section 8.7 hereof, or (B) an Additional Covered Release, which is specifically addressed in Section 10.2(a)(v) below); (ii) the failure of Seller to duly perform or observe any term, provision, covenant, agreement or indemnity to be performed or observed by them pursuant to this Agreement or Seller Documents; (iii) the Excluded Liabilities (to the extent not also resulting from or under any matter for which Purchaser may be indemnified pursuant to Subsections 10.2(a)(i), (ii), (iv) (v), (vi), or (vii)); (iv) the waiver by the Parties of the provisions of any applicable Bulk Sales Laws; (v) subject to Section 8.7(b), any Losses arising out of any Additional Covered Releases; (vi) any Taxes due and payable with respect to the Business for all periods (or portions thereof) prior to and up until the Closing Date, and any Losses arising out of the failure of Seller to file any Tax Returns required to be filed for all periods prior to and up until the Closing Date, including, without limitation, any failure to file Form 720-TO for the Terminals, or any failure to pay any Taxes or file any Tax Returns with respect to any employment, business personal property, real property, sales, use Gasoline Taxes or other Taxes for such periods, and any Taxes imposed on Purchaser or any of its Affiliates with respect to any Taxes required to be deducted or withheld from any amount paid or payable (or treated for Tax purposes as paid or payable) by any such Person pursuant to this Agreement, to the extent attributable to Seller or the transactions contemplated under this Agreement; or (vii) as a result of any assignment made at Closing by Seller to Purchaser of any Real Property Lease without obtaining the consent of the landlord under the applicable Real Property Lease. Seller’s financial responsibility and indemnification obligations pursuant to Section 8.7 above are independent and separate from Seller’s indemnification obligations in this Section 10.2 and are in no way subject to the limitations and procedures described in this Article 10.

(b) Subject to the terms and conditions of this Article 10, Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against all Losses arising out of, by reason of or resulting from (i) a breach of any representation or warranty of Purchaser contained in or made pursuant to this Agreement, (ii) any failure of Purchaser duly to perform or observe any term, provision, covenant or agreement to be performed or observed by Purchaser pursuant to this Agreement, and (iii) any action or inaction by Purchaser or any of Purchaser’s agents, employees, or contractors in connection with Section 8.21.

(c) Except for the remedies and obligations explicitly set forth in Section 8.7 above and Sections 11.1, 11.2(b), and 11.3(b) and 11.3(c) below, the Parties hereby acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than a claim for fraud or for specific performance of the terms of this Agreement) shall be pursuant to the indemnification provisions set forth in this Article 10.

(d) The Parties shall take all reasonable steps to mitigate all Losses upon and after becoming aware of any event that could reasonably be expected to give rise to such liabilities and damages. In no event shall any party be liable for consequential, incidental, exemplary or punitive damages other than such damages awarded to a third party.

10.3. Third Party Claims. If any claim, assertion or proceeding by or in respect of a third party is made against an indemnified party or any event in respect of a third party occurs, and if the indemnified party intends to seek indemnification with respect thereto under this Article 10 or to apply any Losses arising therefrom, the indemnified party shall promptly notify the indemnifying party of such claim in writing, provided that the failure by the indemnified party to give such notice shall not relieve the indemnifying party from its indemnification obligations hereunder, except if and to the extent, but only to the extent, that the indemnifying party is actually materially prejudiced thereby. The indemnifying party shall have thirty (30) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; provided, however, that (a) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party, (b) the indemnifying party shall promptly reimburse the indemnified party for the full amount of any liability resulting from such claim and all related and reasonable expenses (other than the fees and expenses of counsel as aforesaid) incurred by the indemnified party within the limits of this Article 10, (c) the indemnified party shall not, without the prior written consent of the indemnifying party (not to be unreasonably withheld, delayed or conditioned), settle or compromise any claim or consent to the entry of any judgment, and (d) nothing herein shall require any indemnified party to consent to the entry of any order, injunction or consent decree materially affecting its ability to conduct its business operations after the date thereof. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall have the right to pay or settle any such claim; provided, however, that in such event it shall waive any right to indemnity therefor by the indemnifying party. If representation of the indemnified party, on the one hand, and the indemnifying party, on the other, by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the indemnified parties shall be entitled to engage separate legal counsel to participate in the defense of such claim, provided that each party shall be responsible for payment of their own legal fees. If the indemnifying party does not notify the indemnified party within thirty (30) days after the receipt of the indemnified party’s written notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its reasonable judgment.

10.4. Limitation on Indemnities.

(a) Except as set forth in Section 10.4(b) below, no claim for indemnification will be made by Purchaser or by Seller under Sections 10.2(a)(i) or 10.2(b)(i) hereof, as the case may be, with respect to any individual item of liability or damage unless and to the extent that the aggregate of all such claims by Purchaser, on the one hand, or by Seller, on the other hand, shall be in excess of One Million One Hundred Seventy-Five Thousand Dollars ($1,175,000.00) (the “Threshold”), whereupon Purchaser or Seller, as the case may be, shall be liable for all such Losses. Except as set forth in Section 10.4(b) below, the maximum aggregate liability (the “Cap”) of Seller, on the one hand, for its indemnification provided under Section 10.2(a)(i), and Purchaser, on the other hand, for its indemnification provided under Section 10.2(b)(i), shall be Eleven Million Seven Hundred Fifty Thousand Million Dollars ($11,750,000.00). Payments by an indemnifying party pursuant to Section 10.2 shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by the indemnified party from any third party with respect thereto. Notwithstanding anything to the contrary contained in this Agreement, no claim by any party hereto may be asserted, nor may any action be commenced against any party hereto, for breach of any representation or warranty unless notice thereof is received in writing describing in reasonable detail the facts or circumstances with respect to the subject matter of such claim on or before the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 10.1, irrespective of whether the subject matter of such claim or action shall have occurred before, on or after such date.

(b) For the avoidance of doubt, no limitation on Seller’s indemnification obligations (i.e., the Threshold and the Cap) under Section 10.4(a) above shall apply to:

(i) Any breach of the Fundamental Representations;

(ii) Any claim for Losses pursuant to Subsection 10.2(a)(ii) through Subsection 10.2(a)(vii) above;

(iii) Any claim for or based on fraud or intentional misconduct of Seller; and/or

(iv) Any claim for Losses pursuant to Section 8.7 above.

Notwithstanding the foregoing, Seller’s indemnification obligations to Purchaser set forth in Subsections 10.4(b)(i)-(v) shall not exceed the Closing Purchase Price.

10.5. Right of Setoff. To the extent Purchaser incurs any Losses for which it is indemnified by Seller under this Article 10 or Section 8.7 hereof, in the event Purchaser makes a demand for indemnification which Seller is obligated to assume and pay for as provided hereunder, and Seller fails to pay such indemnification obligations within ten (10) business days of Purchaser’s demand therefore, then, in such event and notwithstanding anything to the contrary provided herein, Purchaser shall have the right to offset any and all amounts due Seller after Closing under Section 2.1 in reimbursement of such Seller indemnification obligations; provided that, should Purchaser exercise such right of offset, and should any dispute concerning Purchaser’s right to exercise its right of offset be adjudicated in Seller’s favor, then Purchaser shall pay back such offset amount to Seller. In addition to the foregoing, to the extent any amounts are due to Purchaser under Section 2.1 as a result of any true-up payments, and to the extent Seller fails to make such true-up payments to Purchaser as and when due, Purchaser shall have the right to offset any and all amounts due Seller after Closing under Section 2.1 in reimbursement of such true-up payments.

10.6. Effect on the Closing Purchase Price. For U.S. federal (and applicable state and local) income Tax purposes, any payment made under this Article 10 shall constitute an adjustment to the Closing Purchase Price for all purposes, unless otherwise required by GAAP or applicable Law.

10.7. Continuation of Seller. Seller shall not dissolve or terminate its legal existence until the latest of: (a) the expiration of all survival periods provided under Section 10.2, (b) the final resolution of any pending claim for indemnification submitted by Purchaser or its Affiliates against Seller pursuant to this Article 10, or (c) limited closure of the Toledo Terminal is achieved such that the obligation under the Consent Orders to perform Remedial Measures is fulfilled. The terms, duties, obligations, and restrictions of this Section 10.7 shall survive Closing.

11. TERMINATION.

11.1. Seller’s Inability to Convey or Due Diligence Items. Notwithstanding anything herein to the contrary, if Seller shall be unable to convey title to or otherwise materially perform its obligations under this Agreement as to any of the Locations or Acquired Assets as provided herein or otherwise satisfy the conditions to Purchaser’s obligation to consummate the transactions contemplated throughout this Agreement, Seller shall have the right by written notice to Purchaser to extend the date established herein for the Closing until a date not later than thirty (30) days from the scheduled Closing Date.

11.2. Termination by Seller and/or Purchaser. In lieu of Section 11.1 above, Seller and/or Purchaser may terminate this Agreement as follows:

(a) Purchaser and Seller may terminate this Agreement by mutual written agreement at any time prior to the Closing. In addition to the foregoing, it is hereby acknowledged that this Agreement is being executed by the Parties prior to certain of the schedules to the Agreement or Exhibit K (Excluded Assets) or Exhibit M (Assumed Contracts) being finalized. Seller hereby covenants and agrees to diligently pursue the finalization of the aforesaid schedules and exhibits, and agrees to deliver to Purchaser drafts of all such aforesaid schedules and exhibits on or no later than August 21, 2026, time being of the essence; provided, that Seller agrees to continue to deliver drafts of the aforesaid schedules and exhibits to Purchaser as and when they become available between the Effective Date and August 21, 2026, and the finalization of the aforesaid schedules and exhibits shall be subject to Purchaser’s and Seller’s approval in their respective sole discretion (the date of such finalization, the “Schedules and Exhibits Completion Date”). In the event the Schedules and Exhibits Completion Date does not occur on or before August 31, 2026, time being of the essence, Purchaser may terminate this Agreement;

(b) Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing, in the event (i)(x) Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, (y) Purchaser has notified Seller in writing of the breach, and (z) the breach has continued without cure for a period of thirty (30) days after the written notice of breach; or (ii) if the Closing has not occurred on or before the later of (i) sixty (60) days following the Effective Date, (ii) September 30, 2026, (iii) within thirty (30) days following receipt of HSR Approval, time being of the essence, or (iv) to the extent required in order to obtain any of the Required Consents or to obtain any of the federal, state and local governmental or quasi-governmental Permits used in the conduct of the Business, sixty (60) days following the Schedules and Exhibits Completion Date, time being of the essence (the “Outside Closing Date”), unless the failure results primarily from causes outside the reasonable control of Seller or due to a breach by Purchaser of any material representation, warranty, covenant contained in this Agreement or as a result of a failure of an obligation of Purchaser provided under this Agreement to be completed by such date, in which event Purchaser shall have no such termination right under this clause (ii) of this Section 11.2(b), provided, that, Seller shall have a one (1) time right to extend the Outside Closing Date for an additional period not to exceed fifteen (15) days.

(c) Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing in the event (i)(x) Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, (y) Seller has notified Purchaser in writing of the breach, and (z) the breach has continued without cure for a period of thirty (30) days after the written notice of breach; or (ii) if the Closing has not occurred on or before the Outside Closing Date, unless the failure results primarily from causes outside the reasonable control of Purchaser or due to a breach by Seller of any material representation, warranty, covenant contained in this Agreement or as a result of a failure of an obligation of Seller provided under this Agreement to be completed by such date, in which event Seller shall have no such termination right under this clause (ii) of this Section 11.2(c), provided, that, either Party shall have a one (1) time right to extend the Outside Closing Date for an additional period not to exceed fifteen (15) days.

11.3. Effect of Termination. Seller and Purchaser agree that, notwithstanding anything herein to the contrary,

(a) in the event that Purchaser and Seller terminate this Agreement pursuant to Section 11.2(a) above, all rights and liabilities of Seller and Purchaser shall terminate without any liability or obligation to any Party(ies).

(b) in the event that Purchaser terminates this Agreement pursuant to Section 11.2(b) above, Purchaser shall have the rights available at law, at equity and under this Agreement.

(c) in the event that Seller terminates this Agreement pursuant to Section 11.2(c) above, Seller shall have the rights available at law, at equity, and under this Agreement

12. POST CLOSING AGREEMENTS.

12.1. Further Accommodations. In case at any time within one hundred eighty (180) days after the Closing any further action is necessary, appropriate or convenient to carry out the purposes of this Agreement, each of the Parties will take such further action as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

12.2. Tax Contests.

(a) Whenever any Taxing Authority initiates an audit of, asserts a claim for, proposes to assess or adjust, or otherwise disputes the amount of, any Tax of Seller with respect to the Acquired Assets or the Business for a Tax period ending on or before the Closing Date, including the pre-Closing portion of any Straddle Period, for which Seller is reasonably likely to incur an indemnification obligation under this Agreement (each, a “Tax Contest”), Purchaser shall notify Seller in writing of such audit or claim; provided that any failure to provide such notification shall not affect any obligation of Seller to indemnify Purchaser pursuant to Article X except to the extent that Seller’s ability to contest such Tax is actually and materially prejudiced by such failure.

(b) Seller shall have the right to handle, defend, conduct and control any Tax Contest; provided that, (A) Purchaser, at its sole cost and expense, shall have the right to participate in the Tax Contest; (B) Seller shall consider in good faith any suggestions made by Purchaser about the conduct of such audit or contest; (C) Seller shall provide copies to Purchaser of all material correspondence and other written communications between Seller and any Taxing Authority relating to the Tax Contest and, in the event a settlement or compromise could materially or adversely impact a post-Closing Tax period or the Acquired Assets, and provide Purchaser with a reasonable opportunity to comment thereon, and (D) Seller shall not settle or compromise any Tax Contest without the prior written consent of Purchaser, such consent not to be unreasonably withheld, delayed or conditioned.

(c) To the extent there is any inconsistency between this Section 12.2 and Section 10.3 as to any Tax Contest, this Section 12.2 shall control.

12.3. Cooperation on Tax Matters. Without limiting the generality of Section 12.1, Seller and Purchaser shall, each at its own expense, (i) each provide the other with such assistance as may reasonably be requested by any of them or their professional advisors in connection with the preparation of any Tax Return or the audit or other examination by any tax authority, or judicial or administrative proceedings, relating to liability for Taxes for which the other Party may be responsible under this Agreement and (ii) each retain and provide the other with any records or other information in the possession of such Party or its professional advisors or other representative(s) which may be relevant to such Tax Return, audit or examination, proceeding or determination. Without limiting the generality of the foregoing, Seller shall retain until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information (to the extent such items are the possession of Seller or its professional advisors or other representative(s)) which may be relevant to such Tax Returns for all tax periods or portions thereof ending on, before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the Purchaser with a reasonable opportunity to review and copy the same.

13. DEFINITIONS.

The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Acquired Assets” means all of the assets used by Seller in the operation of the Business and owned or leased by Seller on the Closing Date, including the Inventory, the Tangible Personal Property, the Intangible Assets, the Owned Real Properties, the leasehold interest in the Leased Real Properties, all Security Deposits and other prepaid expenses for which Seller is given a credit at Closing (including prepaid Periodic Taxes, which are solely related to the Acquired Assets or the Business), the Equipment, the Assumed Contracts, all supplies located at Locations and the Supplier Based Intangible, but specifically excluding the Excluded Assets.

“Acquisition Transaction” has the meaning set forth in Section 8.10(a).

“Actual New Sustainable Fuel Agreement EBITDA” has the meaning set forth in Section 2.1.

“Additional Covered Release” means any Release or petroleum spill at, on, or migrating from any of the Locations, or any other environmental contamination of any of the Acquired Assets, Locations and other applicable Facilities or Business, existing prior to or as of the Closing Date (or the soil or groundwater under any Acquired Assets, Locations and other applicable Facilities or Business) of which Purchaser notifies Seller in writing at any time during the twenty-four (24) month period following the Closing Date, that is not a Prior Release or Known Release.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, and any direct or indirect beneficial owner of such Person.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust Laws, and all other applicable Laws issued by a Governmental Authority that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to regulate, prohibit or prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“APC” means ARKO Petroleum Corp., a Delaware corporation and the parent entity of GPM.

“APC Class B Shares” has the meaning set forth in Section 6.8.

“APC Plan” has the meaning set forth in Section 6.8.

“APC Preferred Stock” has the meaning set forth in Section 6.8.

“APC Shares” means the Class A common stock, par value $0.0001 per share, of APC.

“APC Shares Base Consideration” has the meaning set forth in Section 2.1.

“APC Shares Escrow Account” has the meaning set forth in Section 4.4(a).

“APC Share Value” has the meaning set forth in Section 2.1.

“Applicable EBITDA Period” has the meaning set forth in Section 2.1.

“Assignment and Assumption Agreement” has the meaning set forth in Section 1.3.

“Assignment and Assumption of SBI” has the meaning set forth in Section 4.3(a).

“Assumed Contracts” means the Contracts listed on Exhibit M hereto.

“Assumed Employees” has the meaning set forth in Section 8.14.

“Assumed Liabilities” has the meaning set forth in Section 1.2.

“Base Consideration” has the meaning set forth in Section 2.1.

“Beneficial Rights” has the meaning set forth in Section 1.3.

“Benefit Plans” has the meaning set forth in Section 5.14(d).

“Bill of Sale Agreements” has the meaning set forth in Section 4.3(b).

“Books and Records” has the meaning set forth in Section 4.3(l).

“Branding Agreements” has the meaning set forth in Section 5.22.

“Bulk Sales Law” has the meaning set forth in Section 8.1.

“Business” has the meaning set forth in the Preamble.

“C-Store” means the owned and leased convenience store Locations .

“Cap” has the meaning set forth in Section 10.4(a).

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. as amended.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Date Inventory Payment” has the meaning set forth in Schedule II.

“Closing Purchase Price” has the meaning set forth in Section 2.1.

“Closing Statement” means a written statement setting forth the calculation of the Closing Purchase Price and all adjustments and amounts comprising the same, as well as the net amounts of consideration due from Purchaser and due to Seller.

“Closure Letter” has the meaning set forth in Section 8.7(c).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commitment” has the meaning set forth in Section 7.1(c).

“Confidential Information” has the meaning set forth in Section 7.2.

“Confidentiality Agreement” has the meaning set forth in Section 7.2.

“Consent Orders” shall mean that certain Consent Order and Final Judgement Entry with State of Ohio dated April 5, 2012, as amended on September 18, 2018, including the Director’s Final Findings and Orders and all other exhibits and attachments thereto and a Consent Decree with the United States of America dated September 16, 2013, including all appendices and other attachments thereto, relating to environmental matters affecting the Toledo Terminal. Environmental Covenants between Delta Fuels, Inc. and Toledo Terminal Holdings, LLC dated March 12, 2024 and recorded with the Lucas County, Ohio Recorder as Instrument # 20240327-0009362 on March 27, 2024. The Consent Order entered in Case No. 14-142024-CE entitled “ Michigan Department of Environmental Quality, Plaintiff v. Knight Enterprises, Inc., a Michigan corporation, Defendant, filed with the Oakland County, Michigan Clerk on August 4, 2016 at 11:57 AM.

“Consignment Contracts” has the meaning set forth in the first Whereas paragraph.

“Consignment Inventory” means inventory provided by suppliers at the Locations but which is not owned by Seller.

“Continuing Benefits” has the meaning set forth in Section 8.14.

“Contract” means any agreement, contract, note, mortgage, indenture, Lease, arrangement or other obligation.

“Cure Response Notice” has the meaning set forth in Section 7.1(c).

“Current” means any accounts receivable that is within thirty (30) days of such load being delivered to the applicable property.

“Dealer Contracts” has the meaning set forth in the preamble.

“Dealer and Commission Agent Accounts Receivable” means, as of the Closing Date, the balance of all current accounts receivable owed to Seller from dealers and commission agents.

“Dealerization” has the meaning set forth in Section 8.11(a).

“DOJ” means United States Department of Justice.

“EBITDA” has the meaning set forth in Section 2.1.

“EBITDA Multiple” has the meaning set forth in Section 2.1.

“Effective Date” has the meaning set forth in the Preamble.

“EGLE” means the Michigan Department of Environment, Great Lakes, and Energy.

“Environmental Laws” means all (i) Laws relating to protection of the environment, natural resources or human and occupational health and safety, including Laws relating to Hazardous Substances, or Laws otherwise relating to the manufacture, formulation, generation, processing, distribution, use, treatment, storage, release, transport, remediation, abatement, cleanup, disposal, transportation or handling of Hazardous Substances, (ii) Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, (iii) Laws relating to the condition, management or use of natural resources, and (iv) Laws relating to the pollution of air, water, soil, or other aspects of the human and natural environment.

“ERISA” has the meaning set forth in Section 5.14(d).

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” within the meaning of Section 4001(b)(i) of ERISA and/or Section 414 of the Code.

“ESA” has the meaning set forth in Section 7.3(a).

“Escrow Agent” has the meaning set forth in Section 4.4(a).

“Escrow Amount” has the meaning set forth in Section 4.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” means the assets and properties set forth on Exhibit K.

“Excluded Contracts” means all Contracts and contract rights of Seller not expressly assumed by Purchaser as part of the Assumed Contracts.

“Excluded Liabilities” has the meaning set forth in Section 1.2.

“Facilities” has the meaning set forth in Section 5.18.

“Final Liberty Applicable EBITDA Period” has the meaning set forth in Section 2.1.

“Financial Information” has the meaning set forth in Section 5.11.

“Fuel Equipment” means all fuel fixtures and equipment now attached to or used in connection with the Owned Real Properties and Leased Real Properties, including without limitation, all such equipment stored at any storage facility or warehouse utilized by Seller, all petroleum pumps and dispensers, underground and aboveground fuel storage tanks and systems, fuel lines, fittings and connections used in the Ordinary Course of Business at the Owned Real Properties and Leased Real Properties to receive, store and/or dispense fuels.

“Fuel Measurement Systems” has the meaning set forth in Schedule II.

“Fundamental Representations” has the meaning set forth in Section 10.1.

“GAAP” means generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

“Gasoline Taxes” means any and all Taxes attributable to the purchase of fuel and fuel related products.

“Governmental Authority” means any government or political subdivision, whether U.S. federal, state, local or non-U.S., or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or non-U.S. court or arbitrator.

“Hazardous Substances” means (a) any and all radioactive materials or wastes, (b) petroleum (including crude oil or any fraction thereof), petroleum distillates, or other fuels and fuel additives, (c) asbestos or asbestos containing materials, (d) urea formaldehyde foam, and (e) any chemicals, materials, wastes, or substances defined or characterized or regulated as contaminants or pollutants or as being “hazardous,” “restricted,” “extremely hazardous,” or “toxic,” or words of similar meaning and regulatory effect under any applicable Environmental Law.

“Hedging Agreement” means any forward purchase contracts or contractual hedging arrangements of Seller related to the Business in effect as of the Closing.

“Holder” means the Seller and any permitted transferee of Registrable Securities during the Registration Period.

“House Charge Account” means an account at a retail convenience store and fueling station operated by Seller wherein the retail customer has a house charge account with Seller or the applicable dealer so that payment by such retail customer is not required by Seller or the applicable dealer at the time of the transaction, but rather amounts owed are billed by Seller or such dealer to the customer on a periodic basis (e.g., weekly or monthly).

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Approval” has the meaning set forth in Section 8.6(e).

“Indemnification Escrow Amount” has the meaning set forth in Section 4.4(a).

“Independent Auditor” means RSM US LLP.

“Initial Liberty Applicable EBITDA Period” has the meaning set forth in Section 2.1.

“Intangible Assets” means (i) the Intellectual Property, (ii) all telephone numbers and fax numbers for the Locations that are reasonably assignable, (iii) to the extent transferable, all warranties and guarantees (including, without limitation, warranties and guarantees for the Tangible Personal Property, the Fuel Equipment and other improvements at the Locations, (iv) utility deposits, if any for the Locations, (v) the Supplier Based Intangible and (vi) goodwill.

“Intellectual Property” means any of the following: (a) issued patents and pending patent applications, (b) registered and unregistered trademarks and service marks, including registrations and pending applications therefor, (c) registered and unregistered copyrights, copyright registrations, and pending applications for copyright registrations, (d) internet domain names and (e) trade secrets as defined under applicable law. For the avoidance of doubt, “Intellectual Property” does not include general know-how, confidential information that does not rise to the level of a trade secret, or any rights that are not material to the operation of the relevant Business as currently conducted.

“Inventory” means all Petroleum Inventory and Parts Inventory (including dispensers) that are present at the Locations or at dealer locations, in each case to the extent owned by Seller at Closing. Inventory shall not include inventory that cannot be transferred under Law, nor shall it include Obsolete Inventory.

“IRS” means the U.S. Internal Revenue Service.

“Issuance Conditions” has the meaning set forth in Section 2.1.

“Knight Remedial Measures” has the meaning set forth in Section 8.26(a).

“Knowledge,” “Know,” “Known,” and “Knowingly” means or refers to, with respect to Seller, the actual knowledge after reasonable inquiry, of Angel Mendez, Kyle Mowitz and Kyle Tomlin, and with respect to Purchaser, the actual knowledge after reasonable inquiry, of Arie Kotler and Eyal Nuchamovitz.

“Known Releases” has the meaning set forth in Section 5.19(f).

“Law” or “Laws” means all applicable local, state, or U.S. federal laws, statutes, rules, regulations, ordinances, administrative or judicial decisions, and principles of common law.

“Leased Real Properties” means Leases for the Locations more particularly described as leased real properties on Schedule 5.18, together with all of Seller’s interest under such Leases in the buildings, improvements, easements and appurtenances thereon and thereto.

“Lessor Facilities” has the meaning set forth in Section 5.18(c).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means any lien, security interest, mortgage, encumbrance or charge of any kind.

“Locations” means, collectively, the Owned Real Properties and the Leased Real Properties.

“Loss” means (i) all Liabilities owed to or at the behest of any other Person, (ii) all losses, damages, Taxes, judgments, awards, penalties and settlements, (iii) all claims, causes of action, demands, litigations, actions, suits, arbitrations, proceedings, or rights in action, whether or not ultimately determined to be valid, and (iv) all costs and expenses (including interest (but excluding prejudgment interest in any litigated or arbitrated matter other than that payable to a third party), court costs and reasonable fees and expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing.

“Material Adverse Effect” means a material adverse effect on the Business or Acquired Assets taken as a whole, except for any adverse effect solely resulting from general economic conditions applicable to either of the Business.

“Mcorp” has the meaning set forth in Section 2.1.

“Mcorp Default” has the meaning set forth in Section 2.1.

“Monetary Liens” has the meaning set forth in Section 7.1(c).

“Nasdaq” has the meaning set forth in Section 6.8.

“New Business Sites” has the meaning set forth in Section 2.1.

“New Business Sites Expenses” has the meaning set forth in Section 2.1.

“New Fuel Agreement EBITDA Multiple” has the meaning set forth in Section 2.1.

“New Fuel Supply Agreements” has the meaning set forth in Section 2.1.

“New Pipeline Consideration” has the meaning set forth in Section 2.1.

“New Pipeline Deals” has the meaning set forth in Section 2.1.

“New Pipeline Seller Payment” has the meaning set forth in Section 2.1.

“New Pipeline Dealer Expenses” has the meaning set forth in Section 2.1.

“Non-Compete Agreements” has the meaning set forth in Section 8.8.

“Non-Compete Parties” has the meaning set forth in Section 8.8.

“Obsolete Inventory” means the following:

• Items that violate applicable government code specifications;

• All damaged and out of date products; and

Any item that cannot legally be sold by Purchaser.

“OEPA” means the Ohio Environmental Protection Agency.

“One Year Post-Closing EBITDA” has the meaning set forth in Section 2.1.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Other Potential New Pipeline Deals” has the meaning set forth in Section 2.1.

“Outside Closing Date” has the meaning set forth in Section 11.2(b).

“Owned Real Properties” mean all real property owned by Seller comprising the Locations more particularly described as owned real properties on Schedule 5.18, together with all buildings, improvements, easements and appurtenances thereon and thereto, subject only to the Permitted Encumbrances (but specifically excluding, any real property and improvements included as part of the Excluded Assets).

“Parties” means Purchaser and Seller.

“Parts Inventory” means commercially usable parts, fittings, regulators, repair and maintenance parts, dispensers and truck, trailer or other vehicle parts, and equipment, all to the extent owned by Seller and stored at Seller storage facilities and/or warehouses as more specifically described on Schedule II attached hereto

“Party” means either Purchaser, on the one hand, or Seller, on the other hand.

“Periodic Taxes” means any Tax imposed on a periodic basis with respect to the Acquired Assets, including any Tax related to real property (including any payment in lieu of any Tax).

“Permits” means all operating permits, permits required under Environmental Laws, retail sales permits, Fuel Equipment permits or tank permits, underground and aboveground storage tank notifications and registrations, and other permits, licenses, filings and other governmental authorizations, agreements, contracts, and approvals.

“Permitted Encumbrances” means (i) real estate taxes assessed for the calendar year in which the Closing takes place and not yet due and payable, which taxes shall be adjusted as provided in this Agreement; (ii) existing encroachments, easements, rights of way, covenants, reservations and restrictions in the chain of title to the Owned Real Properties or Leased Real Properties or existing thereon which do not substantially interfere with the use of the property for the retail sale of petroleum products and food stuffs; (iii) all building, zoning and historical Laws, rules and regulations affecting the Owned Real Properties and Leased Real Properties which do not substantially interfere with the use of the property for the retail sale of petroleum products and food stuffs; (iv) parties in possession other than Seller, or tenants of the Lessor Facilities, pursuant to any third party tenant leases; (v) matters of survey which do not substantially interfere with the use of the Owned Real Properties or the Leased Real Properties for the retail sale of petroleum products and food stuffs and (vi) the Consent Orders.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, trust or other entity.

“Petroleum Inventory” means saleable gasoline, kerosene, diesel and other fuel and fuel related products at the Locations and consigned to dealers at the dealer locations, in each case to the extent owned by Seller as of the Closing. For purposes of determining Petroleum Inventory, “saleable” means conforming to the octane, brand and applicable requirements for sales of fuel from the Fuel Equipment at the Locations.

“Physical Inventory” has the meaning set forth in Schedule II.

“Pipeline Deal Seller” has the meaning set forth in Section 2.1.

“PMPA” has the meaning set forth in Section 1.2(k).

“Pre-Closing Tax Period” means any taxable period (or portion of any Straddle Period) ending on or before the Closing Date.

“Prior Releases” has the meaning set forth in Section 8.7(a).

“Proceeding” has the meaning set forth in Section 5.18(h).

“Products” has the meaning set forth in Section 8.21.

“Prospectus” has the meaning set forth in Section 8.25.

“Public Disclosure” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Accounts Receivable” means any and all notes receivable or accounts receivable of Purchaser arising from loans or advances to any third parties or any amounts owed to Purchaser arising from the conduct of the Business at the Locations and other applicable Facilities after the Closing Date.

“Purchaser Calculation Statement” has the meaning set forth in Section 2.1.

“Purchaser Certificate” has the meaning set forth in Section 9.1(c).

“Purchaser Documents” has the meaning set forth in Section 6.1.

“Purchaser Payment Documents” has the meaning set forth in Section 8.19.

“Purchaser Objection Statement” has the meaning set forth in Section 2.1.

“Raymond James” has the meaning set forth in Section 6.5.

“Real Property Lease Assignment and Assumption Agreements” has the meaning set forth in Section 4.4(d).

“Real Property Leases” has the meaning set forth in Section 5.7(a).

“Registrable Securities” means APC Shares issued pursuant to this Agreement and any other securities issued or issuable with respect to any such APC Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that any Registrable Securities shall cease to be Registrable Securities when (i) a registration statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement, (ii) such Registrable Securities have been resold to the public pursuant to Rule 144, (iii) such Registrable Securities may be sold without manner of sale, volume, current public information or other restrictions pursuant to Rule 144, or (iv) such Registrable Securities cease to be outstanding.

“Registration Period” has the meaning set forth in Section 8.25.

“Registration Statement” has the meaning set forth in Section 8.25.

“Release” has the meaning specified in 42 U.S.C. §9601(22).

“Remedial Measures” means those activities required by applicable Law, or by any other Governmental Authority to investigate, assess, remediate, respond to, correct, or monitor Releases of Hazardous Substances, petroleum spills, or environmental contamination, consistent with commercial use of real property and in accordance with all applicable Law and regulatory requirements; provided, however, that “Remedial Measures” do not include activities that exceed applicable requirements of Law and of any applicable Governmental Authority for the existing uses of any of the Facilities.

“Required Consents” has the meaning set forth in Section 9.2(f).

“Restriction” has the meaning set forth in Section 8.6(g).

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC as a replacement thereto having substantially the same effect as such rule.

“Scheduled New Pipeline Deals” has the meaning set forth in Section 2.1.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” has the meaning set forth in Section 8.17.

“Security Deposits” has the meaning set forth in Section 5.25.

“Seller” has the meaning set forth in the Preamble.

“Seller Accounts Receivable” means any and all notes receivable or accounts receivable of Seller as of the Closing Date, including Dealer and Commission Agent Accounts Receivable, arising from loans or advances to any third parties or any amounts owed to Seller arising from the conduct of the Business in the ordinary course prior to and up until the Closing Date.

“Seller Certificate” has the meaning set forth in Section 9.2(c).

“Seller Documents” has the meaning set forth in Section 5.1.

“Seller Payment Objections Statement” has the meaning set forth in Section 2.1.

“Site Access Agreement” has the meaning set forth in Section 4.3(cc).

“Seller Objection Statement” has the meaning set forth in Section 2.1.

“Seller Operated Convenience Store” has the meaning set forth in Section 8.11(a).

“SR Expense Fund” has the meaning set forth in Section 4.4(b).

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Supplier Based Intangible” means the supplier based intangible associated with the wholesale distribution of fuel to the Locations.

“Takeover Proposal” has the meaning set forth in Section 8.10(a).

“Tangible Assets” means the Acquired Assets other than the Intangible Assets.

“Tangible Personal Property” means all Equipment and other tangible personal property owned by Seller and now situated at the Owned Real Properties and Leased Real Properties.

“Tax” or “Taxes” mean, individually and collectively, any net or gross income, net or gross receipts, net or gross proceeds, capital gains, capital stock, sales, use, user, leasing, lease, transfer, highway, natural resources, premium, ad valorem, value added, franchise, profits, gaming, license, capital, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, fuel or gasoline, registration, recording, occupation, personal property (tangible and intangible), real property, alternative or add-on, windfall or excess profits, environmental, social security, disability, unemployment tax or other tax, assessment, duty, fee, levy, or other charge imposed by any Taxing Authority, and any interest, any penalties, additions to tax or additional amounts assessed, imposed, or otherwise due or payable under applicable Laws with respect thereto.

“Taxing Authority” means, with respect to any Tax or Tax Return, the Governmental Authority that imposes, collects, administers or calculates such Tax or requires a Person to file such Tax Return, including the agency (if any) charged with the collection, calculation or imposition of such Tax.

“Tax Contest” has the meaning set forth in Section 12.2(a).

“Tax Return” means any return, declaration, report, estimate, information return and statement (including any attachment, amendment or schedule thereto) required to be filed, or which is otherwise filed, with any Governmental Authority in respect of any Tax.

“Terminal” and “Terminals” has the meaning set forth in Section 8.21.

“Threshold” has the meaning set forth in Section 10.4(a).

“Thru Put Agreements” has the meaning set forth in Section 4.3(a).

“Thru Put Assignment and Assumption Agreements” has the meaning set forth in Section 4.3(a).

“Title Company” has the meaning set forth in Section 9.2(h).

“Title Objection Notice” has the meaning set forth in Section 7.1(c).

“Title Response Notice” has the meaning set forth in Section 7.1(c).

“Title Policies” has the meaning set forth in Section 9.2(h).

“Transaction Documents” has the meaning set forth in Section 8.6(d).

“Transfer Taxes” means any state, county and municipal transfer, titling, recording/stamp Taxes and fees, documentary, conveyancing or similar tax or expense or any recording fee, in each case, that is imposed as a result of any transaction contemplated in this Agreement, together with any applicable penalty, interest and addition to tax to any such item.

“Treasury Regulations” means the regulations promulgated or proposed by the U.S. Treasury Department promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of Treasury Regulations means, where appropriate, the corresponding successor provision.

“True-Up Cash Amount” has the meaning set forth in Section 2.1.

“True-Up Date” has the meaning set forth in Section 2.1.

“TSTT” has the meaning set forth in Section 7.3(b).

“Unregistered Marks” has the meaning set forth in Section 5.20(b).

“USEPA” means the United States Environmental Protection Agency.

“USPTO” means the United States Patent and Trademark Office.

“Vehicles” has the meaning set forth in Section 5.24(h).

“Vendor Equipment and Inventory” has the meaning set forth in Section 5.16(b).

“Vendor Equipment Leases” has the meaning set forth in Section 5.16(b).

“VWAP” has the meaning set forth in Section 2.1.

“VWAP Adjustment Event” has the meaning set forth in Section 2.1.

“VWAP Adjustment Limitation” has the meaning set forth in Section 2.1.

“VWAP Measurement Period” has the meaning set forth in Section 2.1.

“VWAP Measurement Period Adjustment Event” has the meaning set forth in Section 2.1.

“Wholesale Contracts” has the meaning set forth in the first Whereas paragraph.

14. MISCELLANEOUS.

14.1. Payment of Expenses and Fees. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will be responsible for its own fees and expenses (including legal and accounting fees) in connection herewith. Notwithstanding the foregoing or anything to the contrary herein, Purchaser and Seller shall split (50%/50%) all HSR Act filing fees.

14.2. Entire Agreement. This Agreement, including the Exhibits, Schedules and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between Seller and Purchaser with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect thereto, except the Confidentiality Agreement. No amendment hereof shall be binding on the Parties unless in writing and signed by authorized representatives of all Parties hereto.

14.3. No Third Party Beneficiaries. This Agreement is not intended to and does not confer any rights or obligations on any party that is not a signatory to this Agreement.

14.4. Business Days. If the day for performance of any action described in this Agreement falls on a Saturday, Sunday or a day on which the banks are closed in the state of Delaware the time for such action shall be extended to the next business day after such Saturday, Sunday or day on which the banks are closed.

14.5. Governing Law; Venue. This Agreement and all claims and causes of action (whether based in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance thereof shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles of such state that would result in the application of the laws of any jurisdiction other than those of the State of Delaware. Each Party hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any Delaware state appellate courts therefrom for any action, suit or proceeding arising out of or relating to this Agreement (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case such matter shall be brought before any state or federal court located in the State of Delaware), and each Party hereby irrevocably and unconditionally agrees not to commence any such action, suit or proceeding except in such courts, (b) waives any objection to the laying of venue of any such action, suit or proceeding in any such courts and (c) waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties further agrees that service of any process, summons, notice or document by registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it.

14.6. Obligations of Parties; Successors and Assigns

(a) Subject to following provisions, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and assigns. If more than one person or entity is named as Purchaser, the term “Purchaser” shall refer to each person or entity so named and any one or more of them in any combination, and the representations, warranties, covenants, obligations, indemnifications and liabilities of Purchaser herein shall constitute their joint and several representations, warranties, covenants, obligations and liabilities. If more than one person or entity is named as Seller, the term “Seller” shall refer to each person or entity so named and any one or more of them in any combination, and the representations, warranties, covenants, obligations, indemnifications and liabilities of Seller herein shall constitute their joint and several representations, warranties, covenants, obligations and liabilities.

(b) Purchaser may, at its sole discretion, assign this Agreement and/or any of its rights hereunder to any Affiliate. In addition, Seller hereby acknowledges that Purchaser may enter into simultaneous sale transaction(s) with respect to some or all of the Owned Real Properties, and as part of such sale transaction(s), Purchaser shall have the right to assign to the third party buyer(s) Purchaser’s interest under this Agreement to extent relating to some or all of the Owned Real Properties and shall have the right to provide such third sale part(ies) with copies of any and all licenses, permits, environmental reports, title reports, surveys, engineering reports and other items relating to such Owned Real Properties.

(c) Except as set forth in Section 14.6(b) above, without the prior written consent of Seller and in Seller’s sole discretion, Purchaser shall not, directly or indirectly, assign this Agreement or any of its rights hereunder. Any attempted assignment in violation hereof shall, at the election of Seller, be of no force or effect and shall constitute a default by Purchaser.

14.7. Waiver. The excuse or waiver of the performance by a Party of any obligation of the other Party under this Agreement shall only be effective if evidenced by a written statement signed by the Party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

14.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission, electronic mail transmission (e.g., in .PDF format), or by any electronic signature platform (e.g. DocuSign or Vinesign) will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, electronic mail (e.g., in .PDF format), or by any electronic signature platform (e.g. DocuSign or Vinesign) will be deemed to be their original signatures for any purpose whatsoever.

14.9. Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one Party against the other Party with respect to the interpretation of, enforcement of, or any action under this Agreement, the prevailing Party shall be entitled to recover reasonable costs and expenses including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing Party shall be determined by the court based upon an assessment of which Party’s major arguments or position prevailed.

14.10. Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein,” “hereinafter,” “hereof” and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.” The terms “Article,” “Section,” “Exhibit” and “Schedule” refer to the specified Article, Section, Exhibit or Schedule of or to this Agreement. Each exhibit referenced shall be deemed part of this Agreement and incorporated herein wherever any reference is made thereto. Unless otherwise defined therein, capitalized terms used in the exhibits to this Agreement shall have the meanings given to such terms respectively in the body of this Agreement.

14.11. Construction of Contract. This Agreement shall not be construed more strictly against one Party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the Parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

14.12. Severability. The Parties hereto intend and believe that each provision in this Agreement comports with all applicable Laws. If, however, any provision in this Agreement is found by a court of law to be in violation of any applicable Law or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all Parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the Parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the Parties under the remainder of this Agreement shall continue in full force and effect.

14.13. No Implied Contract. Neither Seller nor Purchaser shall have any obligations in connection with the transaction contemplated by this Agreement unless Seller, on the one hand each acting in its sole discretion, and Purchaser, on the other hand acting in its sole discretion, elect to execute and deliver this Agreement to the other Party. No correspondence, course of dealing, or submission of drafts or final versions of this Agreement between Seller and Purchaser shall be deemed to create any binding obligations in connection with the transaction.

14.14. Notices. All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if (a) (i) delivered personally, (ii) mailed (postage prepaid) by certified mail (in this case, notice to be deemed given three days after mailing), or (iii) delivered by a recognized commercial courier to the Party entitled thereto at the address set forth below (in which case notice is deemed given on the date of receipt) or such other address as such Party shall have designated by five days’ notice to the other; and (b) delivered by email, as set forth on Exhibit P attached hereto.

14.15. Seller’s Representative. Seller irrevocably appoints Angel Mendez (the “Seller’s Representative”) with power of designation and assignment as their true and lawful attorney-in-fact and agent with full power of substitution, to act solely and exclusively on behalf of, and in the name of, Seller with the full power, without the consent of Seller, to exercise as Seller’s Representative in his sole discretion, the powers which Seller could exercise under the provisions of this Agreement or the documents and instruments to be entered into in connection therewith and to take all actions necessary or appropriate in the judgment of Seller’s Representative in connection with this Agreement and such other documents and instruments, which shall include the power and authority to amend, modify, waive or provide consent with respect to, any provision of this Agreement or such other documents and instruments and to execute, deliver and accept such waivers and consents and any and all notices, documents, certificates or other papers to be delivered in connection with this Agreement and such other documents and instruments and the consummation of the transactions contemplated hereby and thereby as Seller’s Representative, in his sole discretion, may deem necessary or desirable. Purchaser shall be entitled to rely exclusively upon any notices and other acts of Seller’s Representative as being legally binding acts of Seller individually and collectively. The appointment and power of attorney granted by Seller to Seller’s Representative shall be deemed coupled with an interest and all authority conferred hereby shall be irrevocable. Notwithstanding anything to the contrary contained herein, neither “knowledge,” “know,” “known,” “known by,” “knowingly,” or words of similar import, the designation as the Seller’s Representative, or other term or provision included in this Agreement shall not serve to impose personal liability on any individual making such statement or so designated at the Seller’s Representative for the veracity of such representation or otherwise and Purchaser shall look solely to the Seller, pursuant to, subject to, and as may be limited by the terms of this Agreement, for any remedy that may or may not be available for such failure of a representation expressly set forth herein or act of the Seller’s

Representative. The SR Expense Fund will be applied, to the extent applicable, to the satisfaction of any reasonable, documented and out-of-pocket losses, liabilities, or expenses incurred by Seller Representative on behalf of each Seller arising out of or in connection with this Agreement or any other agreements ancillary hereto, including reasonable, documented and out-of-pocket legal fees and expenses of any legal counsel retained by Seller Representative or reasonable, documents and out-of-pocket costs of any third-party arbitrator incurred by Seller Representative, together with any other costs incurred by Seller Representative relating to the defense, negotiation, or resolution of any indemnification matter or claim in respect thereof, in each case, on behalf of each Seller. Amounts (if any) remaining in the SR Expense Fund after the fulfillment of the Seller Representative’s responsibilities hereunder shall be promptly returned to Seller. Seller will not receive any interest or earnings on the SR Expense Fund and irrevocably transfers and assigns to the Seller Representative any ownership right that they may otherwise have had in any such interest or earnings. None of Purchaser or any of its Affiliates shall have any claim on, or liability with respect to the use by the Seller Representative of, any amounts in the SR Expense Fund, in each case except in the case of fraud. The Seller Representative will not be liable to the Seller for any loss of principal of the SR Expense Fund other than as a result of fraud or its gross negligence or willful misconduct. The Seller Representative will hold the funds in the SR Expense Fund separate from its corporate or personal funds, will not use such funds for its operating expenses or any other corporate or personal purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy.

14.16. Specific Performance. Seller agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that Purchaser shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

14.17. 1031 Exchange. Each of Seller and Purchaser shall have the right to structure the sale of any or all of the Owned Real Properties as a forward or reverse exchange thereof for other real property of a like-kind to be designated by Seller or Purchaser, as applicable (including the ability to assign this Agreement to an entity established in order to effectuate such exchange including a qualified intermediary, an exchange accommodation title holder or one or more single member limited liability companies that are owned by any of the foregoing persons), with the result that the exchange shall qualify for non-recognition of gain or loss under Section 1031 of the Internal Revenue Code of 1986, as amended, the Treasury Regulations thereunder and IRS Revenue Procedure 2000-37. Purchaser or Seller, as applicable, shall execute any and all documents reasonably requested by the other party to effect such exchange, and otherwise assist and cooperate with the other party in effecting such exchange, provided that any additional reasonable costs and expenses incurred by the non-requesting party as a result of structuring such transaction as an exchange, as opposed to an outright sale, shall be borne by the requesting party. In order to effectuate such exchange, Purchaser shall have the right to assign this Agreement to an Affiliate thereof.

[Signatures appear on the next succeeding page.]

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

SELLER

MIDWEST TEXAS TEA, LLC

By: /s/ Kyle Tomlin

Name: Kyle Tomlin

Title: Vice President

USPP-BARRICK, LLC

By: /s/ Kyle Tomlin

Name: Kyle Tomlin

Title: Vice President

OAKLAND FUELS HOLDINGS, LLC

By: /s/ Kyle Tomlin

Name: Kyle Tomlin

Title: Vice President

TOLEDO TERMINAL HOLDINGS, LLC

By: /s/ Kyle Tomlin

Name: Kyle Tomlin

Title: Vice President

US ENERGY TRANSPORTATION, LLC

By: /s/ Kyle Tomlin

Name: Kyle Tomlin

Title: Vice President

USPP-TRI LAKES, LLC

By: /s/ Kyle Tomlin

Name: Kyle Tomlin

Title: Vice President

MORE CANS LEASING, LLC

By: /s/ Kyle Tomlin

Name: Kyle Tomlin

Title: Vice President

U.S. ENERGY DISTRIBUTION, LLC

By: /s/ Kyle Tomlin

Name: Kyle Tomlin

Title: Vice President

DETROIT PETROLEUM PROPERTIES LEASING, LLC

By: /s/ Kyle Tomlin

Name: Kyle Tomlin

Title: Vice President

DETROIT PETROLEUM PROPERTIES I, LLC

By: /s/ Kyle Tomlin

Name: Kyle Tomlin

Title: Vice President

DETROIT PETROLEUM PROPERTIES II, LLC

By: /s/ Kyle Tomlin

Name: Kyle Tomlin

Title: Vice President

DETROIT PETROLEUM PROPERTIES III, LLC

By: /s/ Kyle Tomlin

Name: Kyle Tomlin

Title: Vice President

DETROIT PETROLEUM PROPERTIES IV, LLC

By: /s/ Kyle Tomlin

Name: Kyle Tomlin

Title: Vice President

DETROIT PETROLEUM PROPERTIES V, LLC

By: /s/ Kyle Tomlin

Name: Kyle Tomlin

Title: Vice President

PURCHASER

GPM EMPIRE, LLC

By: /s/ Arie Kotler

Name: Arie Kotler

Title: CEO

By: /s/ Eyal Nuchamovitz

Name: Eyal Nuchamovitz

Title: EVP

GPM RE LP

By: GPM EMPIRE, LLC

Its: General Partner

By: /s/ Arie Kotler

Name: Arie Kotler

Title: CEO

By: /s/ Eyal Nuchamovitz

Name: Eyal Nuchamovitz

Title: EVP

GPM TERMINALS LP

By: GPM EMPIRE, LLC

Its: General Partner

By: /s/ Arie Kotler

Name: Arie Kotler

Title: CEO

By: /s/ Eyal Nuchamovitz

Name: Eyal Nuchamovitz

Title: EVP

GPM PETROLEUM, LLC

By: /s/ Arie Kotler

Name: Arie Kotler

Title: CEO

By: /s/ Eyal Nuchamovitz

Name: Eyal Nuchamovitz

Title: EVP

GPM TRANSPORTATION COMPANY, LLC

By: /s/ Arie Kotler

Name: Arie Kotler

Title: CEO

By: /s/ Eyal Nuchamovitz

Name: Eyal Nuchamovitz

Title: EVP

ARKO PETROLEUM CORP.

By: /s/ Arie Kotler

Name: Arie Kotler

Title: CEO

By: /s/ Maury Bricks

Name: Maury Bricks

Title: General Counsel